Exhibit 2

ENGINEERING, PROCUREMENT AND CONSTRUCTION MANAGEMENT AGREEMENT

01 NOVEMBER 2010

Between:

MINERA Y METALURGICA DEL BOLEO S.A. DE C.V.

AND

ICA FLUOR DANIEL, S. DE R.L. DE C.V.

Contract # 17-105A
Execution Version

46.0	Insurance	35
47.0	Not used	37
48.0	Limitation of EPCM Contractor’s Liability	37
49.0	Indemnification	38
50.0	Suspension of EPCM Services	39
51.0	Termination of Agreement and EPCM Services for Convenience	39
52.0	Termination of Agreement for Default	40
53.0	Obligations of EPCM Contractor on Termination	41
54.0	Force Majeure	42
55.0	Dispute Resolution	43
56.0	Defence of Actions	44
57.0	Confidentiality	45
58.0	Work Product	46
59.0	Intellectual Property Indemnity	47
60.0	Inventions and Improvements	48
61.0	Safety	48
62.0	Co-operation with MMB Contractors	49
63.0	Certificate of Mechanical Completion	50
64.0	Not used	50
65.0	Final Acceptance Certificate	50
66.0	Accounts and Records Right of Audit	51
67.0	Liens	51
68.0	Taxes	52
69.0	EPCM Contractor Parent Company Guaranty	52
70.0	Survival	53
71.0	Notices	53
72.0	Enurement	54
73.0	Governing Law	54
74.0	Entire Agreement	54
75.0	Counterparts	54
76.0	Compliance with Laws	54
77.0	Further Acts	54
78.0	Severability	55
79.0	Assignment	55
80.0	Financing of the Project	55
81.0	Environmental and Social Action Plan	57
82.0	Independent Contractor	57
83.0	Waiver	57

ENGINEERING, PROCUREMENT and

CONSTRUCTION MANAGEMENT AGREEMENT

THIS ENGINEERING PROCUREMENT CONSTRUCTION MANAGEMENT AGREEMENT (the “Agreement”) effective this 01 day of November, 2010 (the “Effective Date”)

BETWEEN:

MINERA Y METALURGICA DEL BOLEO S.A. DE C.V. a Mexican corporation with its principal place of business at Sinaloa No. 106 Desp. 301 y 501 Col. Roma Del. Cuauhtemoc 06700 Mexico D.F

(“MMB”)

AND:

ICA FLUOR DANIEL, S. DE R.L. DE C.V.

a Mexican limited partnership with its principal place of business located at

Viaducto Rio Becerra No. 27, Col. Nápoles 03810 México, D.F.

(the “EPCM Contractor”)

(hereinafter referred to as a “Party” and collectively the “Parties”)

WHEREAS

A.

MMB is undertaking the process mine development at the Boleo mine site in Baja California Sur, Mexico including all related Facilities, ancillary facilities and infrastructure at the Site as more fully described in Schedule ‘A’ hereto (the “Project”);

B.	The EPCM Contractor is in the business of performing and providing engineering, procurement and construction management services; and

C.

MMB wishes to retain the EPCM Contractor to provide and perform such engineering, procurement and construction management services as more fully described in the Scope of EPCM Services on the terms and conditions described in this Agreement (the “EPCM Services”);

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WITNESSES THAT in consideration of the mutual duties and responsibilities hereinafter set forth, and other good and valuable consideration, MMB and EPCM Contractor agree as follows:

1.0	Definitions and Interpretation

1.1	All terms which are capitalized in this Agreement shall have the following definitions and meanings:

Actual Final Cost

means the aggregate of the Reimbursable Costs, payments to Project Contractors and other cost items relating to the implementation of the Project as listed in the column headed "Total Cost" of the table set out in Schedule Q and excluding the Base Fee and the Incentive Fee.

Adjusting Event	Means

(a)

any re-performance of Defective Project Work by a Project Contractor save to the extent that if the EPCM Contractor had performed its obligations in accordance with Section 3.1, such Defective Project Work would have been expected to have been avoided;

(b)	any breach of the provisions of this Agreement by MMB or by any other wrongful act or omission on the part of MMB;

(c)	suspension of the EPCM Services pursuant to Section 50.1 of this Agreement;

(d)

MMB causing or directing an alteration, amendment, omission, disruption, addition or other variation to the EPCM Services, Project Work or to the Facilities including but not limited to by way of the issue by MMB of a Change Directive except where same is in consequence of Non-Compliant EPCM Services;

(e)	the occurrence of a Force Majeure Event provided that there has been full compliance with Section 54.2 of this Agreement;

(f)

any interference with or delay to the EPCM Services resulting from the activities of any MMB Contractor unless such delay or interference should have been avoided by the EPCM Contractor complying with its obligations in Section 62.0;

(g)

any action taken by a governmental authority having jurisdiction in respect of the Project and which is not action which the relevant governmental authority is entitled to take in response to any failure on the part of the EPCM Contractor and which action causes delay to, or increases in the cost of, the performance of the EPCM Services;

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(h)	the provision by the EPCM Contractor of assistance in any litigation commenced by MMB against any Project Contractor;

(i)

inspections required by MMB pursuant to Section 33 which are additional to those inspections and tests provided for in the Inspection Plan and which are not inspections or tests which reveal the existence of Non-Conforming EPCM Services;

(j)

any change in any law applicable to the performance of the EPCM Services or of any of the Project Contractor's obligations which causes a delay to, or increases the cost of, the performance of the EPCM Services or of the Project Contractor's obligations as the case may be;

(k)

the discovery of any unexpected subsurface conditions at the Site which conditions differ materially from those which might reasonably be foreseen by an experienced contractor in light of the report entitled "El Boleo Plant Site Soil and Foundation Report" Rev 1, prepared by AMEC E&E and dated 18th December 2008;

(l)	any variation in the actual cost of those items identified as provisional or undeveloped in the Open Book Estimate from the provisional sums included for those items in the Open Book Estimate.

(m)

any variation in the cost of any work or services from the amount identified for that work or services in the Open Book Estimate as a result of MMB's requirement pursuant to Section 80.5.2 that the relevant Project Contract be awarded to an alternative supplier to that proposed by the EPCM Contractor to ensure the level of Eligible Goods and Services is maximised.

Affiliate

means any person, partnership, joint venture, corporation or other form of enterprise (including direct and indirect parent and subsidiary companies), which directly or indirectly controls, is controlled by, or is under common control with, a Party hereto and each of such entities’ shareholders, joint venture or consortium members, partners and their respective directors, officers, employees, successors and assigns. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

Agency Agreement	means the agency agreement to be entered into between MMB and the EPCM Contractor in the form set out in Schedule P.

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Agreement

means this Engineering, Procurement and Construction Management (EPCM) Agreement together with any Schedules and attachments thereto and any written amendments to those documents made, from time to time, pursuant to this Agreement.

Appointed Representative	has the meaning given to the term in the Direct Agreement.

As-Built Drawings	means a final set of drawings documenting the actual ‘as-built’ locations of the components of the Project and changes to the original drawings and specifications.

Base Fee	REDACTED. This definition includes the negotiated base fee of the EPCM contractor.

Certificate of Mechanical Completion	means a certificate issued by MMB stating the date of Mechanical Completion and describing that Facility, or a subsection of the Facility or a System to which the certificate relates.

Change Directive	means a directive issued by MMB pursuant to Section 22.2 of this Agreement.

Change Order	means a document issued by MMB pursuant to Section 22.5 of this Agreement.

Collateral Agent	has the meaning given to the term in the Direct Agreement.

Commissioning Period	means that period following Mechanical Completion and ending at the First Feed during which systems are operated and adjusted with plant materials.

Confidential Information

means and includes all confidential or proprietary information including, without limitation, trade secrets, know-how, formulae, ideas, inventions (whether or not patentable), schematics, and other technical, business, financial, company and product development information and Data (whether or not reduced to writing), Intellectual Property that in each case is proprietary to the disclosing party or that is proprietary to a third party and in respect of which the disclosing party has rights of use or possession, including but not limited to third party products, the disclosing party’s plans, designs, drawings, processes, process maps, functional and technical requirements and specifications, which is disclosed or made available by the disclosing party to the receiving party pursuant to this Agreement and if disclosed orally, is orally identified at the time of disclosure or promptly thereafter in writing or electronically as confidential or proprietary; and does not include information that:

(i)	is in the public domain on the Effective Date or comes into the public domain after the Effective Date other than through the fault or negligence of the receiving party;

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(ii)	is lawfully obtained by the receiving party from a third party without breach of the conditions of this Agreement and otherwise not in violation of the disclosing party’s rights;
(iii)	is known to the receiving party at the time of disclosure as shown by its written records in existence at the time of disclosure;
(iv)

is independently developed by the receiving party, provided the receiving party can demonstrate that it did so without making any use of any confidential information or other information that the disclosing party disclosed in confidence to any third party; or

(v)

the disclosing Party is required to disclose pursuant to subpoena or other legal process, provided that the disclosing Party promptly notifies the other Party upon its receipt of any such legal process.

Contractor Representative	means the person or persons identified as the “Contractor’s Representative” in Section 16.1 of this Agreement.

Credit Agreement	means the documents and agreements entered into and to be entered into between MMB, certain Affiliates of MMB and the Financing Parties in relation to the financing of the Project.

Data	means and includes both a hard copy and originals of hard copy and electronically stored Digital Format of all Work Product.

Defective Project Work

means Project Work that MMB determines does not conform with the requirements of the Project Specifications or the Project Design Criteria and includes any Procurement Items that do not comply with the Project Specifications or Project Design Criteria.

Digital Format	means computer readable disks which contain information formatted as follows:

(a)	all drawings produced using Intergraph® microstation or Intergraph® PDS format;

(b)	specifications, manuals, and vendor manuals (if available) produced using Microsoft® Word 2003 or 2007 or Excel, PDF or Powerpoint;

(c)	schedules produced using WINDOWS® based PRIMAVERA®;

(d)	subject to Section 24.2, progress reports (in addition to any written progress reports) shall be quantified on S-curves and spreadsheets using Microsoft® Excel 2003 or 2007

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Direct Agreement	means the agreement substantially in the form attached hereto as Schedule ‘L’ and executed between EPCM Contractor, MMB and the Collateral Agent in respect of the Project.

Disallowed Costs	means any and all costs:

(a)	for which full documentary back-up in accordance with the terms of this Agreement is not provided by the EPCM Contractor when such documentary back- up is requested by MMB;

(b)	for resources not used for, or in connection with, the EPCM Services (allowing for reasonable utilization and productivity);

(c)	for material and equipment procured by the EPCM Contractor acting as the MMB’s agent which has not been authorised by MMB;

(d)	that are identified in this Agreement as being the responsibility of the EPCM Contractor;

(e)	in relation to the preparation for, and conduct of, any Dispute between MMB and the EPCM Contractor.

Dispute	means any dispute arising out of or in connection with this Agreement or the interpretation or breach thereof.

ECAs	means the export credit agencies providing financing support to the Project.

ECA Credit	means the loan or guarantee facilities provided by the ECAs under the Credit Agreements.

Eligible Goods and Services	means equipment, materials or services which qualify for financing support from ECAs under their respective financing regulations and content guidelines.

Environmental and Social Action Plan

means the plan attached hereto as Schedule ‘K’ to this Agreement (including the supporting documentation referenced in that plan and listed at the start of Schedule K) prepared by MMB in accordance with the Equator Principles, the IFC Performance Standards and the US-EXIM Environmental Requirements.

Environmental Requirements	means the requirements of the Environmental and Social Action Plan.

EPCM Contractor Parent Company Guaranty	means the form of EPCM Contractor Parent Company Guaranty attached as Schedule ‘O’ to this Agreement.

EPCM Contractor Intellectual Property

means Intellectual Property that is owned or controlled by the EPCM Contractor and developed and in existence prior to the Effective Date or that is developed by the EPCM Contractor during the performance of the EPCM Services based on that pre-existing Intellectual Property of the EPCM Contractor.

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EPCM Services

means the services rendered for the detailed engineering, the procurement of the Procurement Items and other services as the agent of MMB, the construction management of the Project Contractors, and the provision of support in relation to the pre-commissioning and start-up of the Facilities all as more fully described in the Scope of EPCM Services.

Equator Principles

means the statement of principles dated July 2006 developed by the World Bank and the International Finance Corporation and adopted by various banks and financial institutions worldwide in connection with determining, assessing and managing the social and environmental risks of projects.

Facilities	means those components of the Project for which the EPCM Contractor is responsible pursuant to the Scope of EPCM Services as described in Schedule ‘B’.

Final Acceptance	means that the Project has satisfied the preconditions to acceptance of the Project Work as provided for in Section 65.1 and as evidenced by MMB’s issue of a Final Acceptance Certificate.

Final Acceptance Certificate	means the certificate issued by MMB pursuant to Section 65.3 of this Agreement.

Final Acceptance Date	means the date of issuance of the Final Acceptance Certificate.

Financing Parties

means any entity or entities (including ECAs) providing financing or other risk guarantee or insurance cover in respect of the financing made available to MMB and including any agent, trustee or other nominee acting on those persons' behalf.

First Commercial Production	means when a commercially viable copper cathode product has first been produced by the Process Plant.

First Feed	means the introduction of all Process Plant materials necessary to achieve First Commercial Production.

Force Majeure Event

means an event beyond the reasonable control of the Party claiming relief from the consequences of the Force Majeure Event and which by the exercise of reasonable due diligence that Party is unable to prevent which prevents or hinders such Party from fulfilling its obligations and includes an act of God; an act of terrorism; an act or failure to act of any government or governmental agency in either its sovereign capacity; governmental restrictions or control on imports, exports or foreign exchange; freight embargoes; fire, floods, tidal waves, earthquakes, storms, slides, epidemics, quarantine restrictions; war declared or undeclared; revolution, riots, insurrections, hostilities, civil disturbances, strikes and other labour disputes. Lack of finances, or the inability of the EPCM Contractor to employ sufficiently qualified personnel for whatever reason (other than as a result of an event or circumstance which would itself by considered to be a Force Majeure Event), is not an event of Force Majeure.

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Force Majeure Notice	means written notice by either Party as required by Section 54.2 of this Agreement specifying that a Force Majeure Event has occurred

Freight Forwarder	means Rohde & Liesenfeld or such other freight forwarder or freight forwarders as designated by MMB.

Gross Negligence	means any act or failure to act which seriously and substantially deviates from a diligent course of action, and which is in reckless disregard of, or indifferent to, the harmful consequences thereof.

IFC Performance Standards

means the policy and performance standards on social and environmental sustainability as published by the International Finance Corporation on 6th March 2006 as such standards may be revised from time to time.

Incentive Fee	means the various bonus/penalty components set out hereto in Schedule ‘E’ of this Agreement.

Inspection Plan	means the plan setting out the inspections and tests applicable to the Project to be agreed by the EPCM Contractor and MMB.

Intellectual Property

means all right, claim and interest in any knowledge, idea, concept, process, work process, know-how, practice, formulae and design (including software design) prepared or developed by the EPCM Contractor or its subcontractors in connection with the EPCM Services and includes patents, copyrights, trademarks and software programs (excluding EPCM Contractor’s proprietary software) and licenses.

Key Personnel	means the personnel listed in Schedule “G” to this Agreement.

LIBOR

means, for any day on which clearing banks are customarily open for business in London, the London interbank fixing rate for 6-month US Dollar deposits, as quoted on Reuter's LIBOR page on that day or, if the Reuter's LIBOR page ceases to be available or both cease to quote such a rate, then as quoted in the London Financial Times, or if neither such source is available or ceases to quote such a rate, then such other source, publication or rate selected by the parties.

Material Change

means any single Adjusting Event that results in one or more of the following increases or decreases:

REDACTED. This definition includes the dollar figure of expenditures and number of billable man hours of an Adjusting Event.

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Mechanical Completion	means ‘Mechanical Completion’ as described in Schedule “F”.

Mechanical Completion Milestone	means the 'Milestone’ identified in the Project Schedule as the date on which Mechanical Completion is required to be achieved.

Milestone(s)

means key date identifying time frames for the performance and completion of certain major activities in respect of the EPCM Services and the Project Work as set out in the Project Schedule or added as a ‘milestone’ to the Project Schedule pursuant to Section 19.5 of this Agreement.

MMB Contractor(s)	means a contractor(s) engaged by MMB or by others engaged by MMB, to provide and perform services and/or work in connection with the Project other than a Project Contractor(s).

MMB Pre-Existing Intellectual Property	means all Intellectual Property that is owned or controlled by MMB and that was developed by MMB or MMB Contractors prior to the Effective Date.

Non-Conforming EPCM Services

means EPCM Services that do not conform with the requirements of this Agreement as are applicable to those services. The Parties acknowledge that the re-issue by the EPCM Contractor of design documentation as part of the design development process shall not be considered as Non-Conforming EPCM Services until any such design documentation has been issued by the EPCM Contractor in a form which is “approved for construction”.

Open Book Estimate

means the EPCM Contractor’s January 2010 estimate of the cost to MMB of completing the Project Work from the Effective Date through to the Final Acceptance Date and of the EPCM Services for the Project, together with a clear and comprehensive explanation of all elements, factors, assumptions, and data necessary to understand how the estimate was derived.

Performance Bond	has the meaning given in Section 15.1

Performance Tests

means the tests performed on the Process Plant to establish whether the design capacities in the Project Design Criteria in respect of copper, zinc and cobalt production have been achieved and/or are attainable with respect to ore and/ or solution throughput.

Pre-existing Contamination	means any hazardous or toxic substance or condition, which existed on the Site prior to the Effective Date or was, or continues to be, generated by MMB by its operation of the Facilities.

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Pre-commissioning Period

means a period of time commencing from the date on which construction of the Facilities is completed to the satisfaction of MMB, as indicated by the initiation of pre commission activities and ending at Mechanical Completion as further defined in Schedule F – Mechanical Completion but without introducing feedstock into the plant.

Prior Completed Work	means the design, budgeting, procurement and construction work and services that have been performed and provided by others prior to the Effective Date.

Process Design	means the process engineering package completed in January 2008, by the Process Designer with subsequent modifications thereto approved by MMB and as delivered to EPCM Contractor.

Process Designer	means Bateman Engineering PTY of Milton, Queensland Australia.

Process Guarantees	means any guarantees and bonus/penalty arrangements provided by Bateman Litwin; FLSmidth and SNC Fenco in respect of their respective design packages.

Process Plant	means the metallurgical facility that processes the raw ore into finished products (ie copper and cobalt cathode and zinc sulfate.)

Procurement Items	means materials, equipment, systems, components structures and other items purchased for the Project by the EPCM Contractor acting as MMB’s agent as part of the EPCM Services.

Project	means the process mine development in Baja, California, Sur Mexico as more fully described in Schedule ‘A’ to this Agreement.

Project Contract	means any contract between MMB and a Project Contractor.

Project Contractor(s)

means a contractor(s) engaged by MMB or by the EPCM Contractor as agent for MMB to provide and perform services and/or work in connection with the Project including Bateman Litwin, FLSmidth and SNC Fenco and which contractor(s) the EPCM Contractor is responsible for managing as agent as part of the Scope of EPCM Services and does not include any MMB Contractor(s).

Project Design Criteria	means the “Project Design Criteria” attached as Schedule ‘I’ to this Agreement.

Project Schedule	means the schedule for the carrying out of all activities in respect of the Project including the activities of the EPCM Contractor and the Project Contractors as set out in Schedule C.

Project Specifications	means the “Project Specifications” attached as Schedule ‘J’ to this Agreement.

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Project Work	means the services and work to be provided and performed by the Project Contractors.

Punch List Items

means the itemization of incomplete items which do not prevent the safe operation of the Facilities as determined bythe EPCM Contractor and MMB prior to Mechanical Completion that are not required to be completed for Mechanical Completion to be achieved, but are required to be completed prior to Final Acceptance.

Reimbursable Costs	Means the Reimbursable Costs set forth in Schedule D but excludes Disallowed Costs.

Schedule(s)	means the following schedules attached and forming part of this Agreement:

	Schedule ‘A’	–	Description of Project
	Schedule ‘B’	–	Scope of EPCM Services
	Schedule ‘C’	–	Project Schedule
	Schedule ‘D’	–	Reimbursable Costs
	Schedule ‘E’	–	Incentive Fee
	Schedule ‘F’	–	Mechanical Completion
	Schedule ‘G’	–	Key Personnel
	Schedule ‘H’	–	NOT USED
	Schedule ‘I’	–	Project Design Criteria
	Schedule ‘J’	–	Project Specifications
	Schedule ‘K’	–	Environmental Social Action Plan
	Schedule ‘L’	–	Direct Agreement
	Schedule ‘M’	–	Performance Bond
	Schedule ‘N’	–	Progress Reports
	Schedule ‘O’	–	EPCM Contractor Parent Company Guaranty
	Schedule 'P'		Agency Agreement
	Schedule 'Q'		Initial Target Price
	Schedule "R"		Project Work Site Map

Scope of EPCM Services	means the detailed EPCM Services that are described in Schedule ‘B’.

Senior Management	means one or more executives of a Party holding the position equivalent to a vice-president (or higher) whose primary responsibility does not relate to the Project.

Senior Supervisory Personnel

means Project Director (S. Andrew Sass), Project Manager (Eduardo Baran), Procurement Manager (Jorge Martinez) Jim Lommen (Lead Process Engineer) or their replacements and other personnel or officers of the EPCM Contractor occupying more senior positions than these three individuals.

Site

means that part of the land on which the Facilities are to be constructed and such land adjacent, or appurtenant, thereto as is reasonably necessary for the carrying out of the Project Work all as identified in the plan set out in Schedule R.

Standard of Care

means the degree of skill, diligence, prudence, foresight, and the application of engineering practices, methods, techniques and standards that would reasonably and ordinarily be expected of a skilled and experienced engineering and construction management contractor providing services to the international mining industry of a similar nature, size and complexity as the EPCM Services.

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Systems

means each of the systems which together comprise the Project including but not limited to the administrative building, the copper circuit, the cobalt/zinc circuit, the stockpile as set out in the commissioning and start up plan.

Target Price	means the sum set out in Schedule Q as such sum may be adjusted from time to time in accordance with the provisions of this Agreement but excluding the Base Fee and the Incentive Fee.

US-EXIM Environmental Requirements

means the requirements imposed by US-EXIM in relation to the environmental and social aspects of any project to be financed by US-EXIM as set out the Environmental Procedures and Guidelines of US-EXIM as in effect at the date of this Agreement.

Warranty Period	means that period ending 18 months from Mechanical Completion of the Project or the termination of the Agreement whichever shall occur first.

Wilful Misconduct

means an intentional act or failure to act in which was intended to cause or which was in reckless disregard of or wanton indifference to the consequences of such act or failure but does not include any error of judgment or mistake made in good faith.

Work Product

means all drawings, plans, models, designs, reports, specifications, calculations, back-up calculations, Data, information, recommendations and other documents and electronic media, and all concepts, methods, products and processes prepared or produced by or at the direction of EPCM Contractor directly in connection with the performance of the EPCM Services including any Intellectual Property in the same excluding EPCM Contractor Intellectual Property.

Working Day	means a day other than a Saturday, Sunday or a statutory holiday in Mexico or British Columbia.

1.2	Unless otherwise defined in this Agreement, the words and phrases used herein shall be interpreted in a manner consistent with engineering and design industry standards.

1.3

Headings used in this Agreement and Schedules have been inserted for convenience and reference only and do not constitute a part of either this Agreement or the Schedules and shall be disregarded for purposes of construing the language in this Agreement and the Schedules.

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2.0	EPCM Contractor’s Representations

2.1	The EPCM Contractor represents and warrants that as at the Effective Date the EPCM Contractor:

2.1.1	has the knowledge, competence, and experience, including experience in Mexico, to fully and properly provide and perform the EPCM Services;

2.1.2

has all necessary capacity, resources (including management and financial resource) and competent personnel, experienced on projects of a similar and scope nature to the Project in locations similar to the location of the Project in order to fully and properly perform the EPCM Services;

2.1.3	is duly incorporated under the laws of the jurisdiction of its incorporation;

2.1.4	is authorized to do business in the jurisdictions in which it will perform the EPCM Services; and

2.1.5	is duly authorized, and has taken all necessary corporate action, to execute this Agreement.

2.2	The EPCM Contractor further represents and warrants to MMB that as at the Effective Date:

2.2.1	All payments due to the EPCM Contractor in respect of any EPCM Services performed prior to the Effective Date have been made by MMB to the EPCM Contractor.

2.2.2

there are no proceedings, investigations or claims now pending or, to its knowledge, threatened, before any court or arbitrator or before any governmental authority which, individually or in the aggregate, if determined adversely to the interests of the EPCM Contractor, could affect its legal, commercial or financial capability to fulfil its obligations under this Agreement; and

2.2.3

the EPCM Contractor and CICASA and Fluor Corporation being the two providers of the EPCM Contractor Parent Company Guarantys are financially solvent and possessed of sufficient working capital to complete the EPCM Services and perform all obligations under this EPCM Agreement.

2.3	The EPCM Contractor acknowledges and agrees that the representations in Section 2.1 and 2.2 above are material inducements on which MMB has relied in awarding this Agreement to the EPCM Contractor.

2.4

In the event that at any time after the Effective Date any of the representations or warranties as set out in Sections 2.1 and 2.2 would no longer be true if any such representation or warranty were to be repeated at that time, then the EPCM Contractor shall notify MMB of this circumstance.

3.0	EPCM Services

3.1	The EPCM Contractor shall perform the EPCM Services and ensure that Project Work is provided and performed in each case in accordance with and subject to:

3.1.1	the terms and conditions of this Agreement including the Schedules hereto;

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3.1.2	all applicable laws, rules, regulations, by-laws, approvals, licences, concessions and building codes;

3.1.3	all applicable safety standards and requirements;

3.1.4	all project safety manuals issued by MMB from time to time;

3.1.5	the Standard of Care;

3.1.6	project procedures manuals issued by MMB from time to time; and

3.1.7	the Environmental and Social Action Plan.

3.2

In providing and performing the EPCM Services and administering the Project Work, the EPCM Contractor shall ensure the full and seamless integration of the requirements of documents listed in Section 3.1 above.

3.3

The EPCM Contractor shall, subject to the terms of the Agency Agreement, carry out the Services so as not to put MMB in breach of any Project Contract or the contracts entered into by MMB with Bateman Litwin, FLSmidth and SNC Fenco.

3.4

The EPCM Contractor acknowledges and agrees that the EPCM Services include all tasks that are in the same general nature of the Scope of EPCM Services and which are reasonably necessary in order to complete the Project in accordance with the Project Design Criteria and the Project Specifications even though such tasks are not expressly described therein and the EPCM Contractor shall provide and perform such tasks as part of the EPCM Services.

3.5	The provisions of this Agreement shall apply to any EPCM Services whether carried out before or after the Effective Date.

4.0	Additional Services

4.1

MMB may, by Change Order, request that the EPCM Contractor performs additional services that are consistent in nature with the Scope of EPCM Services but that are not expressly described in the Scope of Services (or are otherwise the responsibility of the EPCM Contractor pursuant to Section 3.3) and the EPCM Contractor shall prior to the issue of a Change Order provide and perform such services if requested by MMB under the terms of this Agreement.

5.0	Limits on the EPCM Contractor’s Responsibility under this Agreement

5.1	The EPCM Contractor shall not be responsible for:

5.1.1	the negligent acts, Wilful Misconduct, Gross Negligence, errors or omissions of MMB or of their employees or agents; or

5.1.2

the negligent acts, Wilful Misconduct, Gross Negligence, errors or omissions of any Project Contractors or any of their respective employees, contractors, subcontractors or agents unless the same were caused by a failure of the EPCM Contractor to comply with its obligations and in which case this Clause 5.1 shall not relieve the EPCM Contractor from any liability which it would otherwise have under the terms of this Agreement (including any limitation of liability);

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5.1.3	any part of the Process Design or the achievement of the Process Guarantees; and

5.1.4

the accuracy and completeness of any information provided by or through MMB, by MMB Contractors or by other third parties for whom the EPCM Contractor is not responsible according to the Scope of EPCM Services and shall be entitled to rely on the accuracy and completeness of the same.

5.2	Wherever in this Agreement the EPCM Contractor is obliged to ensure that:

5.2.1	the Project Contractors perform in a particular manner; or

5.2.2	the Project Works are to be carried out in a particular manner or achieve a specific result; or

5.2.3	the Project Contractors or Project Work is administered, integrated, performed, managed, coordinated, overseen, or provided in a particular way,

MMB agrees that the EPCM Contractor’s obligation shall not be an absolute obligation but, instead an obligation, to be carried out in accordance with the Standard of Care applicable to the Services, to use all reasonable endeavours to meet the relevant obligation including enforcing (short of the commencement of litigation) the terms of any Project Contract on behalf of MMB.

6.0	NOT USED

7.0	Compensation for the EPCM Services

7.1

Compensation for the Scope of EPCM Services shall consist of the reimbursement of Reimbursable Costs incurred by the EPCM Contractor in the performance of the Scope of EPCM Services the payment of the Base Fee and the Incentive Fee components paid in accordance with the terms of this Agreement.

8.0	Incentive Fees

8.1	The Incentive Fee shall be determined in accordance with Schedule ‘E’ to this Agreement.

9.0	Invoicing

9.1	Not used.

9.2	During the performance of the EPCM Services, no later than the 15th day of each month the EPCM Contractor shall submit to MMB an invoice made up of

(a)

the Reimbursable Costs which are estimated by the EPCM Contractor to be incurred by the EPCM Contractor during the next month, as adjusted to reflect a reconciliation of the estimated Reimbursable Costs paid for the previous month versus the actual Reimbursable Costs incurred by the EPCM Contractor during that month; and

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(b)	that portion of the Base Fee that reflects the actual cost incurred by MMB in the previous month.

9.3

The invoice in Section 9.2 shall be accompanied by a detailed calculation of the estimated labor compensation of personnel, with position, rate and estimated man hours and by a reconciliation statement prepared in a form reasonably acceptable to MMB showing a complete statement of actual Reimbursable Costs incurred during the previous month and supported by records evidencing the actual Reimbursable Costs incurred.

10.0	Payments

10.1

Subject to Section 10.3 below, amounts properly invoiced and owing under the Agreement shall be payable by MMB to the EPCM Contractor no later than 15 days after MMB has received such invoices and all documentation required under this Agreement

10.2

Where there is a good faith dispute regarding the amount of any invoice, that portion of the amount which is not in dispute shall be paid by MMB in accordance with Section 10.1 and without the need for the EPCM Contractor to first issue a revised invoice. MMB shall provide, within 15 calendar days after MMB has received the invoice the EPCM Contractor, a written explanation for the basis for withholding payment of an amount invoiced but not paid by MMB. Any portion of any payment that is under dispute shall be paid within 15 calendar days after resolution of the dispute and submission of a revised invoice.

10.3

MMB, from time to time and at any time, may revise and/or make corrections to any amounts previously paid to the EPCM Contractor on account of the EPCM Services to address any previous payment which it is agreed or determined was not due under this Agreement.

10.4	Payments due to vendors in respect of Procurement Items and to Project Contractors shall be paid directly by MMB.

11.0	Interest on Late Payments

11.1	REDACTED. This term includes interest rates and payment terms that have been negotiated.

11.2	The payment of interest shall not exercise or cure any default or delay in the payment of any overdue amount.

12.0	Currency of Payments

12.1

Payments to be made to the EPCM Contractor will be invoiced in the currency in which they are incurred by the EPCM Contractor. Invoices billed in US dollars will be paid in US dollars. Invoices billed in any Mexican pesos or such other currency as agreed by MMB, will be paid in such currency.

13.0	Final Payment

13.1

After the Final Acceptance Date, the resolution of outstanding Disputes and the delivery of all documentation, As-Built Drawings, lien discharges and releases, warranty assignments and other matters required by this Agreement, MMB shall pay to the EPCM Contractor any balance due under this Agreement. Such final payment and acceptance thereof does not waive EPCM Contractor’s warranties, or its obligations in respect of the enforcement of any claims of MMB in respect of Defective Project Work, or the various indemnity obligations of the Parties provided for herein.

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14.0	Rebates and Commissions

14.1

All rebates and commissions shall be for MMB’s benefit and the EPCM Contractor shall remit to MMB any commissions, rebates or other direct or indirect payments received by the EPCM Contractor in connection with the EPCM Services, the Project Work or this Agreement, including without limiting the foregoing any rebates and commissions in connection with the purchase and sale of Procurement Items.

15.0	Performance Bond

15.1	REDACTED. This section detail the amount of the Performance Bond and terms associated with adjustment of such Performance Bond.

15.2	REDACTED. This section details how MMB may recover under the Performance Bond.

15.3	REDACTED. This section details reduction provisions to the Performance Bond.

15.4	Subject to the satisfaction of any prior claims made under the Performance Bond, the Performance Bond shall be released upon the expiry of the Warranty Period.

16.0	Representatives

16.1

At all times during the performance of the EPCM Services, the EPCM Contractor shall be represented by a competent full time Contractor Representative who will have authority to represent the EPCM Contractor in all matters pertaining to the EPCM Services and the Agreement.

16.2

The Parties acknowledge the Contractor Representative at the Effective Date is the Project Director, Andrew Sass. The EPCM Contractor shall not change the Contractor Representative without prior written notice to MMB.

16.3	All notices, determinations, clarifications, instructions and other communications given to the Contractor Representative shall be deemed to be given to the EPCM Contractor.

16.4

At all times during the performance of the EPCM Services, MMB shall be represented by a competent full time representative (the "MMB Representative") who will have authority to represent MMB in all matters pertaining to the Agreement. The Parties acknowledge the MMB Representative at the Effective Date is Mike Shaw.

16.5	MMB shall not change the MMB Representative without prior written notice to EPCM Contractor.

16.6	All notices, determinations, clarifications, instructions and other communications given to the MMB Representative shall be considered to be given to MMB.

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17.0	Personnel

17.1	The EPCM Contractor shall at all times provide sufficient, competent and qualified personnel to perform the EPCM Services in accordance with this Agreement.

17.2

If the EPCM Contractor is unable or unwilling to provide sufficient, competent and qualified staff as required, MMB, at any time, and from time to time, may supplement the EPCM Contractor’s personnel who are providing and performing the EPCM Services by the secondment to the EPCM Contractor of MMB’s own personnel. Any seconded personnel shall carry out their assigned duties under the EPCM Contractor’s control and the EPCM Contractor shall be responsible for such personnel as if they were its direct employees. If MMB seconds to the EPCM Contractor such supplementary personnel, such secondment shall not be construed as establishing or implying a relationship of employer and employee between the EPCM Contractor and MMB’s personnel.

17.3

The EPCM Contractor shall, at the written request of MMB, promptly direct the removal from the Project or from the participation in any aspect of the EPCM Services, of any personnel employed by or working under the EPCM Contractor, or any subcontractor, that MMB, on reasonable grounds, determines are incompetent; dishonest, uncooperative, unable to work harmoniously with any of MMB’s employees or contractors and consultants; fail to comply with any Project procedures or safety manuals issued by MMB; or otherwise, or are unfit or unsuitable for work (including, but not limited to, by reason of the use of alcohol or drugs).

17.4

Each Party shall not, and shall procure that its affiliates shall not, at any time directly or indirectly induce or attempt to induce any of the other Party's staff to leave the employment of the other Party without the prior written approval of the other Party.

18.0	Key Personnel

18.1

The EPCM Contractor shall not, during the performance of the EPCM Services, remove or reassign Key Personnel away from the Project before the scheduled expiry of the deployment of the relevant Key Personnel as specified in Schedule G or such other time as may be agreed by the Parties, without MMB’s prior written approval so long as the said Key Personnel remain in the employment of EPCM Contractor or its Affiliates.

18.2	REDACTED. This term provides specific on liquidated damages associated with key personnel.

18.3	MMB may deduct such liquidated damages from any and all amounts due or be coming due to the EPCM Contractor in addition to all other deductions, holdbacks and retentions permitted by this Agreement.

18.4	Not used.

18.5

The EPCM Contractor’s potential liability to pay liquidated damage pursuant to Section 18.2 shall expire upon the EPCM Contractor’s completion of the EPCM Services or termination of this Agreement whichever is the earlier. For greater certainty, EPCM Contractor’s obligations in respect of the payment of liquidated damages shall not continue during the Warranty Period.

18.6	Removal of Key Personnel due to:

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18.6.1	long term and serious illness/injury which prohibits the Key Personnel from performing the EPCM Services;

18.6.2	maternity or paternity leave or compassionate leave;

18.6.3	an employee’s voluntary retirement;

18.6.4	an employee’s voluntary resignation of employment with the EPCM Contractor;

18.6.5

any suspension of the EPCM Services, including for an event of Force Majeure, of a duration of more than 60 calendar days and except where the suspension is as a result of the EPCM Contractor being in breach of this Agreement;

18.6.6	where the EPCM Contractor has reassigned its Key Personnel with MMB’s prior written consent;

18.6.7	termination of an employee for cause; and

18.6.8	any request by MMB for the removal or replacement of any Key Personnel,

shall not be a breach of this Agreement and shall not require the EPCM Contractor to pay any liquidated damages pursuant to Section 18.2.

18.7

In the event that any Key Personnel are removed, or reassigned including for the reasons contemplated in Section 18.6, the EPCM Contractor shall promptly replace such Key Personnel. All replacement or new personnel must be approved in writing in advance by MMB, and such approval will not be unreasonably withheld.

18.8	The EPCM Contractor shall not demobilize the Key Personnel committed to the EPCM Services without obtaining MMB’s prior written approval.

19.0	Project Schedule

19.1	NOT USED.

19.2

The EPCM Contractor shall perform the EPCM Services in accordance with the Project Schedule and, shall acting as MMB’s agent manage and coordinate the services and work of all Project Contractors to ensure that the Project Work is provided and performed in accordance with Project Schedule. Without prejudice to the Incentive Fee applicable to the achievement of the Project Schedule, this Section 19.2 shall not be interpreted as a guarantee by the EPCM Contractor of the achievement of the Project Schedule.

19.3

The EPCM Contractor shall be responsible for monitoring and reporting on the performance of the EPCM Contractor and the Project Contractors in respect of the Project Schedule and shall identify and inform MMB, in writing, of any actual or potential delays in meeting the Project Schedule by the EPCM Contractor and/or the Project Contractors as soon as reasonably possible after such actual or potential delays become known to the EPCM Contractor.

19.4

The EPCM Contractor shall monitor the progress of the Project Works and shall identify and notify MMB, in writing, of any indications that the EPCM Contractor or the Project Contractors are failing to maintain or are likely to fail to maintain the Project Schedule as soon as reasonably possible upon becoming aware of the same.

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19.5

To the extent that the time frames and ‘milestones’ for the various portions or divisions of the EPCM Services and the Project Work are not already set out in the Project Schedule then such time frames and ‘milestones’ shall be added to the Project Schedule as part of the agreement on the Target Price and the Project Schedule. Thereafter such agreed dates shall constitute Milestones as if they were included in the Project Schedule from the outset.

19.6

If at any time, and from time to time, MMB acting reasonably determines that the EPCM Contractor or the Project Contractors are failing to maintain the Project Schedule then MMB may direct the EPCM Contractor to take such reasonable steps as may be determined by MMB to recover any delay and to maintain the Project Schedule and the EPCM Contractor shall comply with all such directions and cause compliance of the same by the Project Contractors and where such failure is attributable to the failure of the EPCM Contractor to carry out its obligations in accordance with Section 3.1 without any adjustment to the Target Price or the Project Schedule.

19.7	If the EPCM Contractor fails to comply with MMB’s directions pursuant to Section 19.6 then MMB may:

19.7.1

on 15 calendar days written notice, delete from the Scope of EPCM Services any part of the EPCM Services and in MMB’s discretion have such EPCM Services provided and performed by another service provider and the EPCM Contractor will cooperate with such other service provider in order to effect and achieve an orderly and timely transfer of work and responsibilities; and

19.7.2

take the responsibility for Project Schedule compliance of any Project Contractor away from the EPCM Contractor and take whatever steps that MMB considers necessary vis a vis the Project Contractor, including, without limiting the foregoing, making changes in the work or services to be provided by the Project Contractor, terminating all or part of the Project Contractor’s work or services, and/or the Project Contract and taking any other steps or actions that MMB, acting in its sole discretion, considers necessary or advisable.

20.0	Early Warning of Target Price Deviations and Project Schedule Delay

20.1

As part of the Parties’ regular progress reporting, the EPCM Contractor or MMB (as the case may be) shall give written notice (“Early Warning Notice”) of any matter that could or might reasonably be expected to, adversely affect the Project Schedule or result in deviations from the Target Price.

20.2

Following the issuance of an Early Warning Notice, either Party shall be entitled, upon giving the other Party 3 Working Days’ written notice call a meeting (an “Early Warning Meeting”). The Contractor’s Representative and a representative of MMB shall attend all Early Warning Meetings. Meetings may be in person or by telephone or by video conference

20.3	At an Early Warning Meeting the Parties shall:

20.3.1	co-operate in making and considering proposals which aim to avoid, alleviate or reduce the effect of the subject matter of the Early Warning Notice: and

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20.3.2	determine the actions required to be undertaken by either or both Parties to implement any agreed decisions to avoid or mitigate Project Schedule delay or deviations from the Target Price.

20.4

The EPCM Contractor shall record the proposals considered and the decisions made at the Early Warning Meeting and shall issue a copy of such record to MMB for approval within 5 calendar days thereof and on receipt of MMB’s approval, shall forthwith implement the actions required by MMB.

21.0	Adjustment Claims

21.1	The EPCM Contractor may, not later than 30 calendar days after becoming aware of the occurrence of any Adjusting Event that would be a Material Change, in writing, request adjustments to

21.1.1	the Project Schedule; and
21.1.2	the Target Price.

21.2

The EPCM Contractor waives any right to claim for an adjustment to the Project Schedule or Target Price as a result of an Adjusting Event that does not result in a Material Change or as a result of any Adjusting Event in respect of which amendments are only requested by the EPCM Contractor after the period specified in Section 21.1 above.

21.3

In making any adjustment claim, the EPCM Contractor shall provide details of the alleged Adjusting Event adjustment, the direct effect and anticipated ramifications of the event on the Project Schedule, the Target Price, the steps taken by the EPCM Contractor to minimize the negative effects of the event and all other facts on which the claim is based.

21.4

MMB shall consider any claim for the adjustment of the Project Schedule and/or Target Price as soon as reasonably practicable but no later than 10 calendar days from the date of receipt of the EPCM Contractor’s submittal together with all information that is reasonably necessary to evaluate the claim and may require the EPCM Contractor to supply further information in respect of the request.

21.5

Within 10 calendar days after the receipt of all of the information that is reasonably necessary to evaluate the claim, MMB shall notify the EPCM Contractor of the adjustment if any, of the Project Schedule and/or the Target Price, as the case may be, resulting from the Adjusting Event. In determining any adjustment MMB shall take into consideration the disruptive and cumulative effects, if any of the Adjusting Event and any reasonable change in the manner in which the EPCM Services are to be provided or in which the Project Work is to be performed which could obviate in whole or in part any negative effects on the EPCM Services and the Project Work of the Adjusting Event.

21.6

Unless and until MMB has adjusted the Project Schedule and/or the Target Price by a Change Order, the EPCM Contractor shall not be relieved from its obligations under this Agreement in respect of the Scope of the EPCM Services that applied prior to such Change Order.

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22.0	Changes in the EPCM Services

22.1

The EPCM Contractor acknowledges and agrees that flowsheets, design criteria and other information that are provided by MMB and MMB Contractors as final specific requirements or recommendations are not necessarily changes to the Scope of EPCM Services. Revisions and alterations in the Facilities resulting from value engineering and other studies or from the EPCM Contractor’s recommendations in the course of performing the EPCM Services and Change Directives issued by MMB shall not be deemed a change in the Scope of EPCM Services.

22.2	MMB, at any time and from time to time, may alter, delete or add to the EPCM Services within the general scope of the same by providing a written directive to the EPCM Contractor.

22.3

The EPCM Contractor may propose changes by advising MMB in writing that in the EPCM Contractor’s opinion a change is necessary. If MMB agrees, it shall so advise the EPCM Contractor and, thereafter, the change shall be handled as if initiated by MMB.

22.4

Upon receipt by the EPCM Contractor of a Change Directive pursuant to Section 22.2 above, EPCM Contractor shall proceed with, and diligently perform, any services that are the subject of a Change Directive or, in the case of deleted EPCM Services, shall cooperate with such other service provider(s) in order to effect and achieve an orderly and timely transfer of work and responsibilities.

22.5

As soon as practical after receiving a Change Directive indicating any alteration, deletion or addition to the EPCM Services, the EPCM Contractor shall prepare and deliver to MMB a Change Order for written acceptance. Such Change Order shall indicate any change in the Project Schedule and EPCM Contractor’s estimate of the change in the compensation resulting from the Change Directive. In the case of a deletion of any portion of the EPCM Services, the EPCM Contractor’s estimate will include, without limitation, the EPCM Contractor’s reasonable demobilization and cancellation costs (inclusive of any and all cancellation costs related to leasing and furnishing office space, including all related leasehold improvement costs) arising directly from the deletion of the EPCM Services but will exclude indirect costs, consequential damages or anticipated loss of profits of the EPCM Contractor and MMB shall not be responsible for any indirect costs, consequential damages or anticipated loss of profits of the EPCM Contractor as a result of a Change Directive.

22.6	Not used.

22.7

MMB shall indicate any disagreement in respect of a Change Order, delivered to MMB pursuant to Section 25.5, in writing, within 30 calendar days of receiving the same. The EPCM Contractor shall not delay or refuse to perform any work or services that are the subject matter of a disputed Change Order or Change Directive, until such dispute has been resolved provided that the EPCM Contractor is being paid for the relevant services which are the subject of such disputed Change Order. The EPCM Contractor’s compliance with any unaccepted Change Order or Change Directive shall not prejudice the EPCM Contractor’s right to dispute the Change Directive or Change Order at a later time.

22.8

The Change Order is effective on the earlier of the date that it is executed by both parties or, if MMB does not dispute the Change Order, within 7 calendar days of MMB receiving the same in accordance with Section 22.5.

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22.9

The EPCM Contractor shall keep accurate records regarding cost of the Change Directive and Change Order and the impact associated with any Change Directive and Change Order on the Target Price and Project Schedule.

22.10

In case of disagreement between the Parties in respect of any Change Directive or Change Order, the relevant scope, remuneration and/or time adjustment shall be determined in accordance with Section 55.0 hereof.

22.11

All claims for reimbursement of Reimbursable Costs or the Base Fee resulting from a Change Order shall be supported by time sheets with the time charged for the changes and extra work and services required by the Change Order separately and specifically identified, and invoices for outside services, equipment or materials.

23.0	Proper Licensing

23.1

The EPCM Contractor shall obtain and at all times maintain, all relevant licenses required by any applicable law, regulation or order to perform all of the EPCM Services and shall ensure that its agents, representatives, and the Project Contractors are properly licensed to perform all applicable portions of the EPCM Services or the Project Work, as applicable.

23.2

Without prejudice to the generality of Section 23.1 the EPCM Contractor shall ensure that all personnel providing and performing the EPCM Services are properly qualified and licensed to perform the relevant EPCM Services or are appropriately supervised by properly qualified and licensed personnel as required by local laws, by laws and regulations.

24.0	Progress Reports

24.1	The EPCM Contractor shall provide progress reports every month in the form described in Schedule ‘N’ as reasonably directed by MMB.

24.2

The activity descriptions, level of detail and all other progress report format issues shall be as reasonably required by MMB from time to time to the extent not specified in the form of report described in Schedule "N".

25.0	Care Custody and Control of the Site

25.1

From the Effective Date the EPCM Contractor shall be responsible for the care, custody and control of the Site (including the Prior Completed Work, the Facilities, the Procurement Items and any other machinery, tools, materials or property at or to be delivered to the Site to be used in constructing and commissioning the Project) until transfer of the care, custody and control of the same to MMB pursuant to Section 25.2. In the event of any damage occurring to the Prior Completed Work, the Facilities, the Procurement Items and any other machinery, tools, material or property on the Site, in each case for which the EPCM Contractor has care, custody and control then the EPCM Contractor shall prepare the relevant insurance claim and shall rectify such damage. The EPCM Contractor shall be reimbursed for the costs of such rectification save to the extent that the relevant damage is the fault (including negligence) of the EPCM Contractor and in which case the EPCM Contractor shall be responsible for the costs of rectification up to US$100,000 in respect of any one event. EPCM Contractor shall not be obligated to perform any rectification work pursuant to Section 25.1 until such time that it receives the proceeds of any insurance claim or EPCM Contractor is otherwise satisfied acting reasonably that such insurance proceeds or other payments will be received by the EPCM Contractor following its completion of the relevant rectification work.

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25.2

Following Mechanical Completion of each System care, custody and control of that System shall be transferred to MMB with the EPCM Contractor retaining responsibility for those parts of the Site not transferred. Following Mechanical Completion of the Project, care custody and control of the Site to the extent not already transferred to MMB shall transfer to MMB. Any Punch List Items identified as a precondition to Mechanical Completion of that System shall include general and specific instructions as to how the transfer of care, custody and control of the Facilities or any portion thereof to MMB may be affected as a result of those Punch List Items.

25.3

If requested to do so by MMB the EPCM Contractor shall in the event of any damage to any System in respect of which care, custody and control has transferred to MMB and prior to Mechanical Completion of the Project provide reasonable assistance to MMB in the management of the repair of that damage and the preparation of the relevant insurance claim.

26.0	Commissioning Period

26.1

The Commissioning Period shall commence on a mutually agreeable date as soon as practical following Mechanical Completion but no later than thirty (30) calendar days after the Mechanical Completion Milestone has been achieved and after the care, custody and control of each of the Facilities contemplated by this Agreement has been effectively transferred to MMB in accordance with Section 25.2 and shall continue until First Feed.

27.0	Engineering Services

27.1

The EPCM Contractor shall apply its independent professional judgment to all matters involving the engineering services component of the EPCM in accordance with the Standard of Care and in accordance with the requirements of this Agreement.

28.0	Procurement Service

28.1

Subject to the provisions of this Agreement, the EPCM Contractor shall have the limited authority to act as MMB’s agent as notified to the EPCM contractor by MMB from time to time for the purposes of the procurement of Procurement Items and services and the selection, appointment and management of Project Contractors includes, without limitation, the placing and administration of purchase orders, procurement contracts and Project Contracts as well as inspection and expediting of Procurement Items, arranging for transport and delivery, and the resolution of technical problems relating to the Procurement Items.

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28.2

In acting as MMB’s agent for the purposes of Section 28.1 above, the EPCM Contractor shall be indemnified by MMB in accordance with the terms of the Agency Agreement and shall have all of the duties prescribed by law in respect of an agent to its principal, including fiduciary duties, and in addition shall:

28.2.1	advise MMB on a procurement strategy, including scheduling the purchase of Procurement Items and assist MMB to implement the same;

28.2.2	source and prepare comprehensive invitations to tender for vendors and suppliers;

28.2.3

cooperate and exchange information with the freight forwarder in respect of the arrangements for transport, insurance and delivery, expediting and all other aspects of the procurement of Procurement Items;

28.2.4	with the prior written approval of MMB, award contracts for the purchase of Procurement Items as MMB’s agent;

28.2.5	prepare written recommendations regarding Procurement Items and other equipment, materials and services to be procured by the EPCM Contractor from Project Contractors as part of the EPCM Services;

28.2.6

verify that Project Contractors have the necessary competence, experience, resources and personnel necessary to provide and perform under their respective Project Contracts before recommending the same to MMB for acceptance;

28.2.7	ensure that Project Contractors provide sufficient and proper access and facilities for inspections and testing of Procured Items by MMB and its designates;

28.2.8

on MMB’s behalf, use its reasonable efforts to negotiate Project Contracts (except those to be entered into with SNC Fenco, Bateman Litwin and FLSmidth) that are fixed price contracts on terms acceptable to MMB and that contain, in addition, a requirement for bank guarantees and retention provisions where required by MMB, rights of assignment by MMB, rights of termination of the Project Contracts, with or without cause by MMB, unencumbered inspection rights by MMB and its designates, and provisions regarding the vesting of ownership in any Procurement Items and Project Work including any intellectual property rights in respect of the Project Work to MMB;

28.2.9	use only forms of purchase orders that are approved in advance by MMB; and

28.2.10

not proceed with the procurement of Procurement Items beyond preparing a written recommendation unless and until MMB has authorized the EPCM Contractor to produce and issue a purchase order for a particular Procurement Item from a particular vendor by signing and returning the EPCM Contractor’s written recommendation regarding such vendor.

28.3

Procurement Items selected by the EPCM Contractor shall be selected using the Standard of Care having regard to the intended purpose of the Procurement Items and the requirements of the Project and the EPCM Contractor shall use its existing and future industry relationships to obtain the best prices and terms available in respect of such Procurement Items, including obtaining bulk discounts from the Project Contractors.

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28.4

The EPCM Contractor shall ensure that MMB has continuous access to any and all Procurement Items at any and all locations used by the EPCM Contractor or any Project Contractor in connection with the EPCM Services and the Project, or in any other places where any portion of the EPCM Services are provided and performed. The EPCM Contractor shall ensure that suppliers and vendors provide access to the Procurement Items in any places where any portion of the Procurement Items are fabricated, manufactured, stored, repaired or shipped in order for MMB to inspect the quality and progress of the same.

28.5

If the Project Work and/or the Procurement Items are subject to approval, testing or inspection, the EPCM Contractor shall ensure that suppliers and vendors provide not less than 5 calendar days notice of its readiness for approval, testing or inspection to MMB and to any inspection or testing authority.

28.6

MMB may order the inspection or re-inspection of any of the Procurement Items at any time up to the end of the Warranty Period and if requested by MMB, the EPCM Contractor shall make available the Procurement Items and shall ensure that suppliers and vendors make available replacement parts for the Procurement Items which are subject to re inspection.

28.7	Without limiting any of the other obligations of the EPCM Contractor pursuant to this Section 28.0, the EPCM Contractor shall:

28.7.1

obtain from vendors, contractors, subcontractors, manufacturers, and suppliers of Procurement Items, such undertakings with respect to their performance, and guaranties, indemnities or warranties against defects in workmanship, material and equipment that are standard within the industry and acceptable to MMB;

28.7.2

use reasonable efforts to obtain warranties on all equipment against defects and deficiencies and performance guarantees of not less than 10% of the delivered cost of all equipment, each to be effective until the earlier of 12 months after start-up or 24 months after delivery all for the benefit of MMB and fully assignable to any of MMB’s assigns;

28.7.3

obtain from vendors, contractors, subcontractors, manufacturers, and suppliers Spanish translations of all instruction, procedures and training manuals or other written materials that are required to allow the workforce at the Site to perform their duties and the future operation of the Facilities;

28.7.4	coordinate, manage and oversee the care, custody and control of the Facilities during the performance of the Project Work by the various Project Contractors in accordance with Section 25.0;

28.7.5	enforce or assist MMB in the enforcement of undertakings and warranties of the Project Contractors and otherwise oversee, manage and enforce the terms of the Project Contracts;

28.7.6

require and coordinate the obtaining of all necessary and appropriate bonds, undertakings, and security deposits as required by the terms of this Agreement or as directed by MMB from all Project Contractors.

28.8

The EPCM Contractor shall ensure that all Project Contracts provide for the transfer of title in all Procurement Items from the vendors and suppliers to MMB upon the earlier of payment or delivery or at such other point of the time as MMB shall approve.

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28.9

Notwithstanding that title to Procurement Items may be transferred to MMB, pursuant to Section 25.2 the EPCM Contractor shall have care custody and control of all such Procurement Items until the transfer of care, custody and control to MMB and shall take all necessary precautions to prevent loss of or damage to the Procurement Items and any other machinery, tools, materials or property used to perform the Project Work or to be incorporated into the Facilities.

29.0	Construction Management Services

29.1

In providing the construction management services component of the EPCM Services, the EPCM Contractor shall have overall management and supervisory responsibilities over all Project Contractors so as to ensure that the Facilities are constructed and completed in accordance with the Project Specifications, the Project Design Criteria and the Project Schedule and within the Target Price and to ensure that the Project Work is provided and performed safely, efficiently and in a coordinated manner that is to the best advantage of MMB. Without limiting the foregoing such construction management services shall include:

29.1.1

taking overall responsibility for managing safety at the Site provided that the EPCM Contractor shall not be responsible for any failure of any Project Contractor to comply with any safety requirements specified by the EPCM Contractor;

29.1.2	making reasonable commercial efforts in order to achieve the Project Schedule;

29.1.3	performing quality assurance of the Project Work as set out in the EPCM Contractor's project execution plan.;

29.1.4	exercising the Standard of Care to identify any Defective Project Work; and

29.1.5	taking all commercially reasonable measure to avoid claims against MMB from the Project Contractors; and

29.1.6

performing all necessary and advisable actions and steps to achieve Mechanical Completion and perform commissioning of the Facilities in each case in accordance with the Project Schedule and Target Price.

30.0	Compliance with Procedure and Safety Manuals

30.1

The EPCM Contractor and its employees, agents and representatives shall comply, and shall ensure that all Project Contractors and their employees, agents and representatives comply, with the requirements of the most current version of the Project procedures manuals, safety manuals and other procedures, design standards and like requirements established by MMB from time to time.

30.2	MMB may monitor and determine whether the EPCM Contractor and the Project Contractors are in compliance with the requirements of Section 30.1.

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30.3	The EPCM Contractor shall remove any person from the Site who fails to comply with the Project procedures and safety manuals.

31.0	Environmental and Cultural Compliance and Protection

31.1

The EPCM Contractor shall conduct all operations at the Site in strict compliance with all applicable environmental laws, including laws related to the use, transport, storage or discharge of toxic or hazardous materials or waste, and the Environmental Requirements.

31.2	The EPCM Contractor shall not be liable for any Pre-existing Contamination.

31.3	If the EPCM Contractor encounters toxic or hazardous substances on the Site, the EPCM Contractor shall immediately stop all Project Work in the vicinity thereof and report the matter to MMB.

31.4

The EPCM Contractor acknowledges that the Project is within the jurisdiction of certain governmental regulatory agencies and is subject to the conditions and restrictions set forth in the permits and authorizations governing the EPCM Services and the Project Work. The Parties shall provide reasonable assistance to each other in obtaining any consent or permit. The EPCM Contractor shall not violate or permit any Project Contractor to violate any laws, rules, regulations or conditions of the Project, the conditions and restrictions of any permits or authorizations to the extent the EPCM Contractor has either participated in the obtaining of any such permit or authorization or MMB has provided the EPCM Contractor with a copy of any such permit or authorization, the provisions of any environmental action plan as required by the governmental authority having jurisdiction, and the Environmental Requirements, as applicable and the EPCM Contractor shall be liable to MMB for any such violation.

31.5	Without limiting the foregoing, the EPCM Contractor and the Project Contractors and their respective employees, agents and representatives shall not:

31.5.1

hunt or carry or discharge firearms within the boundaries of the Site or on any other lands in MMB’s possession or control or on which the EPCM Contractor or the Project Contractors are performing the EPCM Services and/or the Project Work;

31.5.2	harass, injure or destroy wildlife;

31.5.3	unnecessarily damage trees, native shrubbery and vegetation and comply with all ‘protected biosphere’ requirements applicable to the Site;

31.5.4	damage or remove without prior authorization of MMB, objects or sites of archaeological or possible archaeological interest; and

31.5.5	interact with indigenous people in the vicinity of the Project in a manner which could adversely affect the Project.

32.0	Coordination and inspection of Project Work

32.1

The EPCM Contractor shall in accordance with the requirements set out in Section 3.1 properly coordinate all of the EPCM Services and Project Work and will schedule and coordinate the proper performance of work and the tracking, receipt, inventory, checking and pursuing any claim in respect of any identified damage, storage and issue of materials and equipment including Procurement Items at the Site by MMB and the Project Contractors.

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32.2	The EPCM Contractor shall inspect the Project Work as it is performed and shall promptly report to MMB any defects in such Project Work.

33.0	Right to Inspect

33.1

MMB shall have the right to inspect and/or test all or any part of the EPCM Services, Project Work and/or the Procurement Items in accordance with the Inspection Plan and such EPCM Services, Project Work and Procurement Items shall be subject to quality surveillance by MMB or its designee at all times. MMB may also require testing or inspections in addition to the inspections and tests specified in the Inspection Plan at any time. The EPCM Contractor shall provide sufficient access and means for such inspection and/or tests and quality surveillance.

33.2

The requirements of Section 33.1, shall not relieve the EPCM Contractor from maintaining its own inspection and testing programs to ensure the compliance of the EPCM Services, Project Work and Procurement Items with the Project Specifications and the Project Design Criteria.

33.3

The EPCM Contractor shall, at all times during the performance of the EPCM Services, make available for MMB’s inspection copies of any of the EPCM Contractor’s inspection, testing and quality surveillance reports. MMB shall be afforded the opportunity to attend, observe, and witness all inspections and tests of the Project Work and/or Procurement Items carried out by the EPCM Contractor or the Project Contractors.

34.0	Corrupt Practices Prohibited

34.1

The EPCM Contractor shall not pay or give anything of value either directly or indirectly to an official of any government for the purpose of influencing an act or decision of any person in his or her official capacity, or inducing him or her to use their influence with the government or for the purpose of influencing any act or decision in their capacity or to assist the EPCM Contractor in obtaining business from MMB.

34.2

MMB shall not request any service or action by the EPCM Contractor which would or might constitute a request to influence any government official or that would or might constitute a violation of the Canadian, Corruption of Foreign Officials Act S.C. 1998, c.34., or any other law of Canada or the laws in respect of corrupt practices in any other applicable jurisdiction.

34.3

EPCM Contractor agrees as a matter of contract, that it will observe the principles, provisions and requirements of, and not engage in any acts prohibited by, (a) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries, and (b) Corruption of Foreign Officials Act S.C. 1998, c.34 (“CFO Act”). Moreover, Contractor shall cause each of its subcontractors, vendors, agents, directors, officers, and employees (“Representatives”) to observe the principles set forth in the CFO Act and shall not take any action that could result in Company or any of its affiliates becoming subject to any action, civil or criminal penalty or loss of benefits under the CFO Act

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34.4

Without limiting Section 34.3 paragraph, EPCM Contractor shall not directly or indirectly offer, pay, promise to pay or authorize the payment of, or permit any Representative to directly or indirectly offer, pay, promise to pay or authorize the payment of, any money or thing of value, such as providing gifts or entertainment, to any officer, employee, representative or person acting on behalf of any government or any department, agency, or instrumentality thereof (including a government-owned or controlled state enterprise) or of a public international organization, any foreign political party or party official or any candidate for foreign political office (“Foreign Official”) for the purpose of (A) influencing any act or decision of any Foreign Official, or (B) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing such Foreign Official to use his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order, in the case of (A), (B) or (C), to assist MMB, EPCM Contractor, the Representatives or any of their respective affiliates in obtaining or retaining business, or directing business to such person, or assisting such person in obtaining any advantage.

34.5	The EPCM Contractor shall not accept or include in the scope of work of any Project Contractor the right to receive payments from a supplier or subcontractor either directly or indirectly.

35.0	Non Conforming EPCM Services

35.1

If, at any time, and from time to time, but no later than the expiry of the Warranty Period, MMB, acting reasonably, notifies the EPCM Contractor of any Non- Conforming EPCM Services, the EPCM Contractor shall, at the EPCM Contractor’s own cost, take immediate steps to re-perform any such Non-Conforming EPCM Services provided that if such Non-Conforming EPCM Services cannot be re- performed immediately, the EPCM Contractor shall submit to MMB a written plan for re-performing the same. Unless otherwise agreed by MMB, such plan shall be submitted to MMB within 7 calendar days of MMB’s written notification pursuant to this Section 35.1. Execution of any such plan shall be subject to the prior approval of MMB

35.2	The EPCM Contractor’s obligation to re-perform Non-Conforming EPCM Services shall expire at the end of the Warranty Period.

35.3

MMB’s failure to identify any Non-Conforming EPCM Services shall not be deemed to be approval by MMB of such Non-Conforming EPCM Services or a waiver of any of the MMB’s rights and remedies against the EPCM Contractor on account thereof and shall not relieve the EPCM Contractor of responsibility for the proper and timely performance of the EPCM Services or re-performance of the Non- Conforming EPCM Services in accordance with the terms of this Agreement.

35.4

If the EPCM Contractor fails to fully and properly re-perform any Non-Conforming EPCM Services as required by Section 35.1, MMB may, upon providing the EPCM Contactor with written notice of its intentions, re-perform any such EPCM Services and recover from the EPCM Contractor the reasonable costs of doing so. The costs recoverable by MMB from the EPCM Contractor pursuant to this Section 35.4 shall be those costs which an unaffiliated third party would have incurred to secure performance of the relevant services by another unaffiliated third party.

35.5	The payment of any monies by MMB to the EPCM Contractor on account of the EPCM Services shall not constitute an acceptance of EPCM Services that are later found to be Non-Conforming EPCM Services..

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35.6

The Parties acknowledge that the re-issue by the EPCM Contractor of design documentation as part of the design development process shall not be considered as the reperformance of Non-Conforming EPCM Services until any such design documentation has been issued by the EPCM Contractor in a form which is “approved for construction”.

35.7	For the purpose of Section 48.12 the Parties agree that MMB's remedy for Non-Conforming EPCM Services shall be the remedy of reperformance as provided for in this Section 35.0.

36.0	Defective Project Work

36.1

If, at any time, and from time to time, MMB, acting reasonably, notifies the EPCM Contractor of any Defective Project Work or if the EPCM Contractor identifies any Defective Project Work the EPCM Contractor shall take immediate steps to cause the responsible Project Contractor(s) to repair or replace any and all such Defective Project Work.

36.2

If Defective Project Work identified by MMB pursuant to Section 36.1, cannot be repaired or corrected immediately, the EPCM Contractor shall cause the Project Contractor(s) responsible for the Defective Project Work to submit to the EPCM Contractor and to MMB, a written plan for repairing and replacing the same. Unless otherwise agreed by MMB, such plan shall be submitted to MMB within 7 calendar days of MMB’s written notification pursuant to Section 36.1. Execution of any such plan shall be subject to MMB’s prior approval.

36.3

MMB’s failure to identify any Defective Project Work shall not be deemed to be an acceptance of Defective Project Work or a waiver of any of MMB’s rights and remedies against the EPCM Contractor and/or the Project Contractor(s) on account thereof and shall not relieve the EPCM Contractor and/or the Project Contractor(s) of their respective responsibilities for the proper and timely performance of the Project Work in accordance with the terms of the Project Specifications, the Project Design Criteria and the Project Schedule.

36.4

The EPCM Contractor shall include a term in any and all Project Contracts that if the relevant Project Contractor fails to fully and properly repair or correct the Defective Project Work, MMB may, upon providing the Project Contactor with written notice of its intentions, and without prejudice to any other right or remedy that it may have under contract, at law or in equity against the Project Contractor, repair or replace any such Defective Project Work and recover from the Project Contractor(s) the reasonable costs which an unaffiliated third party would have incurred to secure performance of the relevant work by another unaffiliated contractor.

36.5

The payment of any monies by MMB to the EPCM Contractor on account of EPCM Services connected with the Project Work, including for greater certainty payment to the EPCM Contractor or a Project Contractor on account of any Procurement Item, shall not constitute an acceptance of any Defective Project Work.

36.6

Without limiting any of the requirements of this Section, if MMB so instructs the EPCM Contractor, the EPCM Contractor shall as part of the EPCM Services require the vendors and suppliers of Procurement Items to remove any Procurement Items that have been rejected by MMB as not complying with the Project Design Criteria, the Project Specifications or any Project Contract, and require the appropriate Project Contractor to replace any rejected Procurement Items with Procurement Items that conform to the Project Design Criteria, the Project Specifications or any Project Contract.

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36.7

The EPCM Contractor, as part of the EPCM Services, shall, take all actions necessary and advisable to enforce warranties and guarantees provided by vendors, suppliers, manufacturers of Procurement Items, Project Contractors and others. The EPCM Contractor’s obligations in relation to Defective Project Work shall be limited to enforcing (short of the commencement of litigation) the terms of the relevant Project Contract or purchase order or assisting MMB in the enforcement of such Project Contracts or purchase orders. All costs of such enforcement and assistance shall be reimbursed by MMB to the EPCM Contractor.

37.0	Used Materials

37.1

Where the EPCM Contractor recommends, and MMB approves, the purchase of used apparatus, material, equipment or accessories due to substantial price differences, such apparatus, material, equipment or accessories will be purchased in “as is” condition and with no warranties or guarantees available from the EPCM Contractor and/or the vendor or supplier, unless otherwise specified in the purchase order and MMB shall accept the same on that basis.

38.0	Freight Forwarding

38.1

The Freight Forwarder is a Project Contractor for all intents and purposes under this Agreement and the EPCM Services include overall management and supervisory responsibilities of the Freight Forwarder.

38.2

The EPCM Contractor shall use, and shall ensure that all Project Contractors use, the Freight Forwarder as the exclusive freight forwarding agent in connection with the transportation and shipment of all Procurement Items to the Site. All such transportation and shipment shall be in accordance with FCA Incoterms 2000 or the current version thereof or such other point as MMB may approve.

38.3

If, at any time, the actions of the Freight Forwarder delay, or create the potential to delay the Project Schedule, or the EPCM Contractor’s ability to maintain the Project Schedule, the EPCM Contractor shall notify MMB of such delay or potential delay immediately, in writing, upon becoming aware of the same. MMB shall thereafter attempt to expedite the actions of the Freight Forwarder in order to avoid or mitigate the delay or potential delay and may give directions to the EPCM Contractor in respect thereof. The EPCM Contractor shall comply with all such directions.

38.4

Provided that the EPCM Contractor has complied with Section 38.2, the EPCM Contractor shall not be responsible for any delay in the Project Schedule, or in the EPCM Contractor’s ability to maintain the Project Schedule as a result of the actions or inactions of the Freight Forwarder.

38.5

The EPCM Contractor shall include in all purchase orders provision for title in all Procurement Items delivered to the Site through the Freight Forwarder, to vest in MMB as soon as the Procurement Items have been appropriated to the Project or as soon as MMB has made payment for the same to the relevant Project Contractor whichever is the earlier.

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39.0	Expediting

39.1

The EPCM Contractor shall expedite the delivery of all Procurement Items and related services to avoid actual or possible delays to the Project Schedule. For all critical items, such efforts shall include a pro-active expediting effort, tracking system and reports no less than monthly.

39.2

Without in any way limiting or diminishing the EPCM Contractor’s obligation to expedite Procurement Items as provided in Section 39.1 above, MMB shall also have the right, but not the obligation to expedite and check on vendor and supplier progress in respect of the Procurement Items and the EPCM Contractor shall cooperate with MMB in respect of the same.

39.3

If any failure or inability of EPCM Contractor to perform the expediting as required by Section 39.1 results in MMB performing its own expediting, then, MMB may, immediately upon providing written notice, delete such expediting services from the Scope of EPCM Services and in MMB’s discretion have such expediting services performed by other service providers.

40.0	Project Design Criteria / Project Specifications

40.1	The EPCM Contractor is entitled to rely on the accuracy and sufficiency of the Project Design Criteria and Project Specifications.

40.2

If the EPCM Contractor becomes of aware of any inadequacy, discrepancy, error or other condition in the Project Design Criteria and Project Specifications that requires a material revision of the Project Design Criteria and Project Specifications, the EPCM Contractor shall immediately upon discovering the same, notify MMB in writing identifying the inadequacy, discrepancy, error or other condition and the affect the same will have on the performance of the Project Work.

41.0	Prior Completed Work

41.1

As part of the EPCM Services, the EPCM Contractor shall integrate all Prior Completed Work with the performance of the Project Work and shall, immediately upon becoming aware of the same, notify MMB in writing of any errors, inconsistencies or variances from the Project Design Criteria or the Project Specifications in the Prior Completed Work.

41.2

If the EPCM Contractor becomes aware of any inadequacy, discrepancy, error or other condition in the Prior Completed Work, that requires a material revision of the Project Work and/or the EPCM Services, the EPCM Contractor shall immediately upon discovering the same, notify MMB in writing identifying the inadequacy, discrepancy, error or other condition and the affect the same will have on the performance of the Project Work and EPCM Services.

42.0	Reconciliation of Errors and Other Conditions

42.1

As soon as practicable after receiving notice pursuant to Section 40.2 or Section 41.2, MMB shall issue any and all necessary instructions to reconcile such errors, inconsistencies or variances from the Project Design Criteria or the Project Specifications, in the Prior Completed Work and shall issue a Change Order if required pursuant to the terms of this Agreement.

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42.2

After the issuance by MMB of any reconciliation of such errors, inconsistencies or variances from the Project Design Criteria and Project Specifications, in the Prior Completed Work pursuant to Section 42.1, the EPCM Contractor shall be responsible for integrating the said reconciliation with the EPCM Services and Project Work and with a corresponding adjustment to the Project Schedule and the Target Price, and shall not be entitled to later claim for any change in the Project Schedule, Target Price or the EPCM Services in respect of those errors, inconsistencies or variances from the Project Design Criteria and Project Specifications, in the Prior Completed Work in respect of which MMB has previously issued a Change Order pursuant to Section 42.1.

43.0	Records

43.1

The EPCM Contractor shall, at all times during the performance of the EPCM Services, maintain at the Site (or maintain through on-line electronic access) and make available for MMB’s inspection, organized, complete and accurate records in connection with the EPCM Services including without limitation:

43.1.1

copies of all plans, drawings, specifications, product data, samples, vendor drawings, change orders, and as-built modifications to the same marked kept up to date and recording changes made during construction; and

43.1.2	records of EPCM Services performed and provided by the EPCM Contractor including time charges and hours worked by the EPCM Contractor’s personnel;

43.1.3	records of Project Work performed by Project Contractors and copies of all Project Contracts and all correspondence, memoranda, notes and other materials related to the same;

43.1.4	an accounting of all moneys expended and costs incurred by the EPCM Contractor in respect of the EPCM Services;

43.1.5	an accounting of all monies paid to Project Contractors in connection with the Project Work;

43.1.6	all taxes, levies, duties and assessments paid and payable by the EPCM Contractor and the Project Contractors; and

43.1.7

all other records related to the Project on a recognized and consistent accounting basis, in accordance with accounting practices and principles generally accepted in Mexico or under international financial reporting standards (IFRS).

43.2

If requested by MMB, the EPCM Contractor shall obtain and provide evidence satisfactory to MMB that Procurement Items and Project Work conform with the Project Specifications and the Project Design Criteria.

43.3	MMB shall give the EPCM Contractor reasonable notice of any intended examination of the EPCM Contractor’s records.

43.4	The EPCM Contractor shall maintain such books, records, and other documents for a period of five (5) years after the Final Acceptance Date.

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44.0	Subcontracting

44.1	The EPCM Contractor shall not subcontract any of its obligations under this Agreement except with the prior written consent of MMB or save as provided in Section 44.2.

44.2	The EPCM Contractor may subcontract part of the EPCM Services to an Affiliate of the EPCM Contractor without MMB’s consent unless:

	44.2.1	that Affiliate is operating in an office other than the EPCM Contractor’s Mexico City or San Francisco offices; and

	44.2.2	the extent of such subcontracted services is less than 1,000 hours.

44.3

The EPCM Contractor shall at all times remain responsible for all such subcontracted services and MMB, for all purposes under this Agreement, shall have the right to look solely to the EPCM Contractor for errors, omissions and defects in the subcontractor services as if the EPCM Services were performed or the actions were taken by the EPCM Contractor.

45.0	Financial Controls

45.1

The EPCM Contractor shall exercise all financial controls as may be necessary for the full and proper financial management of the EPCM Services and the Project Work based on accounting and control systems and project management software approved by MMB.

45.2

MMB’s accountants and/or internal auditors shall be afforded access to the EPCM Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers and other data relating to this EPCM Agreement in original form during usual business hours for the limited purposes identified in Section 66.0. MMB’s accountants and/or internal auditors shall also be provided access to EPCM Contractor’s computer systems with respect to such data and information.

46.0	Insurance

46.1

MMB shall provide, maintain and pay for the following insurance coverage, for the benefit of MMB, the EPCM Contractor, vendors of Procurement Items, Project Contractors and any other subcontractors employed by the EPCM Contractor at the Site, all of which shall be named insureds, or additional insureds (provided that for the purposes of this Section 46.0, the term ‘subcontractors’ shall not include suppliers who do not perform work at Site):

46.1.1

Wrap-Up Liability insurance with a maximum limit of liability of US$ 25,000,000 per occurrence for bodily injury, death and damage to property, including policy extensions for products liability, completed operations, blanket contractual, owner’s and contractor’s protective, contingent employers liability, occurrence property damage, cross liability, environmental damage, non owned automobile liability, with a maximum deductible of US $25,000 for each and every loss. This policy will be maintained continuously from the commencement of the construction work on the Facilities until the date of Mechanical Completion and, in respect of completed operation liability, for a period of 24 months thereafter;

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46.1.2

“all risks” course of construction insurance insuring not less than the estimated completed value of all insured property, including existing facilities including coverage for “all risks” of physical loss or damage to all materials, structures, property and MMB’s equipment, being shipped to, entering into or intended for the construction work subject to such exclusions and conditions as MMB and the insurer determine, including a minimum deductible of US$500,000 for each occurrence (except for an earthquake deductible of 2.5% of the value at the time of the loss for physical damage and subject to a minimum deductible of US$500,000 and a maximum deductible of US$10,000,000). This policy will be maintained continuously from the commencement of construction work until the end of the Commissioning Period;

The above policy excludes loss or damage to construction equipment and personal effects, tools and/or equipment of the EPCM Contractor, contractors, sub-contractors, consultants and their respective employees.

46.2	NOT USED

46.3	MMB shall provide a certificate of insurance evidencing the insurance required to be provided by MMB pursuant to Section 46.1 hereof if requested to do so by the EPCM Contractor.

46.4	NOT USED.

46.5

All policies of insurance provided by MMB, with the exception of the Wrap-Up Liability Insurance policy, and the automobile liability policy, shall provide that, in the event of a loss or damage, payment shall be made to the first named insureds or the indicated loss payee (and which loss payee in the case of the "all risks" insurance policy to be maintained pursuant to Section 46.1.2 and the marine cargo insurance to be maintained pursuant to Section 46.6.3 shall be the Financing Parties). as their interests may appear.

46.6	MMB shall also maintain the following insurance for its own benefit:

46.6.1

“all risks” construction equipment insurance covering MMB construction machinery and equipment used for the performance of the EPCM Services at the Site including boiler insurance on temporary boilers and pressure vessels;

46.6.2

automobile liability insurance covering automobiles owned and leased by MMB and covering liability for bodily injury, death and damage to property, with a minimum limit of $1,000,000 inclusive for each loss; and

46.6.3

marine cargo insurance in an amount equal to value of the largest single shipment on any one vessel and/or aircraft and/or conveyance and subject to the conditions of the Institute Cargo Clauses (All Risks), including war and strikes extensions, and including transit and storage from ports and or places worldwide or until final destination at the project site. The policy excludes loss or damage to construction equipment and personal effects, tools and or equipment of the EPCM Contractor, and any of its sub- contractors, consultants and their respective employees.

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46.7	The EPCM Contractor and its subcontractors shall maintain and pay for the following coverage during the duration of the Project:

46.7.1

“Workers’ Compensation Insurance” according to the jurisdiction in which the EPCM Services are being performed. The EPCM Contractor will also ensure that, if applicable in the jurisdiction in which the EPCM Services are being performed, any such coverage includes employer’s liability with a limit of US $1,000,000 and, to the extent applicable, a foreign coverage endorsement.

46.7.2

Automobile liability insurance covering owned and leased automobiles used directly, or indirectly, in the performance of the Services and covering liability for bodily injury, death and damage to property, with a limit of Mxp1,000,000 inclusive for each loss; and

46.7.3

“all risks” construction equipment insurance covering construction contractor’s machinery tools and equipment used for the performance of the construction work. Such insurance will not cover equipment and parts that will be incorporated into and become part of the Facilities.

46.8

The insurance provided by the EPCM Contractor and its subcontractors pursuant to Section 46.3 shall provide for not less than 30 calendar days notice of cancellation, alteration and/or material change by the insurer.

46.9

The EPCM Contractor and its subcontractors shall within 30 days of the effective date of the Contract provide MMB with a certificate of insurance evidence that all insurance coverage required to be provided by the EPCM Contractor by this Section 46.3 remains in full force and effect including annual and/or subsequent renewals.

47.0	Not used

48.0	Limitation of EPCM Contractor’s Liability

48.1	REDACTED. This section provides information on the liability cap of the EPCM Contractor and tools for the assessment of whether the aggregate liability has been reached.

48.2	REDACTED. This section provides information on consequences in the event the Main Liability Cap is reached.

48.3	Not used.

48.4	REDACTED. This section provides specific information pertaining to exclusions to liability.

48.5

Subject to Section 48.7, the EPCM Contractor shall only be liable for environmental damage, contamination or pollution at the Site to the extent of (a) any fine or penalty assessed against the EPCM Contractor as a result of the EPCM Contractor’s negligent or fraudulent acts or omissions or Wilful Misconduct and the EPCM Contractor shall not be liable for any clean up or remediation or associated costs for any other environmental damage, contamination or pollution.

48.6

Unless a longer period is prescribed by the governing law or established pursuant to a Change Order, no action may be commenced by MMB and MMB’s Affiliates in respect of Non-Conforming EPCM Services following the expiry of the Warranty Period.

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48.7

Notwithstanding the provisions of this Section 48.0, nothing herein shall limit the EPCM Contractor’s liability in respect of the EPCM Contractor's fraudulent or criminal acts; or the Wilful Misconduct; or Gross Negligence of the EPCM Contractor's Senior Supervisory Personnel in each case in the performance of the EPCM Services.

48.8	The disclaimers, limitations, expiry and exclusions of liability, and the waivers and releases in this Agreement shall survive the termination of this Agreement.

48.9	REDACTED. This section provides information regarding items the EPCM Contractor will not provide any representations, warranties or guarantees for.

48.10	REDACTED. This section provides information regarding responsibility for Process Design.

48.11

The EPCM Contractor makes no representations, covenants, warranties or guarantees other than those expressly set out in this Agreement and in addition any implied, statutory or other warranties of merchantability or of fitness for a particular purpose, or warranties that may arise from trade usage or custom in respect of the Project Work are excluded.

48.12

To the extent that particular rights and/or remedies are stated in this Agreement for any specific default such rights and remedies of the Parties for that default shall be deemed to be sole and exclusive.

48.13

Indemnities against, releases from, assumptions of and limitations on liability expressed in this Agreement, as well as waivers of subrogation rights and limitations on remedies shall apply even in the event of the fault, negligence, or strict liability of the Party indemnified or released or who's liability is limited or assumed or against whom rights of subrogation are waived or remedies are limited and shall extend to the officers, directors and employees and agents of such Party.

49.0	Indemnification

49.1

The EPCM Contractor shall indemnify and hold harmless MMB and its Affiliates and their directors, officers, employees, agents, successors and assigns from and against all any and all claims, causes of action, liability, penalties, demands, liens, costs, damages, losses and expenses (including attorneys’ fees and related legal expenses) and all court or arbitration or other dispute resolution costs including reasonable actual legal fees incurred by MMB or the others so indemnified, as a result of any claims, actions, proceedings, liabilities and expenses arising out of any bodily injury or death of third party persons or damage to property of third parties resulting from the negligence or breach of duty (whether statutory or otherwise) of the EPCM Contractor and its Affiliates and their respective directors, officers, employees, agents, successors and assigns.

REDACTED. This paragraph provides terms surrounding damage and damage amounts to property.

49.2

MMB shall indemnify and hold harmless the EPCM Contractor and its Affiliates and their directors, officers, employees, agents, successors and assigns, from and against all any and all claims, causes of action, liability, penalties, demands, liens, costs, damages, losses and expenses (including attorneys’ fees and related legal expenses) and all court or arbitration or other dispute resolution costs including reasonable actual legal fees incurred by the EPCM Contractor or the others so indemnified, as a result of any claim, action, proceeding, liability and expense arising out of, or by reason of,

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49.2.1

any bodily injury or death to third party persons or damage to third party property resulting from the negligence of MMB, and MMB Contractors and their Affiliates and their respective directors, officers, employees, agents, successors and assigns; and

49.2.2

any claim against the EPCM Contractor for infringement of patent rights or copyrights as a result of the incorporation by the EPCM Contractor of any MMB Pre-Existing Intellectual Property or product invention, design, process, product or device specified by MMB or MMB’s other consultants in the plans and specifications.

50.0	Suspension of EPCM Services

50.1	MMB may suspend the performance of all or part of the EPCM Services upon not less than 5 calendar days written notice of suspension to the EPCM Contractor.

50.2

Upon receipt of a suspension notice pursuant to Section 50.1, the EPCM Contractor shall stop performing the EPCM Services as quickly as reasonably possible, and shall minimize suspension costs and expenditures. In the event of suspension by MMB exceeding 30 calendar days, and provided that EPCM Contractor has not received confirmation from MMB that such suspended Services will be resumed within a further 30 calendar days, the EPCM Contractor shall have the right to re-allocate to other projects or assignments any and all personnel providing EPCM Services under this Agreement. The impact of any suspension and remobilization shall be reflected in a Change Order pursuant to Section 22.0 adjusting the Project Schedule and the Target Price.

50.3

The EPCM Contractor may suspend the performance of all or part of the EPCM Services upon not less than 15 calendar days written notice of suspension to MMB if MMB fails to make any payment as required by this Agreement within 15 days of its due date. In the event of such suspension exceeds 45 continuous calendar days, the EPCM Contractor shall have the right to terminate this Agreement. The impact of any suspension and remobilization shall be reflected in a Change Order pursuant to Section 22.0 adjusting the Project Schedule and the Target Price.

51.0	Termination of Agreement and EPCM Services for Convenience

51.1

MMB may terminate this Agreement and/or any or all of the EPCM Services to be performed and provided hereunder at any time, for the convenience of MMB, by providing not less than 10 calendar days written notice of such termination and such termination shall be effective on the date specified in the notice and is without prejudice to any other claims which MMB may have against EPCM Contractor.

51.2	Upon a termination of this Agreement under Sections 51.1 and subject to the EPCM Contractor’s compliance with Section 53.0, MMB shall:

51.2.1	pay the EPCM Contractor for all EPCM Services fully and properly performed up to the effective date of the termination

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51.2.2

reimburse the EPCM Contractor for those costs reasonably incurred and claimed by the EPCM Contractor as a direct result of the termination of this Agreement, and for those EPCM Services performed to give effect to the termination, together with the EPCM Contractor’s reasonable demobilization and cancellation costs (inclusive of any and all cancellation costs related to leasing and furnishing office space, including all related leasehold improvement costs) arising directly from the termination, excluding consequential damages or anticipated loss of profits of the EPCM Contractor; and

51.2.3	calculate all amounts payable to the EPCM Contractor and pay such amounts to the EPCM Contractor in the manner provided by this Agreement.

51.3

The EPCM Contractor shall provide documentary evidence in support of any claim for payment made pursuant to Section 51.2 all to the reasonable satisfaction of MMB and MMB shall have no obligation to pay any amount on account of such claim for payment until all such documentary evidence has been received and accepted as satisfactory by MMB.

52.0	Termination of Agreement for Default

52.1

Subject to the terms of the Direct Agreement, and without limiting any other rights and remedies available under the Agreement, the EPCM Contractor may terminate this Agreement if MMB is in default under the Agreement other than non-payment by delivering written notice to MMB indicating the default and in the case of Sections 52.1.2 and 52.1.3if MMB fails to remedy such default within 60 calendar days of receiving such notice. For the purposes of Section 52.1 MMB shall be in default if:

52.1.1

MMB is adjudicated insolvent, or is dissolved or liquidated or MMB files or consents to filing any petition in bankruptcy, reorganization or other relief under any law for the relief of debtors or a receiver is appointed, or application is made for the appointment of a receiver for MMB and such application is not being contested;

52.1.2	the EPCM Services are suspended for more than 90 calendar days in the aggregate for any reason except where the EPCM Contractor is in default under the Agreement; or

52.1.3	MMB is in breach of any material representation, warranty, covenant or other material obligations contained in the Agreement.

52.2

Without limiting any other rights and remedies available under the Agreement, MMB may terminate this Agreement if the EPCM Contractor is in default under the Agreement by delivering written notice to the EPCM Contractor indicating the default and in the case of any default other than the default specified in Section 52.2.1 if the EPCM Contractor fails to remedy such default within 60 days of receiving such notice. Without limiting the provisions of Section 52.2, the EPCM Contractor shall be in default if:

52.2.1

the EPCM Contractor is adjudicated insolvent, or is dissolved or liquidated or the EPCM Contractor files or consents to filing any petition in bankruptcy, reorganization or other relief under any law for the relief of debtors or a receiver is appointed, or application is made for the appointment of a receiver for the EPCM Contractor and such application is not being contested;

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52.2.2	the EPCM Services are suspended for more than 90 calendar days in the aggregate for any reason except where the suspension is as a result of MMB being in default under the Agreement;

52.2.3	the EPCM Contractor is in breach of any material representation, warranty, covenant or other material obligations contained in the Agreement;

52.2.4	the EPCM Contractor ceases to provide and perform the EPCM Services in a diligent and continuous manner;

52.2.5

the EPCM Contractor reduces its level of work in providing and performing the EPCM Services to a level that, for all practical purposes, amounts to an abandonment of the EPCM Services or a material breach of the EPCM Contractor’s obligation to provide and perform the same in accordance with this Agreement;

52.2.6	the EPCM Contractor fails to comply with the requirements of Section 34.0 of this Agreement;

52.2.7	the EPCM Contractor fails to comply with the requirements of Section 43.0 of this Agreement;

52.2.8	not used;

52.2.9	the EPCM Contractor repudiates this Agreement;

52.2.10

except where any payment is the subject matter of a Dispute, the EPCM Contractor fails to pay any sum payable by the EPCM Contractor to MMB pursuant to this Agreement in excess of US$100,000 for a period of 45 days following written notice by MMB of the EPCM Contractor’s failure to pay the same; and

52.2.11	the EPCM Contractor fails to comply with the requirements of Section 76.0 of this Agreement.

53.0	Obligations of EPCM Contractor on Termination

53.1	Upon the receipt of a termination notice delivered under Sections 51.1 or Section 52.1 the EPCM Contractor shall:

53.1.1	forthwith deliver to MMB all Work Product related to the EPCM Services all in accordance with the requirements of Section 58.0; and

53.1.2	cooperate with MMB in winding up the EPCM Services in an orderly and economical manner

53.1.3	discontinue performance of the EPCM Services and the placing of orders for Procurement Items;

53.1.4	make every reasonable effort to cancel all existing orders or contracts to which MMB is not a party upon terms which are commercially reasonable in light of the prevailing circumstances;

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53.1.5	perform only those portions of the EPCM Services that are necessary to preserve and protect the EPCM Services already in progress and to protect Procurement Items; and

53.1.6	assign all or any of its contracts with its subcontractors to MMB at the request of MMB;

53.2	REDACTED. This section provides negotiated terms regarding recovery of payments surrounding certain defined events.

53.3

The obligations contained in the Agreement shall continue with respect to EPCM Services already performed and provided and with respect to obligations that were assumed by EPCM Contractor prior to the termination date provided that EPCM Contractor’s warranty shall not apply to any incomplete Work Product;

54.0	Force Majeure

54.1	Neither Party shall be liable to the other for any failure to perform its obligations hereunder (other than non-payment of money) if any such failure is due to a Force Majeure Event.

54.2

If either Party becomes aware of a Force Majeure Event it shall promptly give a notice of the occurrence of that Force Majeure Event to the other Party within 5 calendar days of becoming aware of the occurrence of a Force Majeure Event:

54.2.1	describing the Force Majeure Event in reasonable detail and stating, to the extent reasonably practicable, its estimate of the duration of the Force Majeure Event;

54.2.2	setting out in reasonable detail the obligations under this Agreement which cannot be performed as a result of the occurrence of the Force Majeure Event; and

54.2.3	containing particulars of the circumstances causing the Party to be unable to perform its obligations under this Agreement as a direct result of the Force Majeure Event.

54.3

The Party which is prevented from performing its obligations under this Agreement by a Force Majeure Event shall use all reasonable commercial efforts to curtail, contain or remove the Force Majeure Event conditions and to resume, with the least possible delay, compliance with its obligations under this Agreement.

54.4

If a Party gives a Force Majeure Notice and the other Party wishes to dispute the claim(s) made in such Force Majeure Notice, the other Party, within 30 calendar days of receipt of the Force Majeure Notice, shall refer the matter in dispute to dispute resolution pursuant to Section 55.0.

54.5	If a Party fails to give a Force Majeure Notice in accordance with Section 54.2 such Party shall not be entitled to rely on Section 54.2 to relieve it of its obligations to perform.

54.6

If either Party is delayed or prevented from fulfilling its obligations under this Agreement by a Force Majeure Event, which materially prevents or delays performance of the EPCM Services, a Change Order adjusting the cost and time to perform as provided in Section 54.7 shall be issued. If the Force Majeure Event continues for a period of greater than 60 calendar days, then the EPCM Contractor shall re-allocate to other projects or assignments any personnel that are unable to continue to provide any EPCM Services that are affected by the Force Majeure Event until the conditions giving rise to the Force Majeure Event have been removed following which the EPCM Contractor shall re-instate the EPCM Contractor’s personnel to the Project. In the event of a suspension of all or part of the EPCM Services pursuant to this Section 54.6 and provided that the EPCM Contractor and not MMB is prevented from performing the EPCM Services by reason of the Force Majeure Event, MMB shall be at liberty to take whatever steps that MMB in its sole discretion, considers advisable or necessary in order to obtain alternative consultants and contractors to perform the affected EPCM Services to ensure the timely performance of the affected EPCM Services in accordance with the Project Schedule and timely Mechanical Completion and operation of the Project and the EPCM Contractor shall have no claim against MMB in that regard.

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54.7

Where a Force Majeure Event impacts the Project Schedule, the Project Schedule shall be adjusted to the minimum extent necessary to account for any delay resulting from that Force Majeure Event and MMB shall, reimburse the EPCM Contractor its reasonable costs, calculated pursuant to Schedule ‘D’ necessarily and unavoidably incurred during and as a result of the Force Majeure Event or incurred in the exercise of reasonable diligence to avoid or mitigate a Force Majeure Event. Additional costs shall be subject to MMB’s prior approval in writing. Any adjustment to the Project Schedule or the Target Price as a result of a Force Majeure Event shall be determined in accordance with the provisions of Section 21.0.

54.8

A party in default may not invoke a Force Majeure Event commencing subsequent to such default as an excuse therefor. In the event of a default, however, as to which the EPCM Contractor has received notice and commenced a cure, the period during which such cure is to be effected shall be extended to the extent performance of such cure delayed by a Force Majeure Event.

55.0	Dispute Resolution

55.1

A Party claiming that a Dispute has arisen under this Agreement must give written notice to the other Party within 21 calendar days of becoming aware of the event or condition giving rise to the Dispute.

55.2

The Parties shall make reasonable efforts through their respective representatives to resolve any Dispute, through “without prejudice” negotiations on an amicable basis and shall, subject to the exclusion of legally privileged documents, provide frank, candid and timely disclosure of all relevant facts, information and documents to facilitate these negotiations.

55.3

If the Parties are unable to resolve the Dispute through their respective representatives within 10 calendar days after notice is given pursuant to Section 55.1, then the parties shall promptly prepare and exchange memoranda stating the issues in dispute and their respective positions, summarizing negotiations that have taken place and attaching relevant documents and such memoranda shall promptly be submitted to the Senior Management of each party who, in turn, shall promptly but in no event more than 15 calendar days after the period in which the representatives failed to resolve the Dispute under Section 55.2 meet for negotiations at a mutually agreed time and place.

55.4

If the Dispute has not been resolved within 10 calendar days of the commencement of the negotiations between Senior Management of the parties, either party shall thereafter be free to require that the relevant Dispute be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with those rules.

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55.5	Not used.

55.6	The place and seat of arbitration shall be Vancouver, British Columbia and the language of arbitration shall be English.

55.7	Any arbitration award shall be final and binding on the Parties, and may be entered in any court having jurisdiction thereof.

55.8

Notwithstanding the existence of any such Dispute, neither Party will cause delay to the Project as a consequence of the Dispute. Subject to the terms of this Agreement, the EPCM Contractor shall continue to provide and shall not withhold the provision of the EPCM Services and MMB shall continue to make payments to the EPCM Contractor and comply with its other obligations under the Agreement in accordance with this Agreement provided that MMB shall be under no obligation to make payments to the EPCM Contractor in respect of any subject matter of such Dispute pending any arbitration or other proceeding to resolve such Dispute.

55.9

No act by either Party taken while a Dispute as herein provided is being resolved shall be construed as a renunciation or waiver of any rights or recourses under this Agreement, provided that if a Party is proceeding with its obligations under this Agreement under protest, it gives written reason thereof to the other Party within 15 calendar days of so proceeding.

55.10

If any Dispute between MMB and the EPCM Contractor involves any other consultant or contractor engaged by MMB or by the EPCM Contractor, then each of MMB and the EPCM Contractor may notify the said parties of the dispute and those parties shall have the right to participate in the resolution of a Dispute under this Agreement to the extent that those entities may be affected by that Dispute. It is the intention of this provision that multiple disputes among the parties to the Dispute concerning the same subject matter or circumstances be avoided and that determinations made as a result of this dispute resolution process involving multiple parties will be binding on all parties participating in the dispute resolution process and that neither MMB nor EPCM Contractor will have any residual claims against such participants pertaining to the subject matter of the dispute.

55.11

The EPCM Contractor may be joined, and hereby consents to any such joinder, as a party to any arbitration commenced in respect of any Project Contracts or any contract between MMB and any MMB Contractor performing work or providing services, materials or equipment in connection with the Project.

55.12	The EPCM Contractor shall include in all Project Contracts express provisions incorporating the substance of Section 55.0 of this Agreement.

56.0	Defence of Actions

56.1

Except where the issue is between the EPCM Contractor and MMB, the EPCM Contractor shall, at the request of MMB, assist in the defence of any action, proceeding or claim where any interest of MMB is involved, provided that MMB shall indemnify and hold harmless the EPCM Contractor for any necessary and proper costs or expenses incurred by the EPCM Contractor with MMB’s approval in so doing.

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57.0	Confidentiality

57.1	The Parties shall protect the confidentiality of Confidential Information and shall not without the other Party’s consent, but subject to Section 57.3:

57.1.1

disclose or permit the disclosure of Confidential Information to any third party, or use any Confidential Information for any purpose other than the execution of the EPCM Services or as required by law, except that the EPCM Contractor may disclose Confidential Information to the EPCM Contractor’s professional advisors and auditors and to those of the EPCM Contractor’s personnel or agents who require it for the purposes of the EPCM Services provided that the EPCM Contractor’s personnel or agents are informed of the obligations as set out in Section 57.0, and the EPCM Contractor has obtained a written confidentiality agreement from such personnel or agents agreeing to keep such Confidential Information in confidence on substantially the same terms;

57.1.2

other than for the purposes of obtaining the licenses and permits as required by this Agreement, communicate with any governmental authority or with any news media with respect to the EPCM Services or any aspect thereof unless authorized in writing by MMB;

57.1.3

unless MMB otherwise specifies, disclose to any governmental authority any Confidential Information unless, such disclosure where permitted by law, is made under cover of a formal advisory asserting that the information is confidential under the statute pursuant to which it is produced, and requiring the governmental authority to notify both MMB and EPCM Contractor reasonably in advance of any proposed disclosure or publication of that information;

57.1.4	include any reference to MMB, to this Agreement or to this Project in any advertisement or promotion of any kind whatsoever without MMB’s prior written approval; and

57.1.5

make any public announcements or issue any press releases regarding this Agreement, its terms or EPCM Contractor’s involvement in the Project without obtaining MMB’s prior written consent, which shall not be unreasonably withheld.

57.2

Any combination of the information which comprises part of the Confidential Information shall not be included in the foregoing exceptions merely because individual parts of the information were in the public domain or were in the prior possession of the EPCM Contractor or were acquired by the EPCM Contractor without binder of secrecy unless the combination itself was in the public domain, or appropriately in the prior possession of EPCM Contractor, or was so appropriately acquired by EPCM Contractor.

57.3	Notwithstanding Section 57.1 neither Party shall be in breach of its confidentiality obligations to the extent that any release of information by that Party is:

57.3.1	required by any law or by regulation of any country with jurisdiction over the affairs of the relevant Party; or

57.3.2	required by the rules of any competent authority, regulatory body or securities exchange on which securities of the relevant Party or any of its Affiliates are listed; or

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57.3.3	required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

57.3.4	to the Parties' own professional advisers or insurance advisers or to MMB's lenders or to MMB's lenders' professional advisers.

57.4

The Parties acknowledge the competitive value of the Confidential Information and agrees that monetary damages may be an inadequate remedy for breach of this Section 57.0, and agree therefore that specific performance or injunctive relief, as selected by the other Party in its sole discretion, may be the only appropriate remedy for any breach of a Party's obligations under this Section 57.0.

57.5

The EPCM Contractor and MMB each agree to comply with all laws with respect to the handling and protection of personal information in connection with this Agreement that are now in effect or are hereafter imposed in by the laws of any jurisdiction where the EPCM Services are performed and to which the personal Information disclosed hereunder may be subject.

58.0	Work Product

58.1	Unless otherwise agreed in writing by MMB, and subject to the terms of this Agreement, the Work Product, shall belong exclusively to MMB, whether delivered or not by the EPCM Contractor.

58.2

Subject to MMB having paid the Reimbursable Costs applicable to the EPCM Services corresponding to the production of the relevant Work Product, the EPCM Contractor hereby irrevocably assigns and transfers to MMB all existing and future rights and interests in any Work Product developed or created during the performance of the EPCM Services and waives any right to claim any continuing right, copyright, intellectual property interest or other interest in the said Work Product.

58.3	MMB’s rights in the ownership of the Work Product and the licence provided for in Section 58.9 shall survive the termination of this Agreement.

58.4

MMB shall not use the licensed EPCM Contractor Intellectual Property for any purpose, except for the execution of the Project (including the modification, repair, maintenance and operation of the plant forming the Project) without obtaining EPCM Contractor’s prior written approval, and equitably remunerating the EPCM Contractor therefor.

58.5

At any time requested by MMB, the EPCM Contractor shall deliver to MMB in PDF format, all finalised Work Product being Work Product which has been issued for construction or which is then further revised. Upon Final Acceptance or in the event of any termination of this Agreement, the EPCM Contractor shall deliver to MMB all Work Product, whether in final or draft form, which may be in the possession of the EPCM Contractor, and in each case, the Work Product shall be provided in native format as well as in hard copy. Where there is any discrepancy between the native format or the hard copy of any Work Product, the hard copy shall be deemed to take precedence. MMB shall indemnify and hold Contractor harmless for any damages or claims that may arise from any modifications to the Work Product carried out by MMB.

58.6	The cost of preparing hardcopies of the Work Product shall be paid by MMB.

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58.7	The EPCM Contractor may maintain one copy of the Work Product for legal and archival purposes.

58.8

MMB shall, at all times, have the right to control and review all Work Product and may from time to time impose specific requirements and general provisions setting out items which EPCM Contractor must submit to MMB for specific review. Such review by MMB shall not relieve EPCM Contractor from the responsibility for the accuracy, completeness and suitability of the Work Product for its intended purpose or diminish in any way the obligations and liabilities of the EPCM Contractor under this Agreement.

58.9

Notwithstanding the foregoing, the EPCM Contractor shall retain ownership of all EPCM Contractor Intellectual Property (including all the EPCM Contractor proprietary software). In consideration of the payments due to the EPCM Contractor under this Agreement, the EPCM Contractor hereby provides MMB with a non-exclusive, non-transferable license to use the EPCM Contractor’s Intellectual Property (excluding all EPCM Contractor proprietary software) for the purposes of the Project.

58.10

Nothing in the Agreement shall give the EPCM Contractor any proprietary rights or interest in MMB Pre-existing Intellectual Property and MMB shall retain ownership of all MMB Pre-existing Intellectual Property. MMB hereby provides the EPCM Contractor with a non-exclusive, non-transferable license to use MMB Pre-existing Intellectual Property for the purposes of the Project.

58.11

MMB releases the EPCM Contractor from liability and agrees to defend, indemnify, protect and hold harmless the EPCM Contractor from any and all claims, liabilities, damages or expenses (including reasonable lawyer’s fees and legal costs) arising, in whole or in part, from the EPCM Contractor’s use of the MMB Pre-existing Intellectual Property or from MMB’s modification of EPCM Contractor’s Intellectual Property or Work Product or use of EPCM Contractor’s Intellectual Property or Work Product for other purposes or projects.

58.12

In the event that the EPCM Contractor is required to deliver Work Product that is incomplete, MMB acknowledges that the EPCM Contractor shall have the right to remove its name, logo and all other identifying marks from the Work Product prior to delivering such Work Product to MMB, unless otherwise agreed in writing by the EPCM Contractor.

58.13

If this Agreement is terminated before the EPCM Services are completed for any reason, and In any event not later than 30 calendar days following the Final Acceptance Date the EPCM Contractor shall provide MMB with one set of originals of all Work Product.

59.0	Intellectual Property Indemnity

59.1

MMB shall indemnify, defend and save harmless the EPCM Contractor from and against any and all costs, royalties, damages, and/or expenses of any nature or kind whatsoever that may arise out of, result from, or be reasonably incurred in contesting any claim that any MMB Pre-existing Intellectual Property infringes or contributes to the infringement of any registered patent, or may constitute illegal or unauthorized use of copyrighted material, trade secrets, confidential or proprietary information or processes, or other intellectual property rights in whatever form it may exist.

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59.2

The EPCM Contractor shall indemnify defend and save harmless MMB from and against any and all costs, royalties, damages, and/or expenses of any nature or kind whatsoever that may arise out of, result from, or be reasonably incurred in contesting any claim that the Work Product provided by the EPCM Contractor, or its agents or employees in connection with the EPCM Services infringes or contributes to the infringement of any registered patent, or constitute illegal or unauthorized use of copyrighted material, trade secrets, confidential or proprietary information or processes, or other Protected Right in whatever form it may exist.

59.3

The Parties shall have the right, in order to avoid claims or actions pursuant to Section 59.1 and Section 59.2, at their own expense to substitute non-infringing materials or to obtain the necessary licenses to use the infringing materials provided that such substituted and modified materials meet, and are subject to, all of all the requirements of this Agreement.

60.0	Inventions and Improvements

60.1

The EPCM Contractor shall communicate to MMB at once, and require all Project Contractors to communicate to MMB all inventions and improvements which any of the employees of the EPCM Contractor or any Project Contractors, either alone or in conjunction with any of MMB’s employees, may conceive, make or discover during the course, or as a result of, performance of the EPCM Services or the Project Work. Such inventions and improvements shall become the sole and exclusive property of MMB or its assigns without any obligation on MMB’s part to make any payment therefor in addition to any sums which MMB may be obligated to pay to the EPCM Contractor as compensation under this Agreement.

60.2

The EPCM Contractor shall require its employees, and the relevant employees of any Project Contractor to execute patent applications and assignments thereof to MMB or its nominees, and powers of attorney relating to any inventions and improvements thereto for any country that MMB may designate, and shall take all other actions as MMB may request to maintain and protect such inventions and improvements

60.3	MMB shall pay all costs or charges incurred in protecting such inventions and improvements if MMB wishes to protect them.

61.0	Safety

61.1	The EPCM Contractor shall be responsible for safety at the Site during the performance of the EPCM Services and Project Work and shall:

61.1.1

comply and ensure compliance by all Project Contractors at the Site with site safety regulations, campsite rules, directives from MMB and all applicable laws, ordinances or regulations relating to health and/or safety, including the Environmental Requirements;

61.1.2

furnish first aid, emergency medical treatment, medical evacuation and similar services for the employees of the EPCM Contractor, the Project Contractors (which shall include medical evacuation services for employees thereof) for injuries, illnesses or accidents occurring at the Site or in connection with the EPCM Services, and the Project Work;

61.1.3	develop and implement its own safety program at the Site which shall be coordinated and consistent with MMB’s safety program for the Project;

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61.1.4	cause each Project Contractor performing services or work at the Site to implement a comparable and coordinated safety program;

61.1.5	maintain, in a form approved by MMB, injury and illness statistics which shall be available for inspection by, and submitted to, MMB upon its written request; and

61.1.6

ensure that each Project Contractor provides its own first aid, emergency medical treatment and similar services for injuries, illnesses or accidents involving its employees, agents or representatives at the Site or are covered by a Site wide medical emergency service.

61.2

The Contractor’s Representative shall report any accidents, injuries and illnesses which require medical attention greater than minor first aid and any material damage to MMB’s property verbally to MMB at the time of the incident followed by a written report detailing the incident, and satisfactory in form and sufficiency of content to MMB, within 24 hours after each occurrence.

61.3

If the EPCM Contractor becomes aware of any hazardous conditions that endanger the employees or property of MMB, the EPCM Contractor, the Project Contractors or any other persons at the Site, the EPCM Contractor shall notify MMB, in writing, of the existence of such conditions and shall take all necessary precautions to prevent injury to person and property on the Site until the condition is addressed by the person(s) responsible, notwithstanding that such hazardous conditions may not be under the EPCM Contractor’s control.

61.4

The EPCM Contractor shall provide safe means of access to all places at the Site where work or services are to be performed by the EPCM Contractor, the Project Contractors the MMB Contractors and other persons who enters the Site for any purpose in connection with the Project to that portion of the Site where their respective work is to be performed, and to the routes to be designated by MMB for ingress and egress to the Site and the EPCM Contractor shall take all necessary precautions against injury to the same.

61.5

Without in any way limiting the EPCM Contractor’s obligations in respect of safety, MMB reserves the right to direct that the EPCM Services and/or Project Work be stopped at any time if MMB observes or becomes aware of any unsafe condition or unsafe practice involving any activity at the Site.

62.0	Co-operation with MMB Contractors

62.1	Subject to Section 21.0, the EPCM Contractor shall:

62.1.1

take all reasonable steps to plan, co-ordinate and programme and, to the extent physically feasible without significant impact upon the Project Schedule, to integrate the performance of the EPCM Services and the Project Work with the activities of the MMB Contractors who may be engaged on or near the Site;

62.1.2

arrange regular co-ordination meetings to plan, review and determine co- ordinated activities for the management of interfaces between the EPCM Services, the Project Work and the activities of the MMB Contractors;

62.1.3	exercise all reasonable endeavours so as to minimise any interference with or hindrance of or by the performance of the activities of the MMB Contractors;

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62.1.4	co-operate with MMB and the MMB Contractors so as to promote and foster a co-ordinated and integrated approach to the EPCM Services, the Project Work and the activities of the MMB Contractors.

63.0	Certificate of Mechanical Completion

63.1	The EPCM Contractor shall give MMB:

63.1.1	reasonable notice when Mechanical Completion is anticipated for a System or combination of Systems from time to time; and

63.1.2	14 calendar days notice of the date upon which the EPCM Contractor anticipates that the Mechanical Completion Milestone will be achieved.

63.2

When the EPCM Contractor considers that the Mechanical Completion Milestone has been achieved, the EPCM Contractor shall deliver a written request for a Certificate of Mechanical Completion for all or part of the Facilities. Within 14 calendar days of the receipt of the request, MMB shall issue a Certificate of Mechanical Completion for the whole or part of the Facilities, or give the EPCM Contractor written reasons for not issuing the certificate.

63.3	The Mechanical Completion Milestone shall be deemed to have been met upon issuance of a final Certificate of Mechanical Completion for that part of the Facilities for which it is issued.

63.4	Issuance of a Certificate of Mechanical Completion:

63.4.1	shall not constitute approval of any Project Work or other matter, nor shall it prejudice any claim by MMB in respect of the EPCM Services or the Project Work; and
63.4.2	shall constitute MMB’s agreement with the Punch List Items relating to the Facilities attached to the Certificate of Mechanical Completion.

64.0	Not used

65.0	Final Acceptance Certificate

65.1

When the Project Work or any separable portion thereof, has been fully and finally completed, including the completion of all Performance Tests including those relating to copper production, zinc production and cobalt production required by the Project Specifications, the EPCM Contractor shall apply for a Final Acceptance Certificate to MMB in writing. MMB shall then promptly schedule a final inspection of the Project Work with the EPCM Contractor and will promptly thereafter notify the EPCM Contractor in writing of all particulars in which this inspection reveals that the Project Work is incomplete or constitutes Defective Project Work.

65.2

The EPCM Contractor shall promptly take such measures to ensure such Defective Project Work is remedied by the relevant Project Contractor and uncompleted Project Work including completing the Punch List Items is completed.

65.3

Following the remediation of any Defective Project Work and the completion of any uncompleted Project Work, MMB shall issue an Final Acceptance Certificate for the Project Work or any separable portion thereof.

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65.4

MMB shall not be required to issue a Certificate of Final Acceptance until all liens charges and encumbrances against the Project arising out of, or directly or indirectly related to the EPCM Services have been cleared and discharged by the EPCM Contractor.

66.0	Accounts and Records Right of Audit

66.1

The EPCM Contractor, during the performance of the EPCM Services and for a period of 6 years after the earlier of Mechanical Completion or termination of the EPCM Services and/or this Agreement, shall maintain all records and books of accounts, invoices, receipts, and payment and other records consistent with internationally adopted accounting practices in connection with all EPCM Services in auditable form and shall provide MMB and its appointed auditors access to all of the EPCM Contractor’s personnel job descriptions, qualification records, books, correspondence, instructions, plans, drawings, receipts, vouchers, data stored in computers, and memoranda of all types relating to the EPCM Services during that time period provided however that the purpose of any such audit shall only be for verifying such costs and determining if such costs were recoverable by the EPCM Contractor under the terms of this Agreement and provided further that the EPCM Contractor shall not be required to provide access to those of its costs covered by fixed rates or costs or fees which are expressed as percentages of other costs, multiplers, all-in-rates or lump sums. Third party auditors and accountants must sign EPCM Contractor's standard confidentiality agreement prior to the commencement of the audit. Third party auditors and accountants must, prior to the commencement of the audit, demonstrate that they comply with EPCM Contractor's data handling and security standards in accordance with SAS 70 or equivalent international IT standard. In addition, third party auditors and accountants must comply with all local and national data privacy laws. All third party auditors and accountants compensated in whole or in part on a contingency basis are prohibited from auditing this Agreement.

67.0	Liens

67.1	The EPCM Contractor will promptly pay its employees and subcontractors all amounts that are properly due and payable when such amounts are due and payable.

67.2

The EPCM Contractor shall, upon receiving written notice from MMB, immediately remove from the Project or from any part of the Project any and all liens, charges and encumbrances which result from EPCM Contractor’s failure to pay its employees and subcontractors and shall if required post a bond or pay funds into an appropriate court depository in respect of the same.

67.3	The EPCM Contractor shall indemnify MMB from all costs, expenses, claims, actions and liabilities as a result of the EPCM Contractor’s failure to comply with Sections 67.1 and 67.2.

67.4

MMB may, at any time and from time to time, require the EPCM Contractor to provide, as a condition of any payment by MMB to the EPCM Contractor, a sworn statement from the EPCM Contractor’s Senior Management that all amounts properly due and owing to the EPCM Contractor’s employees and subcontractors have been paid and identifying all known claims by such employees and subcontractors that may give rise to a claim of lien, charge or encumbrances against the Project or against MMB’s interests in the Project.

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67.5

MMB may retain from any and all payments due or coming due to the EPCM Contractor (subject to the EPCM Contractor's right to receive the relevant payment in return for the provision to MMB of security of an equal amount) on account of the EPCM Services the full amount of any liens, charges or encumbrances claimed or filed against any part of the Project together with a reasonable amount representing MMB’s legal costs for discharging and removing the same if the EPCM Contractor fails to do so. Such amount shall be released to the EPCM Contractor after the EPCM Contractor discharges the lien charge or encumbrance.

67.6

If the EPCM fails to promptly discharge the liens, charges or encumbrances, then MMB may use the funds retained pursuant to Section 67.5 for the purposes of discharging the same and shall be entitled to deduct any amounts in excess of the retention to achieve the said discharge from any amounts due or coming due to the EPCM Contractor.

68.0	Taxes

68.1	The EPCM Contractor shall cooperate with MMB to lawfully minimize tax liabilities accruing to each of them as a result of entering into or performing this Agreement.

68.2	The EPCM Contractor shall not revise or alter any Project Contract or its method of performance in any manner that would adversely affect MMB’s tax liability without MMB’s prior written consent.

68.3	All payroll taxes, remittances and deductions for the EPCM Contractor’s employees or representatives shall be borne and paid by the EPCM Contractor as part of its overhead.

68.4

The EPCM Contractor shall not be responsible for, value added taxes, levies, Mexican withholding taxes, charges, duties or assessments in connection with the EPCM Agreement performed in Mexico, provided that it shall be the EPCM Contractor’s obligation to identify and coordinate the payment of all such taxes, value added taxes, levies, charges, duties or assessments on behalf of MMB.

68.5

The Parties shall indemnify and hold harmless each other from any liability arising from such Party’s failure to make or pay any payroll taxes, remittances or deductions for its employees or representatives.

68.6

To the extent that such tax withholding is required by the government or political subdivision of any other state or country having jurisdiction over this Agreement, MMB shall have the right to withhold and remit to appropriate tax authorities all local or other taxes applicable to payments made by MMB to the EPCM Contractor pursuant to this Agreement.

69.0	EPCM Contractor Parent Company Guaranty

69.1	REDACTED. This section provides obligations of the EPCM Contractor with respect to its Parent Company Guaranty.

69.2	REDACTED. This section provides information surrounding replacement of the EPCM Contractor Parent Guarantee.

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70.0	Survival

70.1

All provisions of this Agreement which, expressly or by implication, come into or continue in force and effect after the expiration or termination of this Agreement, including but not limited to warranty and guaranty provisions, obligations in respect of payment, indemnity and insurance, all definitions, interpretation provisions and liability limitations, exclusions and waivers, shall remain in effect and be enforceable following such expiration or termination of the Agreement. The representations and warranties of the EPCM Contractor contained herein shall survive the execution and delivery hereof.

71.0	Notices

71.1

Notices, consents, approvals, authorizations, requests, reports and all other communications, except where herein otherwise provided, shall be in writing and shall either be delivered personally, sent by bonded courier, or transmitted by facsimile or e-mail to the addressee at the following addresses:

To MMB:

MINERA Y METALURGICA DEL BOLEO S.A. DE C.V.

Sinaloa No. 106 Desp. 301 y 501
Col. Roma Del. Cuauhtemoc
06700 Mexico D.F

Fax: 604 629 5228
E-mail: mike.shaw@mmboleo.com
Attention: Michael Shaw

To the EPCM Contractor:

ICA FLUOR DANIEL, S. DE R.L. DE C.V.,

Viaducto Rio Becerra No. 27,
Col. Náples 03810 México, D.F.

Fax: +5255 5061 7533
E-mail: alejandro.guarda@icafluor.com
Attention: Alejandra Guarda
Copy to: Hugo Arreola

71.2	Notices shall be deemed to have been received:

71.2.1	at the opening of business in the office of the addressee on the second business day following the dispatch of the Notice by bonded courier;

71.2.2	at the opening of business in the office of the addressee on the business day next following the transmission of the Notice by facsimile or e-mail transmission; and

71.2.3	on the actual date of receipt if the Notice is personally delivered on a day other than Saturday, Sunday or a statutory holiday at the place where it is delivered.

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72.0	Enurement

72.1

This Agreement shall enure to the benefit of, and be binding upon, on the Parties and their successors and permitted assigns. Except as set out in the Direct Agreement, no other person or entity shall be a third party beneficiary or have any rights by virtue of this Agreement.

73.0	Governing Law

73.1	This Agreement shall be governed and construed according to the laws of England and Wales.

74.0	Entire Agreement

74.1

This Agreement, as herein expressed, constitutes the entire agreement between the Parties and supersedes all previous communications, negotiations, representations, understandings and contracts (whether written or oral) between the Parties made prior to the Effective Date with respect to the subject matter herein.

75.0	Counterparts

75.1

This Agreement may be executed and delivered by facsimile or by PDF attachment and in any number of identical counterparts each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

76.0	Compliance with Laws

76.1

In performing the EPCM Services, the EPCM Contractor shall comply, and shall cause all its employees, subcontractors and Project Contractors to comply, with all applicable laws, regulations and statutory requirements of every competent federal, provincial, municipal, regional and other statutory authority applicable to the performance of the EPCM Services.

76.2

Without limiting the foregoing, the EPCM Contractor shall comply, and shall cause all its employees, subcontractors and Project Contractors to comply, with all environmental laws, regulations, codes, permit requirements, or directives from any lawful authority possessing jurisdiction, applicable to or affecting the EPCM Services, the Project Work, the Facilities, or the Site and specifically including laws aimed at reclamation or restoration of the lands included within the Project, abatement of pollution, protection of the environment, protection of wildlife, ensuring public safety from environmental hazards, protection of cultural or historic resources (including laws governing the protection of the culture of the indigenous people), and management, storage or control of hazardous materials and substances as well as the release or potential release thereof.

77.0	Further Acts

77.1	Each Party shall execute such further and other documents and instruments and do such further and other acts as may be necessary to implement and carry out the intent of this Agreement.

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78.0	Severability

78.1

If any provision of this Agreement or any portion of a provision of this Agreement is declared by any tribunal or court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions or the remaining portions thereof. On the contrary, such remaining provisions or portions thereof shall be fully severable, and subject to Section 78.2 this Agreement shall be construed and enforced as if such invalid provisions or portions thereof never had been inserted in this Agreement.

78.2

In the event that any portion or all of this Agreement is held to be void or unenforceable, the Parties agree to negotiate in good faith to reach an equitable agreement which shall effect the intent of the Parties as set forth in this Agreement.

79.0	Assignment

79.1

The EPCM Contractor shall not assign, convey or transfer this Agreement, or any benefits, rights, interests, burdens and obligations under it without the prior written consent of MMB such consent not to be unreasonably withheld. Any such assignment will be subject to the assignee agreeing to collateral wording materially as set out in Schedule ‘L’

79.2	Any such purported assignment, conveyance or transfer contrary to this Section 79.0 shall be null and void.

80.0	Financing of the Project

80.1	MMB may assign this Agreement to the Financing Parties by way of security without EPCM Contractor’s consent.

80.2	EPCM Contractor’s general obligation

80.2.1

EPCM Contractor shall provide such assistance as MMB may reasonably request in connection with the financing of the Project. EPCM Contractor shall make available to MMB and the Financing Parties such information relating to the status of the EPCM Services and the Project Work as the Financing Parties may reasonably request from time to time.

80.2.2

EPCM Contractor shall provide such documents including furnishing such consents to assignment, certifications, representations and opinions of counsel addressed to MMB and the Financing Parties and such other documents as may be reasonably requested by MMB or the Financing Parties in connection with the financing of the Project.

80.2.3

EPCM Contractor agrees that in the event of an assignment of the Agreement to the Financing Parties or any other permitted assignee, EPCM Contractor shall, if requested by MMB, execute an acknowledgement of assignment.

80.2.4

EPCM Contractor agrees to allow, the Financing Parties, their respective agents and advisers such reasonable access to the Site and to documentation (subject to obligations as to confidentiality) in relation to the Agreement at such times as they shall reasonably require.

80.3	Not used

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80.4	Direct Agreement with Financing Parties

80.4.1	EPCM Contractor must, if requested by MMB, enter into a direct agreement with the Financing Parties in the form set out in Schedule L.

80.5	Export Credit Agencies

80.5.1

EPCM Contractor acknowledges that MMB may use ECAs to assist in the financing of the Project. EPCM Contractor accepts to be paid by any such ECAs or its paying agent direct in lieu of MMB. EPCM Contractor agrees that payments can be made by the Financing Parties either directly or indirectly through a trustee or paying agency mechanism.

80.5.2

EPCM Contractor acknowledges that the EPCM Services including the engagement of Project Contractors as agent for MMB should be carried out taking into consideration eligibility for financing by the utilisation of any ECA Credit with the amounts available for drawing from the ECA Credit in respect of such materials, work and associated services. Where the equipment and goods and services under any Project Contract which the EPCM Contractor proposes to enter into as agent for MMB would not be Eligible Goods and Services, the EPCM Contractor shall advise MMB accordingly and shall identify any alternative supplier from whom the procurement of the relevant equipment, goods or services would be treated as Eligible Goods and Services, together with details of how the costs of awarding a Project Contract to that alternative supplier compare with the costs in the Open Book Estimate for the relevant equipment, goods or services. If required by MMB, the EPCM Contractor shall enter into a Project Contract with that alternative supplier.

80.5.3

EPCM Contractor shall do all things necessary, in good time, which MMB notifies EPCM Contractor it reasonably considers necessary and within the control of EPCM Contractor to permit MMB fully to utilise the ECA Credits which may include:

(i)

the submission or provision by EPCM Contractor to MMB or any ECA or any agent bank appointed to administer an ECA Credit of all documentation (including sourcing records), invoices, supplier certificates, guarantees, recourses, undertakings and shipping/freight documents, certificates by independent accountants, arbitral awards and other information as may from time to time be reasonably requested to MMB by any ECA and including in the case of the EPCM Services performed in the United States of America, copies of invoices submitted by Fluor Daniel Latin America Inc. to the EPCM Contractor (including supporting documentation) and evidence of payment of Fluor Daniel Latin America Inc.;

(ii)

compliance with all drawdown and payment procedures required by each ECA in order that utilisation may be made under any ECA Credit or in order for each ECA Credit to remain available for utilisation and so that each ECA Credit remains in full force and effect;

(iii)	maintenance of all sourcing records necessary to satisfy the requirements of the ECAs;

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(iv)

the meeting of all conditions precedent, ongoing terms (including those relating to the transportation of materials and equipment), conditions or requirements which may include any sourcing or related expenditure requirements of any ECA such that the terms of any ECA Credit or the terms of the cover provided by any ECA are complied with in all respects and that such cover remains in full force and effect; and

(v)	the provision of all further reasonable assistance or support requested by MMB in connection with any ECA Credit or its utilisation.

For the avoidance of doubt the EPCM Contractor’s obligation in relation to the Project Works will be limited to the performance of those EPCM Services regarding the selection and appointment of Project Contractors and the enforcement of the terms of the relevant Project Contracts.

80.5.4

EPCM Contractor undertakes to reimburse immediately to MMB, in accordance with procedures specified by MMB, any amount which may have been paid twice to EPCM Contractor as a result of the arrangement of such ECA Credit during the course of the Agreement.

80.5.5	All administrative costs borne by the EPCM Contractor in relation with the ECA Credit shall be recoverable by the EPCM Contractor as Reimbursable Expenses.

80.6

Financing Parties Requirements The EPCM Contractor must comply with the health, safety and environmental requirements of any of the Financing Parties, with all applicable environmental and safety regulations of a jurisdiction where any of the EPCM Services and the Project Work is performed.

81.0	Environmental and Social Action Plan

81.1

The EPCM Contractor will comply with the Environmental and Social Action Plan prepared by MMB in accordance with the Equator Principles, the IFC Performance Standards and the US-EXIM Environmental Requirements.

81.2	In the event that MMB requires any change to be made to the Environmental and Social Action Plan the provisions of Section 22 shall apply to the implementation of that change as proposed by MMB.

82.0	Independent Contractor

82.1

The EPCM Contractor is an independent Contractor and not an employee or partner of MMB and notwithstanding the EPCM Contractor’s limited authority to act as MMB’s agent for certain purposed described in this Agreement, it is not the purpose or intention of this Agreement to create a joint venture, partnership, mining partnership or employment relationship between MMB and the EPCM Contractor

83.0	Waiver

83.1

None of the terms or conditions of this EPCM Agreement or any past or future default, breach, or modification of any of the conditions of this Agreement are or shall be waived unless such waiver is given in writing, specifically specifying the contractual provision being waived.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year below written, but effective as of the day and year first set forth above.

MINERA Y METALURGICA DEL BOLEO S.A. DE CV	)
by its duly authorized signatory	)
)
)
)
)
)

Authorized Signature:

Name of Signatory:

ICA FLUOR DANIEL. S. DE R.L. DE C.V.	)
by its duly authorized signatory	)
)
)
)
)
)

Authorized Signature:

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Schedule A - Description of Project

The Boleo Project is a planned greenfields development approximately 5 km north of the town of Santa Rosalía located in Baja California Sur, Mexico.

The project will consist of an underground and a surface mining operation, providing run-of-mine (ROM) ore to a fully integrated hydrometallurgical facility to produce copper, cobalt and zinc sulfate monohydrate. The ore will be blended, crushed, slurried, ground in seawater, and leached with sulfuric acid and sulfur dioxide to dissolve the mineral values. After a partial neutralization of acid values with incoming slurry, the solids will be washed in a counter current decantation (CCD) circuit. Washed solids slurry will be neutralized with calcium carbonate (limestone) and pumped to a zero discharge Tailings Storage Facility (TSF). The values in solution from CCD will then be subjected to solvent extraction (SX), precipitation and ion exchange steps to remove the various metals. Initially, a copper cathode electrowinning (EW) facility will be constructed to plate copper from the electrolyte product from the copper SX. . The introduction of processing facilities to produce cobalt metal and zinc sulfate monohydrate will follow, with initial production scheduled 4 months after initial copper production. Costs are not included for manganese production, other than space allowed within the plant.

Ore supply will be from a combination of surface open pit and underground mines covering a 23-year plant processing period. Mining operations commence 2 years prior to the process plant startup date and ramp up. Over the mine life, an average of 4.2 Mt of ore (wet tonnes) will be mined each year, and delivered to a hydrometallurgical processing plant for treatment.

The process plant is based on the following steps:

  Ore stacking to promote blending
  Crushing
  Slurrying the fines in seawater
  Crushing oversized materials
  Grinding in seawater to produce a slurry
  Thickening
  Atmospheric leaching of the ore in a sulfuric acid
  Further leaching with sulfur dioxide gas to increase cobalt recoveries
  Solid-liquid separation of leach residue (solids) in counter current decantation (CCD) thickeners
  Neutralization of washed solids with ground limestone and pumping to the TSF
  A partial neutralization of the CCD leach liquor product utilizing fresh ore
  Copper metal recovery from solution via solvent extraction (SX) and electrowinning (EW) to produce copper cathodes
  Iron removal from the copper free liquor (raffinate) by pH adjustment with limestone that is mined and ground at site
  Direct Solvent extraction to produce a Cobalt, Cadmium, Zinc rich solution
  Removal of cadmium through zinc precipitation
  Zinc solvent extraction and crystallization to produce zinc sulfate monohydrate
  Cobalt solvent and ion exchange with electrowinning to produce cobalt metal

Contract17-105A Schedule A	A-1 of 2	Rev B

Plant tailings will be deposited in a tailings storage facility. The scope of Contractor is the 1 year starter dam, designed by others. Contractor will provide distribution and seepage collection, basic design by others

Project infrastructure includes the following:

  Marine facilities—barge dock and seawater pump station with unloading conveyors
  Sulfuric acid plant to produce sulfuric acid and electricity; excess acid will be sold
  Sulfur dioxide gas plant with waste heat steam production
  Heavy Fuel Oil generators to produce the balance of electricity
  Desalination plant for fresh water with one thermal unit and one RO unit
  Fuel storage and handling facilities (by Vendor)
  Haul roads and site access roads
  Administration, warehouse, and maintenance buildings
  Mine facilities building (shops, offices/change rooms)
  Laboratory, clinic and access control buildings
  Construction camp
  Buildings for administration, maintenance and warehousing
  Sewage treatment facility
  Electrical distribution and communication systems

Contract17-105A Schedule A	A-2 of 2	Rev B

Schedule B - Scope of EPCM Services

Contractor shall provide engineering, procurement, construction management (including pre-commissioning) and related technical and administrative services associated with the Project as described in Schedule A with the qualifications and exclusions as defined herein.

The Contractor’s Scope of Services are those required in order to complete the Project, subject to the exclusions stated herein. The following lists of services for each discipline are not exhaustive.

General

Included as part of the scope is:

  Liaison with Owner throughout the Project.
  Prepare and maintain project execution plan (PEP)
  Prepare and maintain project procedures manual (PPM)
  Maintain project files and records
  Archive project files and records at the end of the project
  Prepare a close-out report
  Manage Vendors, Contractors, Subcontractors and Suppliers such that schedule and warranty periods are achieved and all notices required from OWNER under the Project Contracts are served properly etc.
  Advise OWNER promptly regarding claims and potential claims from Vendors and Project Contractors.
  Manage interfaces including interfaces with Owner on utilities, camp accommodation, Site access, Site safety, and Site security.
  Preparation of detailed Project Procedures covering the Services and submission to Owner for approval.
  Implementation of the Contractor’s Procedures and the monitoring and reporting on compliance.
  Implementation of a Project Schedule of contract packages for the Contractor’s scope as agreed with Owner.
  Responsibility for project management to control and monitor the CM Services with respect to safety, quality, capital cost and schedule.
  Monitoring and reporting of the CM Services with regard to quality, budget and schedule.
  Production of Monthly Reports for the Contractor’s scope.

Controls

The Contractor shall carry out the following project control services relative to the Contractor’s scope:

  Prepare and update the overall Project Master Schedule for the Project, incorporating the schedules of Subcontractors and Suppliers.
  Prepare and maintain a contract and procurement schedule based on the engineering, contracting and procurement plan and regular analysis and reporting to Owner.
  Establish baseline schedules for use in reporting of progress and variances from the Control Schedule.
  Timely control of interfaces between temporary construction services, permanent facilities and commissioning requirements.

Contract 17-105A Schedule B	B-1/7	Rev B

  Monitor the schedule performance of the construction workforce on Site including Contractor, Subcontractors and Suppliers site activities and services.
  Implement and manage a detailed cost and schedule change management program
  Prepare and maintain a cost control system, which provides details of the approved budget, commitments, expenditures and estimated total costs to complete the scope.
  Allocate all invoices and progress claims to a detailed code of accounts to Owner specification.
  Advise Owner monthly in report format to be agreed of progress in the provision of Services against agreed budgeted man-hours, reimbursable costs and expenses.
  Prepare a Monthly Report summarizing progress on all construction and construction labor as outlined in Schedule N using earned value reporting systems and methodology approved by Owner.
  Prepare Weekly Reports in a format approved by Owner.

Progress and Project Meetings and Reports

  Issue monthly project reports during the complete EPCM project cycle

  Provide weekly project updates at the weekly meetings; meeting minutes, and one page weekly report

Management of others

  Progress reporting of vertical package vendors will be incorporated into the overall project reporting

  Progress reporting of subcontractors retained by CONTRACTOR will be prepared and incorporated into the overall project reporting

Change Management

  Implement a proactive and responsive process for measurement, management, and forecasting of project cost

  Prepare change order, trend, and deviation documentation for Owner’s review and approval

  Maintain change log

Information and Data Management

  Maintain data transfer and collaboration website (Projects On Line)

  Manage CONTRACTOR document issuance

  Manage document receipt from vendors and OWNER reviews

  Manage drawing and data archiving function

  Assemble operations and maintenance manuals (as supplied by vendors)

Material Management

  Prepare bidders and contractors list for OWNER review and approval

  Prepare contracting plan

  Prepare logistics plan and prepare terms for contracting of freight forwarder

  Prepare procurement plan

  Perform material planning

  Issue PO packages for RFP and purchase

  Issue contract packages for RFP and contract

  Prepare bid review packages and recommendations

  Perform expediting

  Perform supplier quality surveillance (SQS)

Contract 17-105A Schedule B	B-2/7	Rev B

        Provide structural steel coordination
        Provide warehousing
        Receive, store and issue project procured material and equipment
        Perform OS & D reports and resolve claims with suppliers
        Assume management of active purchase orders

      Engineering and Procurement
      All Disciplines

        Issue existing and prepare new design criteria

        Issue existing and prepare project design standards

        Prepare technical contents of bid packages for quotations

        Prepare technical contents of bid packages for PO items

        Prepare technical contents for contract packages

        Conduct technical review of bids for major packages

        Conduct technical review of vendor drawing and data submission

        Provide construction/installation specifications for Contractor-designed items

        Provide home office engineering support during construction

        Purchase start-up spares and correlate vendor maintenance spare recommendations

        Provide technical information and support to OWNER's permitting process

        Prepare conforming specifications

        Provide as-built drawings of P&IDs and electrical and underground installations (based on prepared red-lines generated by subcontractors)

      Reviews

        Perform HAZOP review

        Perform technical peer reviews

        Perform constructability reviews

      Process

        Maintain process flow diagrams

        Redraft and maintain P&IDs in SmartPlant

        Engineering to support preparation of mechanical specifications

        Confirm process equipment sizing

      Mechanical

        Specifications for major equipment

        Equipment datasheets

        Project-wide equipment list (all tagged items)

        Hydraulic calculations

      Plant Design

        3D model in PDS

        General arrangement drawings

        Pipe supports

        Above ground pipe design

        Line list

        Piping line class specification

        Pipe stress analysis

        Piping isometrics

Contract 17-105A Schedule B	B-3/7	Rev B

      Civil

        Site plan layouts

        Rough and finish grading drawings

        Road design

        Utility alignments and profiles

        Definition of terms and scope of geotechnical work

        Review of drainage management systems around various project facilities

      Structural/Architectural

        Architectural layouts/elevations (non-process buildings and facilities)

        Definition and performance specification of new buildings and facilities for design/build by others

        Review of existing buildings and assessment of requirements for refurbishment and re-use

        Steel and concrete design

        Steel fabrication packages

        Review of shop drawings (for overall conformance only)

      Electrical

        Specifications for major equipment/modular electrical rooms

        Specifications for bulk materials

        Equipment datasheets

        Electrical load list

        Electrical single-line diagrams

        Schematics and wiring diagrams

        Lighting design

        Grounding design

        Electrical cable schedule

        Electrical room layouts

        Load flow, short circuit/relay protection, and harmonic study

      Instrumentation

        Specifications for communications and control system(s)

        Device datasheets

        Preparation of control philosophy

        Communications cable schedule

        Instrument loop drawings

        Instrument list

        I/O reference list

      PROCUREMENT SCOPE OF SERVICES

        Develop and maintain bidders list

        Issuing Requests for Proposals

        Management of bids

        Commercial evaluation of bids

        Placement of Purchase Orders on behalf of OWNER (ICAF acting as agent)

        Manage all aspects of the purchase orders through to final acceptance, closeout, and release of retentions

        Coordinate with OWNER’s logistics and freight contractors

Contract 17-105A Schedule B	B-4/7	Rev B

Material management activities will be planned, controlled, and statused by use of Contractor's integrated MaterialManager (MatMan) system. The MatMan modules that will be used are:
o	Material requirements
o	Material planning
o	Purchasing
o	Expediting
o	Logistics and shipping
o	Supplier quality surveillance
o	Supplier management
o	Warehousing

      CONSTRUCTION MANAGEMENT SCOPE OF SERVICES

      Contractor shall carry out the following services relative to the Contractor’s scope:

      Community Relations

      The CM Services in relation to Community Relations matters shall include the following:

        Performance of activities which achieve the most current Owner’s policies, agreements and obligations. Owner will promptly inform Contractor of any change in policy. If the ramifications of the change trigger an Adjusting Event, Contractor will promptly notify Owner.
        Ensure all Contractors, Subcontractors and Suppliers are made aware of the Owner’s policies and obligations.
        Ensure all inductions of personnel address Community Relations matters
        Address issues raised by the Owner relating to Community Relations matters.

      Construction Management Services

      The Contractor shall carry out the following construction management services relative to the Contractors scope:

        Develop an overall construction plan in conjunction with Owner’s Project Execution Plan and contracting plan.
        Optimization of the division of work between Subcontractors and Suppliers.
        Analysis and demonstration of the cost and time effectiveness of work proposed by the Contractor to be undertaken by Project Contractors, Subcontractors and Suppliers against the Control Budget.
        Review of designs and drawings for constructability and recommend any changes.
        Establish construction infrastructure, access and lay down areas for the Site.
        Control and monitoring of quality of the construction activities.
        Manage and co-ordinate the activities of Project Contractors, Subcontractors and Suppliers on the Site to ensure completion within schedule.
        Receive, evaluate, negotiate and resolve contract claims and changes.
        Report on construction progress
        Establish and manage QA/QC program to ensure quality control of the Contractor’s scope.

Contract 17-105A Schedule B	B-5/7	Rev B

      Industrial Relations on Site

      The Contractor shall carry out the following industrial relations services relative to the CM

      Contractors scope:

        Prepare and implement (after review and approval by Owner’s Industrial Relations personnel) a Site Industrial Relations Policy for the duration of the CM Services.
        Ensure the Project Contractors, Subcontractors and Suppliers comply with all relevant Applicable Law in relation to their employees.
        Ensure the Project Contractors, Subcontractors and Suppliers do not enter into an agreement with any of their respective employees in which they agree to pay or do anything not required by any Applicable Law without obtaining the prior endorsement of Owner.
        Participate in the negotiation of labor agreements covering the provision of construction personnel
        Conduct Industrial Relations Policy and management in association with Owner’s selected Industrial Relations resources.
        Review the suitability of Project Contractor’s, Subcontractors and Suppliers personnel prior to their moving to Site.
        Establish a Site personnel identification system and maintain a ‘real time’ register for all personnel on Site each day.
        Monitor the industrial relations performance of all Project Contractors, Subcontractors and Suppliers during the period of the CM Services.
        Advise Owner of any industrial relations dispute affecting the Project.
        Assist in resolving industrial relations conflicts in conjunction with the Project’s selected Industrial Relations advisers affecting Site construction performance or contracts, but not if related to the Owner’s personnel.
        Ensure Project Contractors, Subcontractors and Suppliers are using competent, appropriately qualified, experienced employees and subcontractors, and that they hold all necessary licenses, permits, endorsements and other certificates required under any relevant Applicable Law.
        Ensure Project Contractors, Subcontractors and Suppliers are responsible for their own work area security. Site security will be performed by Owner.
        Ensure personnel involved with the Contractor’s scope are confined to the works, roads and routes for ingress and egress and any other areas designated by Owner.
        Recognize that the Project will be conducted on a Mining Lease and that Owner, in its role as operator of the Project has certain responsibilities for the conduct of persons on or about the Site pursuant, for which it has promulgated certain rules and regulations.

      INTERFACE AND COORDINATION

      CONTRACTOR will coordinate information and tasks by others as follows:

      Vertical Vendors

      Vertical vendor packages have been awarded that will provide not only equipment, but certain amounts of basic and detailed engineering, procurement, and management services, including field supervision as follows:

o	FLS basic engineering including, flowsheets and P&ID´s, and comments on layout for scrubbing, grinding and iron removal
o	FLS Basic and detailed engineering in CCD, with the exception of electrical. FLS is responsible for cable tray routing

Contract 17-105A Schedule B	B-6/7	Rev B

o	Bateman-Litwin basic and detailed engineering for Copper, Cobalt, and Nickel removal circuits. CONTRACTOR is responsible for concrete, electrical, pipe below 6 inches, and the EW buildings
o	Rosenblad basic and detailed engineering for the slurry cooling area, with the exception of electrical and concrete
o	SNC-Fenco basic and detailed engineering for the sulfur melter and acid plant, including cogeneration
o	Noram basic and detailed engineering for the SO2 plant
o	Westmar basic and detailed engineering for the dock. CONTRACTOR is responsible for the piping, pumps, and conveyors.

OWNER
OWNER will provide:
o	Process design
o	Permitting
o	DCS programming and checkout
o	Grid power for camp and offices, provided by OWNER from CFE grid. CONTRACTOR is coordinating with CFE for installation and connection
o	Stripping of surficial material
o	Cactus Removal
o	Payment of vendor and contractor invoices in a timely manner. CONTRACTOR will process and approve invoices. OWNER will provide invoice payment accounting and reports
o	HFO Storage as a third party contract. Fuel to Contractor will be free issue, fuel will not be provided to project contractors(
o	Design of Tailings Storage Facilities
o	Mine design and equipment
o	Mobile Equipment
o	Design of diversion channels
o	Operating and Maintenance Manuals, other than vendor supplied manuals
o	Camp operations, including food, laundry, repairs, and administration
o	Site security
o	Supervision of Agapito and Westmar

Contract 17-105A Schedule B	B-7/7	Rev B

      Schedule C – Project Schedule

      The project schedule begins with release of engineering, November 23, 2009, and is based on a funding date of March 1, 2010 to allow for placement of purchase orders and subcontracts on that date. Once the actual funding date is established the schedule will be adjusted accordingly.

      The summary level schedule is shown on the following page.

Contract 17-105A Schedule C	C-1 of 3	Rev A

BOLEO Summary Codes Layout 12-Jan-10

Activity ID	Activity Name	Early Start	Early Finish
	MAJOR MILESTONE	23-Nov-09	02-Jul-13
	MAJOR MILESTONE	23-Nov-09	02-Jul-13
A1010	Phase 2 Start	23-Nov-09	
A1020	Funding Ready		21 Apr 10
A1087	Transition Engineering to Mexico City	17-Jun-10	
A1110	Introduction of Ore		01-Jun-12
A1120	First Copper Production	02-Jul-12	
A1130	First Cobalt Production	03 Nov 12	
A1140	Full Production	02-Jul-13	
	ENGINEERING	23-Nov-09	06-Aug-11
	ICAF Basic Enineering	23-Nov-09	11-May-10
	ICAF Detail Engineering	22-Apr-10	06-Aug-11
	Agapito Mine Planning and Engineering	23-Nov-09	16-Mar-10
	Vertical Package Engineering	23-Nov-09	13-Apr-10
	PROCUREMENT	23-Nov-09	06-Dec-11
	Award Remaining Equipment	23-Nov-09	02-Nov-10
	Subcontracting	20-Jan-10	23-May-11
	Fabrication & Delivery Mayor equipment	21-Apr-10	26-Sep-11
	Fabrication & Delivery Minor equipment	07-Jul-10	06-Dec-11
	PERMITS	23 Nov 09	23 Oct 10
	Construction permits	23 Nov 09	24 May 10
	Tailings Dam Permit	23-Jul-10	22-Aug-10
	Permiting	23-Nov-09	23-Oct-10
	MINING	24-May-10	02-Jul-13
	Boleo Road	24-May-10	21-Dec-10
	Texcoco Road	16-Nov-10	11-Sep-11
	Surface mining	02 Oct 10	02 Jul 13
	Underground mining	04-Jan-11	02-Jul-13
	Tailing dam	22-Aug-10	20-Apr-12
	Other Roads (Limestone Haul Road/Purgatorio/...	24-May-10	14-Mar-13
	PROCESS PLANT	22-Apr-10	02-Jul-13
	Camps	06-Jun-10	01-Oct-10
	Site preparation	02-May-10	31-Jan-11
	Construction Dock	22-Apr-10	23-Feb-11
	Power Plant	28 Nov 10	24 Mar 12
	Sea Water Intake and Discharge	10-Dec-10	27-May-11
	Plant for copper production	20-Jan-11	07-Mar-12
	Plant for Cobalt / Zinc Production	20-Jan-11	31-Aug-12
	Operations Terminal	29-Jan-11	27-Jan-12
	Commissioning	15 Oct 11	02 Nov 12
	Ramp Up Production	02-Jul-12	02-Jul-13

2010
2011
2012
2013
O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N
Phase 2 Start
Funding Ready
Transition Engineering to Mexico City
Introduction of Ore
First Copper Production
First Cobalt Production
ENGINEERING
ICAF Detail Engineering
PROCUREMENT
Award Remaining Equipment
Subcontracting
Fabrication & Delivery Mayor equipment
Fabrication & Delivery Minor equipment
PERMITS
Construction permits
Permiting
MINING
Boleo Road
Texcoco Road
Tailing dam
PROCESS PL
Camps
Site preparation
Construction Dock
Power Plant
Sea Water Intake and Discharge
Plant for copper production
Plant for Cobalt / Zinc Production
Operations Terminal
Commissioning

Actual Work | Critical Remaining Work | Summary
Remaining Work | Milestone

Page 1 of 1

Primavera Systems, Inc.

Contract 17-105A Schedule C	C-2 of 3	Rev A

      Selected Milestones from the schedule are shown below:

PROJECT MILESTONES:	PLAN
Phase II Engineering Start	23NOV09
Funding Available	1MAR10
Start Construction Mobilization	1MAR10
Mobilize Site Grading Contractor	2MAY10
Camps Available	27AUG10
Begin Tailings Dam	22 Aug 10
First Surface Mining	29SEP10
First Concrete	10DEC10
Boleo Road Complete	27DEC10
First Underground Mining	30DEC10
Major grinding equipment on site	9FEB11
HFO Generators on Site	13APR11
Rectiformers Received at Site	27JUL11
CCD Concrete Complete	14SEP11
SO2 Blower Received at Site	28SEP11
Acid Plant Bricking Complete	7JAN12
Dock Complete	27JAN12
Generators Operational	18FEB12
Mechanical Completion (Copper Areas)	4APR12
Tailings Dam Complete	13APR12
Introduction First Ore	31MAY12
First Copper Production	1JUL12
First Cobalt Production	3NOV12
Construction Demobilized	14MAR13
Full Production	1JUL13

Contract 17-105A Schedule C	C-3 of 3	Rev A

      Schedule D- Reimbursable Costs

      This schedule has been redacted. It includes detailed information on fees, internal policies and other negotiated costs.

Contract 17-105A Schedule D	D-1 of 1	Rev A

      Schedule E – Incentive Fee

      This Schedule has been redacted as it includes information on incentive fees and other negotiated costs.

Coontract 17-105A Schedule E	E-1 of 2	Rev A

      Schedule F – Mechanical Completion and Final Acceptance

      “Mechanical Completion” means that facility, or a subsection of the facility or a system has been constructed according to the drawings, specifications, applicable codes and regulations, including the completion of tests and checks necessary for commencement of Wet Commissioning and subsequent Start-up operations by MMB. Conveyors will be run dry and tracked. Motors will be checked for rotation, and run in uncoupled. Both local and control room start and stop operation will be checked. Megger, Hi-Pot and continuity checks completed. MCC’s, switchgear, transformers set, level, & inspected (including oil fill of transformers. Where equipment can be run dry, such as agitators, crushers, mills (without balls) equipment will be operated. Hydrostatic testing, including filling tanks, settlers and thickeners with water, and pressure testing piping will be done. Gear boxes are filled with the proper lubricant (supplied by MMB), and where a gear box can be run, shall be run to check for temperature rise and vibration. Instruments will be calibrated as much as practical and valves be stroked. Interlocks will be proven. Tanks, and or pipes may be left full of water upon agreement with MMB. The system(s) has been completed mechanically and structurally, put in a new and clean condition; and notice of readiness for inspection been transmitted to MMB. All deficiencies have been corrected to the extent that said deficiencies can be corrected prior to the introduction of water or product. MMB may, by agreement with ICAF, consider that Mechanical Completion has been achieved, notwithstanding that some minor amount of work, such as finish insulating or painting, removal of temporary facilities, or general cleanup, remains to be done; or some deficiency not affecting operation requires correction. A list of outstanding items will be made on a "Punch List". It is intended to construct the facility and therefore the Works in a geographical manner and then to mechanically complete the work following this concept that allows for an orderly start-up. Mechanical Completion is essentially signifying completion of construction activities for a system or systems, before the Wet Commissioning process begin.

      “Punch List Items” means the itemization of incomplete items which do not prevent the safe start-up, commissioning and operation of the Work or the Facilities, as agreed and set between the Owner and ICAF at the completion of Pre-commissioning/Pre-Operational Testing, that shall not be required to be performed by the Owner to attain Mechanical Completion, but shall be completed prior to Final Acceptance by the Owner.

      “Final Acceptance” means that the facility is Mechanically Complete, Punch List items have been completed, As Built and/or red-lined drawings have been transmitted to the Owner, spare parts have been transferred to the Owner, surplus materials have been transferred to the Owner, sold, or disposed of, final cost reports have been produced, and the work area has been cleaned of trash and debris. Project Contractors have been completely demobilized, unless specifically requested to remain by the Owner. Documentation shall be presented to the Owner to assure that all construction employees have been paid, returned to their origin and all applicable payroll and other taxes have been paid. Some vendor and contractor billings, especially freight, may not be available at the time of the final cost report, and allowances may be made for outstanding invoices.

Contract 17-105A Schedule F	F-1 of 1	Rev B

      Schedule G – Key Personnel

      This schedule has been redacted as it provides personal information of key project personnel and their salaries.

Contract 17-105A Schedule G	G-1 of 1	Rev A

      Schedule I - Project Design Criteria

      The Project Design Criteria is Sections 4.1, Process Design Criteria and the Site Section 4.2 Site Conditions of the Estimate Update Report, issued January 2010. The Process Design Criteria is ICAF Specification No. CR-00-001, Revision L dated 14 Dec 2009. Additional site conditions appear as AMEC Specification 158835-C-SP-001, Rev. 0.

      NOTE – These documents may be found on Fluor’s Web-based Projects On-Line (POL)

Contract 17-105A Schedule I	I-1 of 1	Rev A

      Schedule J - Project Specifications

      The Discipline Design Criteria is Section 17 of Estimate Update Report, issued January 2010, as follows:

Discipline	Specification	Revision	Date
Civil	158835-C-SP-002 (AMEC)	A
Structural	158835-S-DC-001 (AMEC)	1	Oct 9, 2008
Mechanical	158835-S-DC-001 (AMEC)	A
Piping	158835-P-DC-000 (AMEC)	A	2 May 2008
Electrical	158835-DC-E-001 (AMEC)	0	10/17/08

      NOTE – These documents may be found on Fluor’s Web-based Projects On-Line (POL)

Contract 17-105A Schedule J	J-1 of 1	Rev A

      Schedule K – Environmental Social Action Plan

      The Environmental and Social Action Plan (ESAP) Revision H of 30 June 2010 follows.  The supporting documentation for the ESAP consists of, by reference, the following

Environmental Protection and Biodiversity Preservation Management
Revision E June 30 2010

Social and Community Development Management System
Revision F June 30, 2010

Community and Employee Health Safety and Protection Management
Revision E June 24, 2010

Public Consultation and Disclosure Management
Revision C May 24, 2010

      NOTE – These supporting documents may be found on Fluor’s Web-based Projects On-Line (POL)

Contract 17 105A Schedule K	K 1 of 89	Rev H

      Baja Mining Corp

      MINERA Y METALÚRGICA DEL BOLEO

Revision H -- 30 June 2010

      ENVIRONMENTAL

      AND

      SOCIAL ACTION PLAN

      TABLE OF CONTENTS

1	INTRODUCTION			1
	1.1	Foreword		1
	1.2	Background		1
	1.3	Location and Setting		2
	1.4	Project Permitting Process and Approval		3
	1.5	Project Preliminary Consultation Process		4
		1.5.1	Mexican Regulations	4
		1.5.2	Equator Principles	5
		1.5.3	International Finance Corporation’s Guidelines (IFC)	5
		1.5.4	Stakeholder Identification	5
		1.5.5	Communications Strategy for the Project Consultation Process	5
		1.5.6	Historical Scheduled Events	6
		1.5.7	Outlook	10
2	PURPOSE AND OBJECTIVES			11
	2.1	Scope		11
	2.2	Vision, Mission, and Corporate Principles		11
		2.2.1	Baja Mining Corp Mission	12
		2.2.2	Baja Mining Corp Corporate Principles	12
3	MANAGEMENT PROGRAM			13
	3.1	General Structure for the ESAP		13
	3.2	Management Systems		14
	3.3	Organizational Resources		14
	3.4	Departmental Organization		15
		3.4.2	Job Duties	15
	3.5	Training and Capacity Building		16
		3.5.1	Visitor Safety Training	17
		3.5.2	Construction Contractor Training	17
		3.5.3	Code of Conduct	18
		3.5.4	Employee Training	18
	3.6	Monitoring		19
	3.7	Auditing		19

      i

		3.7.1	Internal Audit Basis	20
		3.7.2	External Audit of Boleo	21
		3.7.3	Third Party Verification Audits	21
		3.7.4	Internal Audit	21
		3.7.5	External Audit of Boleo	21
		3.7.6	Third Party Verification	21
		3.7.7	Reporting, Corrective Action, and Follow up	22
	3.8	Documentation and Reporting		22
		3.8.1	Annual Report	22
		3.8.2	Document Control	23
	3.9	Evaluation and Improvement		23
4	ENVIRONMENTAL PROTECTION AND BIODIVERSITY PRESERVATION (PL1 EPBP)			24
	4.1	Objectives		24
	4.2	Antecedents		24
	4.3	Biodiversity Preservation (PL1.1)		24
		4.3.1	Flora Rescue (PL1.1.1)	26
		4.3.2	Fauna Protection (PL1.1.2)	26
		4.3.3	Compensatory Measures (PL 1.1.3)	27
	4.4	Pollution Prevention and Control (PL 1.2)		27
		4.4.1	Air Emissions Monitoring and Control (PL1.2.1)	28
		4.4.2	Hydrologic Management (Pl 1.2.2)	30
		4.4.3	Marine Ecosystem Monitoring and Control (PL1.2.3)	31
		4.4.4	Waste Management (PL1.2.4)	32
		4.4.5	Erosion Control (PL1.2.5)	32
		4.4.6	Control of Energy Consumption (PL1.2.6)	33
		4.4.7	Control of Sensory Impact (PL1.2.7)	33
	4.5	Reclamation and Closure (PL1.3)		33
5	SOCIAL AND COMMUNITY DEVELOPMENT PLAN (PL2 SCD)			34
	5.1	Objectives		34
	5.2	Antecedents		34
	5.3	Job Creation (PL2.1)		36
		5.3.1	Business Incubation (PL2.2.1)	36
		5.3.2	Local Suppliers Development (PL2.2.2)	37

	5.4	Education (PL2.2)		37
		5.4.1	Support of Education (PL2.2.1)	37
		5.4.2	Environmental Education (PL2.2.2)	38
		5.4.3	Academic Liaison (PL2.2.3)	38
		5.4.4	On the Job Training (PL2.2.4)	38
	5.5	Community Health (PL2.3)		38
	5.6	Cultural Liaison (PL2.4)		38
		5.6.1	Introduction to the Community (PL2.4.1)	39
	5.7	Urban Development (PL2.5)		39
		5.7.1	Limitations	40
	5.8	Land Management and Mitigation of Displacement (PL2.6)		42
	5.9	Boleo Foundation (PL2.7)		43
6	COMMUNITY AND EMPLOYEE HEALTH, SAFETY AND PROTECTION (PL3 CEHSP)			44
	6.1	Objectives		44
	6.2	Antecedents		44
	6.3	Worker Safety and Health (PL3.1)		45
	6.4	Summary of Worker Safety and Health Considerations		45
	6.5	Civil Protection Program (PL3.2)		48
		6.5.1	Summary of Civil Protection Considerations	48
7	PUBLIC CONSULTATION AND DISCLOSURE PLAN (PL4 PCD)			52
	7.1	Objective		53
	7.2	Goals		53
	7.3	Antecedents		53
	7.4	Consultation (PL4.1)		53
	7.5	Disclosure (PL4.2)		54
	7.6	Grievance Mechanism (PL4.3)		56
8	ESAP DEVELOPMENT STAGES			57
	8.1	Environmental Protection and Biodiversity Preservation (PL1 EPBP)		57
		8.1.1	Biodiversity Preservation (PL1.1)	57
		8.1.2	Pollution Prevention and Control (PL1.2)	58
		8.1.3	Reclamation and Closure (PL1.3)	61
	8.2	Social and Community Development (PL2 SCD)		62
		8.2.1	Job Creation (PL2.1)	62

		8.2.2	Education (PL2.2)	62
		8.2.3	Community Health (PL2.3)	64
		8.2.4	Cultural Liaison (PL2.4)	64
		8.2.5	Urban Development Plan (PL2.5)	64
		8.2.6	Land Management and Mitigation of Displacement (PL2.6)	65
		8.2.7	Boleo Foundation (PL2.7)	65
	8.3	Community and Employee Health, Safety and Protection (PL3 CEHSP)		65
		8.3.1	Worker Health and Safety (PL3.1)	65
		8.3.2	Civil Protection (PL3.2)	66
	8.4	Public Consultation and Disclosure (PL4 PCD)		67
		8.4.1	Consultation (PL4.1)	68
		8.4.2	Disclosure (PL4.2)	69
		8.4.3	Grievance Mechanism (PL4.3)	69
9	FINANCIAL RESOURCES AND IMPLEMENTATION			73
	9.1	Environmental Protection and Biodiversity Preservation (PL1 EPBP)		73
		9.1.1	Biodiversity Preservation (PL1.1)	73
		9.1.2	Pollution Prevention and Control Program (PL1.2)	73
		9.1.2.1	Air Emissions Monitoring (PL1.2.1)	74
		9.1.3	Reclamation and Closure (PL1.3)	74
	9.2	Social and Community Development (PL2 SCD)		75
		9.2.1	Job Creation (PL2.1)	75
		9.2.2	Education Program (PL2.2)	75
		9.2.3	Community Health (PL2.3)	76
		9.2.4	Cultural Liaison (PL2.4)	76
		9.2.5	Urban Development Plan (PL2.5)	76
		9.2.6	Land Management and Mitigation of Economic Displacement (PL2.6)	76
		9.2.7	Boleo Foundation (PL2.7)	76
	9.3	Community and Employee Health, Safety and Protection (PL3 CEHSP)		76
		9.3.1	Worker Health and Safety (PL3.1)	76
		9.3.2	Civil Protection (PL 3.2)	77
	9.4	Public Consultation and Disclosure (PL4 PCD)		77
		9.4.1	Consultation (PL4.1)	78
	9.5	Disclosure (PL4.2)		78

9.5.2	Grievance Mechanism (PL4.3)	78

      v

Appendices
Site Safety Orientation Revision 20091030
English
Spanish
Employee Safety Orientation
Change Management Revision B 25may10
Contractors and Suppliers Requirements Social Responsibility Revision D 17may10

      Table of Revisions

Revision Letter	Section	Page	Date

      Environmental and Social Action Plan

      1 INTRODUCTION

      1.1 Foreword

      The Environmental and Social Action Plan (ESAP) reflects the activities undertaken by MMB to comply with Mexican regulations; with the permits and authorizations derived thereof; with the mitigation and control measures proposed in the environmental and social impact assessment of the project; and with the Equator Principles and Performance Standards endorsed by the World Bank and the International Finance Corporation (IFC). As of 2010, the environmental impacts and mitigations addressed in the ESAP and its supporting management system documents include those from the regional impact assessment for the overall project, and from the assessments conducted specifically for current the MMB marine transport facility.

      Due to the requirements of Mexican legislation, all source documents must be in Spanish; therefore, the plans and programs that relate to legal compliance have been prepared in this language and will be translated into English selectively and as required for the sake of clarity in the follow-up and compliance monitoring with the ESAP. For disclosure and consultation purposes, all documents related to the plans and programs of the ESAP, as well as the progress reports related to its implementation, will be issued simultaneously in Spanish and in English.

      1.2 Background

      MMB intends to develop a mining and metallurgical complex to extract and process the copper-cobalt deposit known as El Boleo, which is located in the old mining district of Santa Rosalía, Baja California Sur. MMB is a wholly owned subsidiary of Baja Mining Corporation, a Canadian company incorporated in Vancouver, British Columbia. The El Boleo deposit was subject to continuous exploitation from 1868 to 1988. Mining operations were closed due to the fact that the technology to, economically, process the minerals had not been developed.

      To determine the volume and location of the ore reserves, during the first semester of 2005 MMB initiated an exploration campaign that consisted of a drilling program and the development of test mine works to supplement the existing geological information that came from exploration works developed between 1993 and 2000. The new exploration program resulted in the consolidation of an ore reserve that will sustain the operation of the complex for, at least, 25 years. During the exploration period, a solid environmental baseline was developed which was used for the integration of the environmental impact assessment. Additionally, two socio-economic evaluations were undertaken through full-fledged campaigns in the years 1997 and 2005. These provided invaluable input for the assessment of potential social impacts on the adjacent population.

      The project comprises the development of a complete mining and metallurgical complex to produce copper and zinc as high purity metal products, and zinc and manganese (in the future) commercial grade salts as co-products. Ore production will come from an underground mine that will exploit the mineralized mantos of the El Boleo deposit. Given the characteristics of the deposit, the ore may be mined with continuous miners with little to no use of explosives.

      The metallurgical process will include the following operations:

        Milling

        Leaching

        Solid / liquid separation

        Solvent extraction

        Electrowinning

      Environmental and Social Action Plan

      The metallurgical process involves the use of chemicals in large quantities. Therefore, preventive and control measures were included at all stages of the project to ensure their safe handling in order to minimize environmental impacts, accidents, and negative effects on human health.

      1.3 Location and Setting

      The project is located in the State of Baja California Sur, approximately 3.5 km from the town of Santa Rosalía. The Municipality of Mulegé, where the town of Santa Rosalía and El Boleo are located, is one of the largest in the country. Its population density is estimated at approximately 1.5 inhabitants / square kilometer.

      The Baja California Peninsula and the State of Baja California Sur constitute one of the most sparsely populated regions in Mexico. The inhabited areas show a clear imbalance that favors the northern regions of the Peninsula, due to its proximity with the United States of America, and its southern tip, where a dynamic tourism industry prevails. The project will contribute to the diversification of income sources to the inhabitants of Santa Rosalía, one of the most important towns within the Municipality of Mulegé. Since the closure of mining operations, economic activity has been centered on squid fishing and processing.

      The project lies within the boundaries of the El Vizcaíno Biosphere Reserve which is centered on the Desierto de Vizcaíno on the west central coast of the Baja California Peninsula. Originally, this reserve included 1.5 million hectares dedicated to the protection of the Western Coast as a refuge and reproduction zone for the grey whale and the distribution zone of the Mexican antelope (Berrendo). In 1986, the area was extended south to protect the ancient paintings at the Sierra de San Francisco; the historic buildings in the town of Santa Rosalía, dating from the late 1800’s, are associated with the early mining of the Boleo district and the coast of the Sea of Cortes.

      Environmental and Social Action Plan

      Currently, the El Vizcaíno Biosphere Reserve (REBIVI) covers a total surface area of 2,546,790 hectares as stipulated in the official decree dated November 30, 1988. According to the management plan for the El Vizcaíno Biosphere Reserve (REBIVI), the existence of the project had been recognized as previous to the date of the decree by which the reserve was created.

      The town of Santa Rosalía was born as a mining settlement by the French mining company that exploited the ore body during the late 19th century and the early 20th century. The concession by which it operated was the result of a colonization law, enacted by President Porfirio Diaz in 1883, which was designed to promote the development and settlement of the vast uninhabited territories in the Northern part of the country. The company found a totally isolated and virgin site where no aboriginal people were found and not even the voyagers of the 19th century had penetrated. For this reason, the terms of the concession included the obligations to develop the land immediately by using a certain number of men to do so. This latter provision was designed to encourage establishment of centers of population in this desert portion of the country. The initial colony was established by 172 Mexican families and less than 100 Frenchmen.

      The surface property of MMB, where the project will be developed, has no significant archaeological value as determined by the National Institute for Anthropology and History (INAH). This is mainly due to the fact that the region had no inhabitants prior to the establishment of Santa Rosalía as a mining settlement. Nevertheless, and, in accordance with, Mexican legislation, should a chance finding of archaeological or cultural significance occur, MMB will interrupt all activities in the area of the finding and notify the competent authority so that adequate actions are implemented. Additionally, all the buildings which are considered a cultural heritage are outside of the Boleo project and study area boundary and will not be affected by project development.

      1.4 Project Permitting Process and Approval

      Although the area of the project is recognized as being significantly affected by historical mining activity, the fact that it is located within the boundaries of the biggest natural protected area in Mexico places considerable attention on its evaluation. Final approval is, jointly, decided by two independent branches within the Secretariat for the Environment and Natural Resources (SEMARNAT): the National Commission for Natural Protected Areas (CONANP) and the General Direction for Environmental Impact and Risk (DGIRA). In order to obtain this approval an environmental and social impact assessment was submitted to SEMARNAT through DGIRA.

      In Mexican legislation, the preparation of an environmental and social impact assessment must follow a guide, issued by SEMARNAT that defines the minimum content that this document must have. The final document is known as an Environmental Impact Manifest (Manifestación de Impacto Ambiental - MIA), which is considered as a declaration under oath, stipulating that its contents accurately reflect the expected environmental and social impacts of a project.

      Since El Boleo constitutes a landmark for the Mexican mining sector, it was considered essential to promote an accurate understanding of its scope – its potential environmental and social impacts, and the prevention, mitigation and compensation measures that were incorporated in the design. With this objective in mind, a feedback was sought from the authorities that would evaluate the environmental feasibility of the project. To obtain this feedback, a series of presentations were scheduled with the decision-makers of the Secretariat for the Environment and Natural Resources (Secretaria de Medio Ambiente y Recursos Naturales – SEMARNAT) in order to include their observations and comments on the design of the project and on its environmental and social impact assessment. Through these consultations, the environmental authority (SEMARNAT) concluded that the final document had to assess potential impacts at a regional level.

      Environmental and Social Action Plan

      As a result of the requested change in the scope of the assessment, the applicable guide became the “Guide to Prepare an Environmental Impact Manifest: Regional Mode for Industrial Projects”. The MIA-R must include a full and comprehensive description of the project, a definition of the environmental system and the area of influence that will be affected, a detailed analysis of the ecosystems and the social and economic environment, a complete evaluation of the interaction of each environmental aspect with the ecosystem, and a forecast of the expected environmental scenarios (1) without the project, (2) with the project and no mitigation measures, and (3) with the project with mitigation measures.

      During 2006, MMB successfully completed and obtained approval for a regional environmental impact assessment that covers the construction, operation, and closure stages of the Boleo project. The Environmental Impact Manifest constitutes the source document on which all environmental, social and safety measures are based. In compliance with Mexican regulations, the documents that comprise it are in Spanish; additionally, all English documents and records must include a translation duly signed by a certified translator. The final document that was filed included the Environmental Impact Manifest (MIA), which has eight sections, an executive summary, and 36 technical and social annexes that support the overall social and environmental assessment of the project.

      During the evaluation process, DGIRA decided that additional information was required to supplement the assessment of the most significant identified impacts. This information was submitted on October of 2006. After heeding the observations and recommendation from the National Commission for Natural Protected Areas, the Secretariat for Urban Planning, Infrastructure and Ecology of the State Government of Baja California Sur and the Municipal Presidency of Mulegé at Baja California Sur, the environmental impact resolution that authorizes the construction, operation and closure of the El Boleo Mining Project was issued on November 27th, 2006 and delivered to MMB on December 7th, 2006. The official document number that contains this resolution is S.G.P.A.-DGIRA.-DDT.-2395.06 and is signed by the General Direction for Environmental Impact and Risk (DGIRA). The environmental impact resolution ratifies and expands on some of the measures proposed in the source document.

      1.5 Project Preliminary Consultation Process 1.5.1 Mexican Regulations

      In Mexico, all mining projects are required to obtain a positive environmental impact resolution before construction and operation may initiate. The procedure to obtain this resolution is governed by the General Law on Ecological Equilibrium and the Protection of the Environment (Ley General del Equilibrio Ecológico y la Protección Ambiental -LGEEPA) in Chapter Four, Section Five. This section defines the activities that are of Federal jurisdiction, and the steps that must be followed to obtain a resolution. Mining is an activity subject to Federal supervision.

      The regulations of the LGEEPA dedicate a full chapter to public participation in an environmental impact evaluation and the right to have access to information. All information submitted to the authority is considered public and is available to the public unless the owner of the project reserves some of its contents as proprietary information (Article 38). MMB did not withhold any proprietary information in the Environmental Impact Manifest submitted for the evaluation of El Boleo.

      Upon a request from a stakeholder, SEMARNAT may summon a public hearing for the projects submitted for evaluation. The request must be in writing and should specify the motives for the request (Article 40). The procedure for the celebration of the Public Hearing, the way it should be announced to stakeholders, and the handling of the information derived from the Public Hearing is specified in Articles 41 to 43. During the evaluation period of El Boleo, no such request for a Public Hearing was received by SEMARNAT.

      Environmental and Social Action Plan

      1.5.2 Equator Principles

      These principles have been adopted by most major international financial institutions to ensure that all financed projects are developed in a manner that is socially responsible, and that they reflect sound environmental management practices. By doing so, negative impacts on project-affected ecosystems and communities should be avoided where possible, and if these impacts are unavoidable, they should be, appropriately, reduced, mitigated and/or compensated.

      One of the key requirements contained in these principles is that the project owner must consult its main characteristics with project affected communities in a structured and culturally appropriate manner. For projects with significant adverse impacts on affected communities, the process will ensure their free, prior, and informed consultation. It will also facilitate their informed participation as a means to establish (to the satisfaction of the financial institutions) whether a project has adequately incorporated the concerns of potentially affected communities.

      In the case of El Boleo, it is classified as a Category A project. As such, it is required to interact not only with communities, but with NGO’s and indigenous groups that might be affected by its development. Additionally, its environmental assessment must be made available to the general public for a reasonable amount of time and in a culturally appropriate manner.

      1.5.3 International Finance Corporation’s Guidelines (IFC)

      In accordance with the Equator Principles, the IFC issued guidelines to be followed for the design of a Public Consultation and Disclosure Plan (PCD) that complies with these principles. This design must follow the local regulations and requirements and should follow an appropriate approach for consultation and disclosure, with the objective of assuring that adequate and timely information is provided to effectively engage affected communities and other stakeholders, and that these groups are given opportunity to voice their opinions and concerns for inclusion in the final design of the project.

      1.5.4 Stakeholder Identification

      In preparation for the Project Consultation Process, a field investigation was conducted to identify persons and organizations that, through its tendencies and interests, could have an influence over the development of the project. The final product would be a map of these potential actors with its interaction nets both at a local and at a national level, and those feasible in the international scene.

      The investigation also aimed to sense the feelings of the community, state and local authorities to a project of the characteristics, size and complexity of El Boleo. This objective was to be achieved through a review of the historical, social and economic backgrounds of the community that could lead to an acceptance of its development. The conclusions would be used to design the public consultation strategy. The work was conducted by Consultores en Relaciones Corporativas (CRC) and concluded in August of 2006.

      1.5.5 Communications Strategy for the Project Consultation Process

      As a result of the field investigation to map out the stakeholders of the project, a communication strategy was set up for upcoming public presentations. Its main characteristics are:

        Objectives: to improve the community’s knowledge of the project; to assess its acceptance and to address any concerns or opposition that may arise to its development.

      Environmental and Social Action Plan

        Scope: given the size and area of influence of the project, the consultation is to be directed at all persons or organizations with a current and active presence in Santa Rosalía, the Municipality of Mulegé, or the State of Baja California Sur, which show an interest in participating in the process.

        Communication Contents: background of the project and its sponsors; company vision; project description; legal compliance of the project; description of the environment and socio-economic factors in its area of influence; expected impacts of the project; prevention, mitigation, control and compensation measures; social responsibility and community wellbeing.

        Communication Approach: verbal presentations aided by visual and written material designed for the needs of each selected audience.

        Timing: in the interval between the initial authorization of the project and the conclusion of the development of its construction engineering to include pertinent changes that could arise from the concerns and opinions expressed during the presentation process.

        Speakers: management team and support staff from the Mexican company that is promoting the project (MMB).

        Audiences: stakeholders within the area of influence of the project defined as Santa Rosalía, the Municipality of Mulegé, and the State of Baja California Sur, with particular attention to the inhabitants of the town.

      1.5.6 Historical Scheduled Events

      A summarized description of each one of the events that were used to implement the communications strategy follows:

      13th Annual Science and Technology Week 2006

      Date: October 23 to October 27, 2006

      Location: the event took place at the Technological Institute of Mulegé (ITESME) provisional installations at CBTIS 69 Event Announcement: the event organizers issued a direct invitation to MMB. As participants, no prior promotion of the event was required from MMB

      Communication Tools: conference supported on a POWER POINT presentation and supplemented by a public stand and display of the project; for the duration of the event, and by a survey distributed among the attendants

      Summary of Results of the Event

      a) Objective: to gauge and improve the degree of knowledge of the project by a small sample of inhabitants of Santa Rosalía.

      b) Attendants: given the nature of the event, it was basically attended by the students and faculty of the ITESME. Total attendance numbered 67 people (40 male; 27 female). The recorded age range of the attendants was: 15 to 20, 25%; 21 to 30, 38%; 31 to 40, 31%; over 41, 6%.

      Conclusions
      In general, the objective to improve the knowledge of the project was achieved. However, the results of the survey indicated that the concerns related to the environmental impacts of the project and the commitment of the company to full disclosure of the information had to be addressed. Although specific questions in that regard were answered at the conference, the decision was made to adapt the presentation giving consideration to these specific concerns. No open opposition to the project was expressed or perceived.

      The MMB booth was well regarded and had numerous visitors. Since MMB had kept a low profile during its exploration activities, the image of the company within the townspeople was improved through its participation at the event.

      Environmental and Social Action Plan

      El Boleo Presentation

      Date: February 1st, 2007

      Location: the event took place at the Hotel Fiesta Inn, Carretera a Pichilingue Km 7.5 – La Paz, Baja California Sur.

      Access to Information: a hard copy of the full Environmental Impact Manifest for the project was filed for public consultation at the library of the Autonomous University of Baja California Sur. Additionally, the invitation included a CD with the electronic files of the full environmental impact manifest and its annexes, the additional information submitted, the resolution issued by SEMARNAT, and an executive summary to direct those interested to each particular section of the document.

      Event Announcement: MMB issued direct and personal invitations to each participant in the event. The guest list was based on the result of the interested party identification process and limited to dwellers of the State of Baja California Sur and select Federal Government officials. A balance between government officials, academics, entrepreneurs and non-governmental organizations was sought in the guest list. MMB provided accommodations to guests from outside of BCS. The invitations were issued two weeks before the event.

      Communication Tools: conference supported on a POWER POINT presentation and relevant information of the project provided in advance to foster questions from interested parties. To induce participation, the event was scheduled as an MMB-sponsored breakfast.

      Summary of Results of the Event:

      a) Objectives: to communicate the scope, size and main characteristics of El Boleo to different and representative sectors of the society of Baja California Sur; to answer queries and to address potential conflicts.

      b) Attendants: Invitations were sent to a prepared list of 86 guests. Of this total, 66 were in attendance. Additionally, 23 persons, not included in the original list, attended the event.

      Conclusions:

      The main objective of this presentation was to assemble a representative sample of potential stakeholders that reside in the State of Baja California Sur. This objective was achieved through the mix of attendants that were invited to the meeting.

      Although all information was sent in advance, little interest in consulting the material was shown by the guests. This was proven by the results of the survey conducted before the presentation which showed a lack of knowledge of the project.

      Of special interest to MMB was to find out the opinion of environmental NGO’s regarding the project. Six organizations attended the meeting. General doubts were expressed based more on lack of knowledge of the project than on objections to its development. In general, after the presentation the acceptance of the project improved.

      Meetings with Focus Groups

      Dates: March 7th and March 8th of 2007 as per the following schedule:

Date	Time	Focus Group
March 7th, 2007	9:00	Local merchants and entrepreneurs.
	12:00	Professors.
	16:00	Ejido members.

      Environmental and Social Action Plan

Date	Time	Focus Group
	18:00	Local authorities and civil servants.
March 8th, 2007	9:00	Union representatives
	12:00	Representatives of local fisheries.
	16:00	Opinion leaders.

      Location: the sessions took place at the Hotel El Morro, Km. 5 of the Trans Peninsular Highway, Santa Rosalía, BCS.

      Access to Information: a hard copy of the full Environmental Impact Manifest for the project was filed at the Museo El Boleo and at the Mahatma Gandhi Library of Santa Rosalía for public consultation.

      Event Announcement: It is important that a project of this size in well known and accepted by the leaders of the community which will be more directly affected by its development. With this idea in mind and based on the field work developed to identify the main stakeholders for the project, a series of closed sessions with different groups of Santa Rosalía’s society were scheduled.

      MMB issued direct and personal invitations to each one of the participants as per the desired list of attendants.

      Summary of Results of the Event:

      a) Objectives: to identify doubts that the project might generate and to build a support basis for its eventual development. Topics included those issues that caused more queries in previous presentations.

      b) Attendants: In average, a 60% attendance rate was achieved. The attendance per focus group is summarized in the following table:

Focus Group	Invited	Attended
Merchants and Entrepreneurs	19	13
Professors	19	14
Ejido members	14	14
Local authorities and civil servants	18	14
Union representatives	15	13
Representatives of local fisheries	15	8
Opinion leaders	24	12

      Conclusions: the interaction with focus groups is a powerful tool that can be used to sense the feelings of the community about the project. The most important result of these meetings is the message that the community is willing to accept the project, but not at all costs. Jobs for locals and community welfare are sensitive issues for the inhabitants of the community. Pollution with negative consequences on health or the environment will not be tolerated. MMB earned more confidence due to the openness showed in these discussions. To maintain it, the yearly environmental report of El Boleo will be made available to the public. It is perceived as essential to establish formal contacts with the local institutions of higher learning so that preference may be given to the hiring of community professionals.

      Public Information Meeting of El Boleo Project

      Environmental and Social Action Plan

      Date: April 19th, 2007 from 8:00 to 14:00 hours.

      Location: main hall of the Sociedad Mutualista del Progreso, Santa Rosalía, BCS. This is the largest enclosed hall in town.

      Access to Information: a hard copy of the full Environmental Impact Manifest for the project was filed at the Museo El Boleo and at the Mahatma Gandhi Library of Santa Rosalía for public consultation. Additionally, electronic copies of all pertinent information were made available at the MMB offices for those who requested it.

      Event Announcement: since this was a public meeting, the following media were used to inform all interested stakeholders, with special emphasis on those dwelling in the vicinity of the project:

      a) Newspaper: as per the field investigation undertaken in preparation of the public consultation plan, the event was announced in the El Peninsular and the SUDCALIFORNIANO newspapers. These have statewide coverage and boast the largest readership. The announcement was carried on the following dates: March 23, 26, 28 and 30 and April 2.

      b) Newscasts: within the area of influence of the project, the preferred form of communication is radio. Consequently, a brief ad that announced the event was placed on XESR – AM RADIO CACHANIA and on XENT – AM RADIO FORMULA to be broadcast on their news programs. The ad was transmitted four times a day for a nine-day period. These programs have a large audience, particularly in Mulegé and Santa Rosalía.

      c) Public Address System: a popular form to communicate in this area is the use of vehicles equipped with loudspeakers. This form is particularly effective with the population that may not have access to newspapers or newscasts. The service was hired from ESTUARDO SANDOVAL ROMERO at Santa Rosalía and from PUBLICIDAD LA COTORRA at Mulegé.

      Attendants:

      A total of 116 people attended the event. In general, they were local residents of Santa Rosalía, and residents of Mulegé. There were also participants from La Paz and from the State of Sonora.

      Rules for Participation:

      In anticipation of a large number of attendants, the following rules for participation were issued prior to the date of the event:

      a) All people may attend. If someone wishes to express opinions during the presentation, he or she must register prior to the meeting.

      b) All persons that register their participation may express their views at the session. Enough time will be allocated to express their views.

      c) Those who did not register their participation may submit their observations during the Q&A session that will follow the presentation.

      d) Registrations will be received at the MMB office from March 23rd through to April 13th, 2007

      Summary of Results of the Event:

      a) In Support of the Development of Mining Activities: the speaker expressed the objectives of the organization as a promoter of earth sciences activities. He offered their technical support for a fair evaluation of the project and recognized the MMB commitment to communication and transparency.

      b) Social Commitment of the El Boleo Mining Project and its Necessary Benefits to the Community of Santa Rosalía: the speaker indicated that MMB should have a strong commitment with the population and not limit their financial assistance solely to the preservation of El Vizcaíno. He proposed the following actions: a local fiscal registry for MMB, a training program for local persons to maximize their employment, a trust fund to aid in the solution of the most pressing needs of Santa Rosalía, to lobby for a growth of the health services for the population, and to establish mutual responsibility cooperation mechanisms.

      Environmental and Social Action Plan

      c) The Thinking of the New Generations: the speaker expressed his desire for El Boleo to become a real opportunity of work for the future generations. There is a concern regarding the future of the town once the ore is depleted, so a close relationship with the community is called upon to achieve development that will be sustainable.

      Conclusions:

      The event was mostly attended by members of the communities of Santa Rosalía and Mulegé. General support for the project was expressed subject to a strong commitment by MMB with the inhabitants, their community and their welfare through projects of shared responsibility. Additionally, stringent safety and environmental protection measures were demanded as a condition for the execution of the project. MMB reaffirmed its commitment to make public its environmental and safety records.

      1.5.7 Outlook

      As project slowdown nears its end, a series of public and private meetings will be held to re-acquaint stakeholders with the project and to present updated information.

      Environmental and Social Action Plan

      2 PURPOSE AND OBJECTIVES

      2.1 Scope

      In general, the Environmental and Social Action Plan (ESAP) must focus on compliance with all applicable legal regulations as a first priority. Thus, it is the instrument that will be used to meet these legal requirements, as well as to reduce the overall negative impacts of El Boleo, and to enhance both locally and regionally the value of its positive impacts.

      The ESAP meets the Performance Standards stipulated by the International Finance Corporation (IFC) to manage the social and environmental risks and impacts that may derive from the implementation of an endeavor with the size and complexity of El Boleo. It incorporates not only those Performance Standards, but seeks to comply with all applicable EHS guidelines (general, mining, thermal power plants, and ports, harbors, and terminals).

      By incorporating IFC Performance Standards and Guidelines, the ESAP supplements the compliance requirements set forth by the Mexican environmental authority (SEMARNAT) contained in all applicable regulations and in the Environmental Impact Resolution that authorizes the construction and operation of the project.

      Given the requirements stipulated in Mexican regulations, the EIM considers only partial actions aimed at ameliorating the potential social impacts that may be expected from the development of the project. Therefore, MMB expanded on the initial socioeconomic studies and conducted a planned series of public presentations in order to capture the understanding of the project scope by the community and its potential effects on its inhabitants.

      The ideas and concerns expressed in these public presentations are considered in the design of the social impact mitigation measures that are proposed in the ESAP. These measures will be consulted with the community to ensure that they assist in accomplishing the objective of an improvement on its general wellbeing.

      2.2 Vision, Mission, and Corporate Principles

      The vision for Minera Boleo springs from the vision of its parent corporation, Baja Mining Corp:

      Baja Mining Corp. will be a successful global mining company to the benefit of all stakeholders through responsible, sustainable, and innovative development.

      Key to the vision is the concept of sustainability. Minera Boleo follows the lead of the United Nations in defining sustainable development as:

      “Development which meets the needs of the present without compromising the ability of future generations to meet their own needs.” (Wikipedia 2009)

      Conservation of the environment, wise use of resources, and respectful collaboration with the community are also fundamental to the Minera Boleo vision. The corporate mission describes where the corporation intends to go in the course of its business development, and the Corporate Principles more fully explain how it intends to conduct its business.

      Environmental and Social Action Plan

      2.2.1 Baja Mining Corp Mission

        Successfully finance, construct, and operate El Boleo in an environmentally, economically, and socially responsible manner

        Utilize revenues from Boleo to identify, acquire, and develop other resource opportunities

        Foster and harness innovation through our belief in our people and our project

        Continually strive to add value to stakeholders – shareholders, employees, community, authorities, NGO’s, suppliers, and customers

      2.2.2 Baja Mining Corp Corporate Principles

        Apply ethical behavior in all business and community relationships.

        Conduct operations in an environmentally, socially, and economically sustainable manner

        Provide a working environment where all safety and health hazards are identified and eliminated (or controlled).

        Support local communities near its operations where our employees and their families reside; engaging in community activities and providing resources that enhance quality of life.

        Foster regular, open, and honest dialogue to establish and build a bond of trust and credibility between the company and its stakeholders.

        Provide a workplace free of discrimination in which all employees can fulfill their potential and will be treated fairly and respectfully.

        Continually enhance stakeholder value.

      Based on the corporate vision, mission, and principles, the following guidelines are set to be accomplished through the execution and management of the ESAP:

      a) MMB will prevent, mitigate and control all significant environmental aspects that El Boleo may generate in order to comply with all applicable regulations and to strive to, continually, improve the overall environmental performance of the organization.

      b) MMB is committed to rehabilitate the zone that El Boleo occupies within the El Vizcaíno Biosphere Reserve (REBIVI) to a state comparable to that prevailing in the unaffected ecosystems within its area of influence and will actively contribute to the conservation of this natural protected area.

      c) MMB will develop actions that benefit the community to improve the general well being of the inhabitants of Santa Rosalía.

      d) MMB will implement all feasible mechanisms during all stages of El Boleo to ensure the health and safety of its employees and of the population, and to comply with all applicable regulations through a detailed identification of hazards and risks and their consequent control.

      e) MMB will maintain, at all times, constant communication with the population of Santa Rosalía and with legitimate stakeholders that could be affected by the development of El Boleo, and will give adequate consideration to their feasible suggestions and proposals.

      Environmental and Social Action Plan

      3 MANAGEMENT PROGRAM

      3.1 General Structure for the ESAP

      The source document for the ESAP is the Environmental Impact Manifest (EIM) for El Boleo, supplemented by the EIM-MIA for the Boleo marine transport facility. These documents make an overall, and in-depth, assessment of the environmental and social impacts that may be expected from the execution of the project. In order to implement the necessary measures to minimize these impacts, the ESAP was devised with the following structure:

Level	Name
Strategic Plans: to establish the main lines of action that have to be implemented in order to achieve the general guidelines established in the Corporate Charter of Principles.	PL1 Environmental Protection and Biodiversity Preservation Plan (EPBP)
PL2 Social and Community Development Plan (SCD)
PL3 Community and Employee Health, Safety and Protection Plan(CEHSP)
PL4 Public Consultation and Disclosure Plan(PCD)
Specific Programs: to provide the discipline specific framework for the development of each strategic line of action to mitigate specific impacts identified in the EIM.	PL1 EPBP PL1.1. Biodiversity Preservation Program PL1.2. Pollution Prevention and Control Program PL1.3 Reclamation and Closure

      PL2 SCD

      PL2.1. Job Creation Program

      PL2.2. Education Program

      PL2.3. Community Health Program

      PL2.4. Cultural Liaison Program

      PL2.5. Urban Development Plan

      PL2.6. Land Management and Mitigation of Displacement

      PL2.7. Boleo Foundation

PL3 CEHSP PL3.1. Worker Safety and Health Program PL3.2.Civil Protection Program PL 3.3 Site Security
PCD PL4.1. Consultation PL4.2. Disclosure PL4.3. Grievance Mechanism

      The operational level for the ESAP is provided by detailed Action Plans for each Specific Program that implement mitigation, control, and compensation measures associated with specific performance indicators. These action plans are in different stages of development, and their implementation is scheduled at different times during the life of the project. The description of these action plans is contained in other sections of this document.

      All social and community programs will be developed in close cooperation with the community and with federal, state and municipal authorities. Given the size of the project as related to the prevailing economic activity in Santa Rosalía, it is possible to engage in Federal Programs such as the Social Co-investment Program, promoted by the Secretariat for Social Development, to improve the general well-being of the population. MMB will actively seek all programs that may contribute to enhance the livelihood of the population directly affected by the development of El Boleo in Santa Rosalía and in adjacent settlements.

      Environmental and Social Action Plan

      3.2 Management Systems

      The ESAP for El Boleo will follow the Plan – Do – Check – Act approach recommended by the IFC. Therefore, it will be subject to continual improvement, and be considered an integral part of the MMB strategic planning process. In its initial stage, the planning horizon for the ESAP considers a 5-year period that encompasses a 6-month engineering period, a 2-year construction period, a 6-month commissioning and ramp up period, and 2.5 years of operations and production at the design capacity of the metallurgical complex.

      No department or management group is effective without the support of operational management systems that allow it to plan, operate, control, and improve the activities under its responsibility. In the case of El Boleo, MMB is committed to incorporate environmental, health and safety, and community engagement management systems within its overall business management system. These management systems will comply in all cases with the requirements of Mexican Law and IFC Performance Standards. ISO14001 will serve as a defining reference for the environmental management subsystem; OSHA, and MSHA regulations will be the basis for the safety and health management subsystem; and, in addition to the IFC performance standards already mentioned, the guidance provided by IFC will inform the Community Engagement management system.

      Implementation of these management systems began in 2007 with limited hiring of operations personnel. Implementation increased in 2008 with a preliminary start-up but with the year ending in slowdown. Activities were at a maintenance level during 2009, but will continue at a rapidly accelerating pace through 2010, reaching full development by the end of 2011. During construction, contractor environmental, social, and safety and health programs will run in parallel with, and in conformance with, MMB programs.

      The ESAP will continue to evolve during the life of the project as the strategic programs and action plans are developed and evaluated. Adjustments and additions will occur not only in response to monitoring and technical advances, but also as a result of the disclosure and consultation with the community and with government.

      3.3 Organizational Resources

      MMB believes that a comprehensive business management plan must be designed and implemented in order to meet the challenges posed by El Boleo. This plan will follow a process approach and involve all activities and functions needed for the execution of the project. A quality management system will be incorporated, as part of this plan, to ensure that all areas involved have specific performance parameters to meet. As mentioned, the business management plan will also incorporate environmental and health and safety management systems.

      In terms of environmental, safety and health, and community engagement issues, specialized human resources within a specific management structure will be hired in order to comply with all applicable regulations, as well as the requirements that may derive from the Equator Principles, the IFC Guidelines, and any other obligation that MMB chooses to endorse. A general view of this structure is presented in the following section.

      From a financial perspective, initial estimates indicate that the costs associated with the accomplishment of environmental, health and safety and social responsibility objectives may represent between 6% and 8% of operating costs. Most of the capital cost is associated with incorporation of pollution prevention into required infrastructure. An initial estimate of required expenditures for 2010 is presented in Section 9.

      Once strategic programs and specific action plans are fully designed, actual required resources will be budgeted in order to allocate them on a timely basis to ensure its effective and efficient use. In particular, specialized equipment and tools will be provided for each action plan according to their particular requirements.

      Environmental and Social Action Plan

      3.4 Departmental Organization

      The table below shows the personnel resources that have been allocated within the company to implement the Environmental and Social Action Plan. Personnel selected for these positions will be the most appropriate and best trained available, taking into account the need for professional knowledge and expertise, as well as knowledge and understanding of local conditions and cultures.

      In-house personnel resources will be supplemented as necessary with specialists in various fields to ensure adequate resources are available to address any issues that might arise.

      3.4.1.1 Social Responsibility Organization

      General Manager, Social Responsibility

      Manager Community Engagement

      Community Engagement Programs Supervisor

      Communications Specialist

      Administrative Assistant

      Manager Safety, Health, and Protection

      Underground Mine Safety Supervisor

      Underground Safety Crew (8)

      Surface Mine and Plant Safety Supervisor

      Surface Safety Crew (4)

      Plant Safety Crew (4)

      Marine Facilities, Emergency Response, and Civil Protection Supervisor

      Medical Health Professional

      Manager, Environment

      Field Compliance Engineer

      Erosion Control Specialist

      Reclamation Specialist

      Administrative Compliance Supervisor

      Monitoring Specialist

      Administrator

      Clerk

      3.4.2 Job Duties

      Vice President Operations Approves and has ultimate responsibility for the allocation of company resources for Social Responsibility

      Manager, Social Responsibility Guides the strategic development of all aspects of Social Responsibility, establishes the actions, managing the employees and contractors, and preparing and administering the budget

      3.4.2.1 Environment Department

      Manager, Environment Manages programs of compliance, conservation, and protection of environmental resources

      Environmental and Social Action Plan

      Field Compliance Officer Ensures operations and contractor personnel comply with laws, regulations, and company programs with respect to environmental protection. Works with Administrative Compliance Officer to ensure that compliance programs are revised and improved based on site specific data collected as part of monitoring.

      Administrative Compliance Officer Ensures proper collection, analysis, interpretation, and presentation of monitoring data. Prepares all necessary reports and presentations and obtains permits as needed.

      Reclamation Specialist Implements flora and fauna protection plans, supervises contemporaneous reclamation, and ensures that erosion prevention and control programs are implemented in a timely fashion. A crew of technicians reports to the Reclamation Supervisor to perform the field work.

      3.4.2.2 Safety, Health, and Protection Department

      Manager, Safety, Health, and Protection Responsible for the safety, health, and protection of employees and the community to the extent they are affected by MMB activities

      Underground Mine Safety Supervisor Responsible for the safety, health, and protection of underground miners and support personnel. Has a staff of 4.

      Surface Mine and Plant Safety Supervisor Responsible for the safety, health, and protection of surface operations employees in the mines and at the plant. Has a staff of 8.

      Marine Facilities, Emergency Response, and Civil Protection Supervisor Responsible for the safety, health, and protection of marine facilities employees and support personnel, oversight of contractors, emergency response on site, and civil protection to the extent it is required as a result of MMB activities

      Medical Health Professional Responsible for the health of all employees to the extent it can be controlled, including food safety and workplace hygiene.

      3.4.2.3 Community Engagement Department

      Manager, Community Engagement Manages the programs of community engagement that enhance quality of life in the community and support a mutually beneficial relationship between the company and the community

      Community Programs Supervisor Responsible for implementing collaborative and independent projects

      Communications Specialist Ensures the efficient and adequate flow of information between company and community, using all available avenues such as participation in community events, meetings, radio, internet, television (occasionally), and printed media.

      Administrative Assistant Creates an informed and welcoming environment for visitors, as well as maintains documentation and assists in the administration of departmental programs

      3.4.2.4 Administration

      Administrator Provides support, organization, vision, and coordination to ensure all aspects of the Social Responsibility Group are running smoothly, are being properly documented, and that all commitments established by other members of the department are being attended to. The Administrative Assistant has a Clerk to assist in the execution of administrative duties.

      3.5 Training and Capacity Building

      In general, certain specialized skills will be required from the personnel responsible for the implementation and control of the ESAP. A brief description of the background and capacities for some of the specialized personnel includes:

      Environmental and Social Action Plan

      Biodiversity Preservation will be supervised by a professional of the Biological Sciences. He should be versed on desert flora and fauna, on the aquatic environment that prevails in the area of influence of the project, and should be capable of coordinating scientific endeavors on these themes. Preferably, hiring will concentrate on graduates from the local universities that develop talent in these areas. Training for all project personnel on biodiversity preservation, including contractors, will be a requirement. Additionally, MMB is committed to environmental education to assist in the preservation and conservation of the El Vizcaíno Biosphere Reserve (REBIVI).

      Social and Community Development will be implemented by trained personnel intimately familiar with the Santa Rosalía community. Special sensitivity with the ideas and proposals of the residents will be exercised to ensure that all actions are guided by the identified needs of the community.

      MMB is committed to open and honest communication of all issues that could affect the community. In this approach, the Manager of Community Engagement plays a critical role. The person that is assigned this responsibility will direct all the interactions with the population, and will be responsible to oversee the grievance mechanism which ensures that all complaints and suggestions from the community are handled in a prompt and responsible way.

      Additionally, the interaction with the local educational system will be crucial to the alignment of educational programs with the human resources that will be required by the project and the expected economic growth of the region.

      Safety, Health, and Protection will be key elements of all activities undertaken at El Boleo. Professionals in these areas will be engaged to ensure that health and safety are held as the most important standards for MMB’s employees and for the community. A comprehensive mutual assistance plan will be developed to assist Santa Rosalía in case of natural disasters. Mine safety in particular will be based on a sound system and on thorough training of all operators. Occupational health will be the responsibility of a health professional specialized in this field. Its activities will range from screening plans to ensure that all hired personnel is physically capable of the job, to the follow-up of health programs for the job and for their families. If possible, special programs for vulnerable groups will be developed.

      In addition to these basic qualifications, MMB will implement an internal training and capacity-building system (On-the-Job Training) to ensure that its personnel are kept abreast of the changes that may occur in their fields of knowledge at all times. Particular attention will be given to legal changes that could impact the development of the project, and to the compliance with the requirements that may derive from them. In this system, internal and external instructors will be engaged, as appropriate.

      3.5.1 Visitor Safety Training

      Safety inductions that include the Code of Conduct presented below are required of all visitors and contractors. These safety inductions are shown in appendices entitled, Site Safety Orientation Revision 20091030 are available in English and Spanish.

      3.5.2 Construction Contractor Training

      The contractor responsible for construction of the Boleo Project will be required to conduct its own safety training program.

      Environmental and Social Action Plan

      3.5.3 Code of Conduct

      Everyone associated with El Boleo will be trained on appropriate behavior for interaction with Santa Rosalía and the surrounding area. This code of conduct is designed to foster an amicable relationship between Boleo representatives and local residents.

      Code of Conduct for Employees, Visitors, Consultants, and Contractors

      Please remember, as employees, visitors, consultants, and contractors, you represent Boleo at all hours of the day and night, wherever you are in the community. Help us keep our “best foot forward” by behaving in a manner that reflects well on you and on Boleo. Please keep in mind the following:

        Behave with respect and honesty in all dealings with the community

        Comply with traffic law

        Comply with the requirements of municipal authorities

        Do not use MMB or MMB property for personal benefit

        Do not be ill-mannered

        Do not damage or deface personal or public property

        Do not publically engage in heated discussions or fights

      With your help, we can continue to ensure that Minera Boleo and its associates are welcome members of the community. Thank you.

      3.5.4 Employee Training

      3.5.4.1 Initial Training

      Initial training is received by all employees as part of their indoctrination into the Boleo organization. It includes all necessary human resource information regarding employment, it provides occupational safety and health training, specialized for mining, and it provides training on appropriate interaction with the natural environmental and local community.

      All of these aspects of training are elaborated by the Social Responsibility Group working in conjunction with the Human Resources Department. The Boleo Safety Culture is introduced and instilled during initial training. The appendix entitled Employee Safety Orientation presents the first of the talks presented during Initial Training by the Safety, Health, and Protection Department.

      Contractors are expected to maintain and operate a training program equivalent in intensity and effectiveness to the Boleo initial training for employees.

      3.5.4.2 Annual Re-training

      Annual re-training reinforces and re-emphasizes the primary elements of initial training. All employees are required to attend and be certified as re-training. Re-training will include simulations as well as classroom training.

      3.5.4.3 Specialized Training

      3.5.4.3.1 On-the-Job Training

      Employees will receive job training and on-the-job training so that they may properly and efficiently perform their tasks, taking cognizance of cost control, fellow worker safety, and effective safety, health, and civil protection at the same time. In general, certain specialized skills will be required from the personnel responsible for the implementation and control of Social Responsibility programs. As examples, a brief description of the background and capacities for some of the specialized personnel includes:

      Environmental and Social Action Plan

      The Manager of Community and Employee Health, Safety, and Protection will be capable of and experienced in the development and implementation of mine and plant safety programs and further capable of tailoring a program to the special requirements of MMB. The underground mine safety supervisor must have specialty experience and skills in mine rescue and safe operations in underground mines that are similar to underground coal mines. The Marine Facilities, Emergency Response, and Civil Protection Supervisor must receive special training from an entity approved by the Mexican government in the proper and legal operation of the marine facility

      In addition to such basic qualifications, MMB will implement an internal training and capacity-building system (On-the-Job Training) to ensure that its personnel are kept abreast of the changes that may occur in their fields of knowledge at all times. Particular attention will be given to legal changes that could impact the development of the project, and to compliance with the requirements that may derive from them. Internal and external instructors will be engaged, as appropriate to facilitate on-the-job training.

      3.5.4.4 Hazard Specific Training

      All visitors, contractors, and employees exposed to hazards will receive specific training in those hazards.

      Emergency Response and Mine Rescue

      Emergency Response and mine rescue teams will be selected from the employee base. Membership in these teams will be competitive and based on aptitude and knowledge testing. Training of Emergency Response and Mine Rescue teams will begin at the initiation of project construction

      3.6 Monitoring

      To the extent possible, all activities associated with Community and Employee Health, Safety, and Protection will have understandable, objective, and measurable performance standards that consider the opinion and proposals of legitimate stakeholders. This is particularly critical for those associated with the development and the wellbeing of employees and communities. Employees have the opportunity to participate in safety committees required by law. The opportunity to participate in a collaborative citizens committee to monitor the success of safety, health, and protection programs will also be offered. The committee will help to direct and evaluate the consequences of monitoring conducted on the part of Boleo.

      3.7 Auditing

      Auditing is the means whereby a program can be evaluated in a comprehensive and systematic way. Auditing is the most economical form of risk management available and the audit program itself will be risk-based. Regular auditing identifies issues and potential issues early before they become problems, and allows for repairs, corrections, and alterations at a manageable scale. While many systems of auditing exist, the key aspects of an effective auditing program are consistence, scope, frequency, participation, reporting, correction, and follow-up. The auditing program must be focused and efficient, and must not be allowed to hinder normal company function nor impede operational efficiency or economy. The auditing program presented here does not include financial auditing, which is an activity outside the direct scope of Social Responsibility.

      Types of Audits There are three types of auditing programs envisioned for MMB: internal, which is auditing of MMB by MMB personnel; external, which is auditing of MMB by an accredited auditor not otherwise associated with MMB; and third party verification, which is auditing of major contractors and suppliers by MMB.

      Environmental and Social Action Plan

      Consistence Consistence means the audit is carried out in the same way every time, that the auditing program is integrated into company operations, and that auditing is considered essential to everyone in the company. “Everyone” begins at the top with the company owners and directors and goes all the way down to the individuals such as technicians and clerks responsible for daily activities. Consistence means that audits are respected and welcome in the departments and areas where the audit is being made, and that every facility is granted them in order to make the audit efficient and thorough.

      Scope Scope means that the audit covers every aspect of company function and that auditors have access to all aspects of administration, engineering, operations, and warehousing. As a function, accounting is audited under this program only to the extent it affects environmental, community engagement, and safety and health.

      Frequency The frequency of auditing will be based on the risk of significant environmental, community, and health and safety impact resulting from the actions taken by the company or by contractors and suppliers associated with the company. Internal audits and audits of the EPCM contractor and other significant long-term (more than six month) major contractors and suppliers (Third Party Verification) will first be conducted immediately following the awarding of any major contract and at 30% project construction completion for the EPCM contractor.

      Internal audits will be based on the degree of conformance with company policies and commitments. Third party verification audits will be based on conformance with contract terms. Departments, contractors, and suppliers in substantial non-compliance with requirements will be re-audited six months from the date of the initial audit to ascertain compliance with company policies and commitments.

      Once a record of compliance is established, internal company audits and third party verification audits of major contractors and suppliers will be completed every three years. Audits will be conducted on minor suppliers if there is a significant risk or potential liability associated with either the supplier or the product. External auditing will be closely coordinated with the Business Department. Auditees will be given prior warning of the audit in order to minimize disruption to daily departmental activities.

      Auditing frequency is associated with degree of risk and demonstrated record of compliance. Auditing frequency and intensity will therefore be periodically reviewed and modified based on risk and compliance.

      Participation Internal audits will be conducted by a three-person team with the appropriate competencies, none of whom will be directly responsible for the area being audited. A participant from Social Responsibility will be the team leader and will be responsible for organization, arranging appointments, reporting, and follow-up.

      Corrective Action and Follow Up Procedures for corrective actions and follow up are addressed in the appendix entitled Change Management Revision B 25may10.

      3.7.1 Internal Audit Basis

      The Minera Boleo program of Social Responsibility is rooted in Mexican legal requirements, IFC performance standards, and company commitments as manifested in this Management System and the Environmental and Social Action Plan. Conformance with requirements and commitments in these areas will be periodically reviewed by means of external auditing.

      Environmental and Social Action Plan

      3.7.2 External Audit of Boleo

      The Minera Boleo community engagement program is based on Mexican legal requirements, IFC performance standards, and company policy. Conformance with requirements and commitments in these areas will be periodically reviewed by means of external auditing by competent and experienced social program auditors.

      3.7.3 Third Party Verification Audits

      Minera Boleo will itself conduct audits of certain of its ongoing major contractors suppliers to ensure that basic principles of social responsibility are met. IFC Performance Standard concepts will be used as the basis for the audits. Major suppliers, including the contractors and subcontractors responsible for construction, will be audited at least once. Minor suppliers will be audited in accordance with the social risk associated with their operation.

      The influence of Minera Boleo extends far beyond its direct actions. To ensure integration of social responsibility in all areas of that influence, Minera Boleo will operate only on a contractual basis with suppliers. This contractual basis may take the form of a purchase order, a service agreement, or a contract, but in all cases there will be a contractual arrangement. Accompanying this contractual arrangement will be the standard language presented in the appendix entitled ‘Contractors and Suppliers Requirements Social Responsibility Revision D 17may10’.

      3.7.4 Internal Audit

      The Minera Boleo program of Social Responsibility is rooted in Mexican legal requirements, IFC performance standards, and company commitments as manifested in this Management System and the Environmental and Social Action Plan. Conformance with requirements and commitments in these areas will be periodically reviewed by means of external auditing. Internal auditors will use the NOSA system approach and audit for compliance with the OSHA and MSHA-based safety and health programs that will be in use on the property.

      3.7.5 External Audit of Boleo

      The Minera Boleo community engagement program is based on Mexican legal requirements, IFC performance standards, and company policy. Conformance with requirements and commitments in these areas will be periodically reviewed by means of external auditing by competent and experienced social program auditors.

      3.7.6 Third Party Verification

      Minera Boleo will itself conduct audits of certain of its ongoing major suppliers to ensure that basic principles of social responsibility are met. IFC Performance Standards will be used as the basis for the audits. Major suppliers, including the contractors and subcontractors responsible for construction, will be audited at least once. Minor suppliers will be audited in accordance with the social risk associated with their operation.

      The influence of Minera Boleo extends far beyond its direct actions. To ensure integration of social responsibility in all areas of that influence, Minera Boleo will operate only on a contractual basis with suppliers. This contractual basis may take the form of a purchase order, a service agreement, or a contract, but in all cases there will be a contractual arrangement. Accompanying this contractual arrangement will be the standard language presented in the appendix entitled Contractors and Suppliers Requirements Social Responsibility Revision D 17may10.

      Environmental and Social Action Plan

      In addition to these performance standards, Minera Boleo will perform audits of its contractors in accordance with the procedure established for Internal and External Auditing and Reporting. It will also maintain an active program of development and support for local suppliers and small business.

      3.7.7 Reporting, Corrective Action, and Follow-up

      A summary of the audits conducted during the year will be issued to the corporate board of directors each year. This summary will include a comparison of previous audits so that an evaluation of progress can be made. Complete reports will be issued to Minera Boleo management personnel and department heads within one week of an internal audit.

      Follow-up actions will be established as follows: (1) appropriate management personnel will acknowledge receipt of the audit results and issue a plan for corrective action. This plan will be issued by the department head within one week of receipt of the formal audit report. (2) The implementation of the corrective action will be verified by a member of the original audit team with the timeframe specified for the corrective action. Auditing will be coordinated with risk assessment to minimize redundant activities and optimize performance.

      The results of third party audits will be issued to the Business Department, whose responsibility it will be to coordinate with suppliers to rectify or ameliorate deficiencies. In the case of local suppliers, external auditing must be carefully coordinated with Community Engagement to ensure that local businesses continue to be nurtured and supported to the maximum degree consistent with company objectives. A response from the Business Department on behalf of the supplier must be received within one month of receipt of the audit.

      3.8 Documentation and Reporting

      While one form of documentation is reporting, there are many others. One example in addition to reporting is the requirement to have a current copy of the environmental impact statements and their attendant authorizations on site. Inspection reports, monitoring data, sample results, and contact forms (bitácoras) all are necessary documents. Photo-documentation of field activities is another important part of documentation.

      Associated with documentation is the need for an effective retrieval system. While this system need not be complex, it must allow for the ready retrieval of documents, particularly during an inspection. Nothing impedes efficiency more than being unable to access a requested document. Minera Boleo has established an electronic and physical document filing system at Santa Rosalía. While refinements of the system will always occur, the existing system allows for adequate access to information.

      Each program and action plan will be associated with specific documents that show its progress status. These documents include: applicable permits and authorizations, action plan design, logbooks, operational records and progress reports, monitoring results, and follow-up actions.

      3.8.1 Annual Report

      MMB is committed to open and honest communication of its activities. To meet this commitment, an ESAP Annual Report will be prepared summarizing the status of each strategic program. As the detailed plans, policies, and procedures that make up the Management Systems are established, the yearly report will be expanded to include information on their implementation.

      Environmental and Social Action Plan

      The report will be understandable and accessible to the local communities, and will be communicated by means of the specific mechanism that the Public Consultation and Disclosure Management System determines to ensure that it reaches its intended audience and promotes feedback to modify and/or improve the ESAP. Other stakeholders that will be considered in this communication scheme will be the pertinent Federal, State, and Local authorities, and the lending institutions.

      In addition to a comprehensive Annual Report, Progress Reports will be made available to all stakeholders, including financing institutions, on the following basis:

      Construction Phase – quarterly

      Start-up Phase – Twice yearly

      3.8.2 Document Control

      A comprehensive document control scheme will be implemented to support the business management system. As part of this system, the environmental, health and safety, and community engagement management subsystems will define those documents and records subject to control. All documents and records will be comprehensible, usable, and have specific retention times associated with their validity. Additionally, a chain of custody will be included for those documents and records for which it is appropriate.

      3.9 Evaluation and Improvement

      As indicated, the ESAP Management Systems: environmental (EPBP), community engagement (SCD), and safety, health, and protection (CEHSP) will form an essential part of the MMB strategic planning process. Hence, the annual results and the corresponding adjustments, be they strategic, tactical, or operational, will be reviewed by top management on a periodic basis, but no less than once a year. This review will be focused on the identification of opportunities for improvement, as well as the implementation of changes in specific programs, and their objectives and targets. The results of this review will be incorporated in the strategic planning sessions that MMB will instrument so that due consideration is given to ESAP programs in resource allocation. The review will be centered on the following topics:

        The extent to which objectives have been met based on chosen performance indicators

        Status of compliance with applicable regulations and pertinent permits

        Results from internal and external audits

        Changes in project circumstances that merit a modification on existing programs and action plans

        Recommendations for improvement

      Additionally, for action plans that involve third parties with shared responsibility in their development, steering committees will be set up to evaluate and improve their performance. These committees will review, on a regular basis, the progress of community development plans and assess their actual impact on its inhabitants. The General Manager of Social Responsibility, or his designee, will participate in such committees as the MMB representative. The General Manager will be empowered to represent the company and make decisions regarding the development of safety and health plans with shared responsibility. A formal reporting and decision-making mechanism will be set up for each cooperative plan in which MMB participates.

      Environmental and Social Action Plan

      4 ENVIRONMENTAL PROTECTION AND BIODIVERSITY PRESERVATION (PL1 EPBP)

      This strategic plan sets forth the specific actions and activities that MMB will implement to contribute with the conservation of a natural protected area and to comply with the environmental limits and restrictions with which El Boleo will have to be developed as derived from its activities; from the characteristics of the area on which it is located and from the interactions between the two. The main elements of this plan are:

      4.1 Objectives

      a) To rehabilitate areas affected by previous mining activities and the activities of the project through action plans that restore the affected ecosystems to conditions of diversity, density and abundance similar to those that existed before the initiation of the project.

      b) To contribute to the preservation of the El Vizcaíno Biosphere Reserve (REBIVI) by funding and participating in conservation and investigation projects in the nuclear zones of the reserve.

      c) To implement sound, technically possible and economically feasible mitigation and control measures to minimize the environmental footprint of El Boleo during all its stages of development.

      d) To ensure compliance with all applicable environmental legislation, and with the terms and conditions that have been stipulated in the permits and authorizations obtained for the construction, operation and closure of the project.

      4.2 Antecedents

      Given that El Boleo is located within the El Vizcaíno Biosphere Reserve (REBIVI), its environmental and social impact was assessed with a regional scope. As a result of the process of environmental impact evaluation, a series of significant environmental aspects that the project will generate, in each one of its stages of development, were identified. MMB proposed a series of mitigation and compensation measures for these aspects. These measures were ratified and expanded by DGIRA in the environmental impact resolution that authorizes the construction and operation of El Boleo.

      To develop the strategic plan and to achieve its objectives, three specific programs have been considered. Each program will be prepared by specific action plans that will address the identified aspects, its corresponding impact, and the execution of the applicable mitigation and compensation measures described in the Table. Some of the specific programs have been designed and are in varying stages of implementation, given the need to comply with the timeframe stipulated in the different permits and authorizations that have been granted to MMB.

      4.3 Biodiversity Preservation (PL1.1)

      As a result of its location, MMB undertook a thorough assessment of the potential impacts of the project on the flora and fauna species that could be present in its area of influence. Although previous mining activities have caused significant impacts on the area, MMB included in the Environmental Impact Manifest mitigation measures that include a flora rescue and relocation plan, a fauna protection plan, and an erosion control plan. The proposals were accepted by DGIRA and ratified, with an increased scope, in the resolution that authorizes the construction and operation of El Boleo (Eighth Term, Condition 3, Paragraphs 1, 2 and 3). These measures have been validated by the Autonomous University of Baja California Sur and sanctioned by CONANP and the Management of El Vizcaíno to ensure that its implementation maximizes the environmental benefit for the ecosystems within the reserve.

      In addition to these plans, MMB proposed a compensation scheme that supports the implementation of conservation activities in the preserved areas of El Vizcaíno known as nuclei zones. The scheme is overseen by a technical subcommittee that approves the conservation programs proposed for funding. MMB and CONANP form part of this subcommittee to, jointly, decide which activities best serve the biodiversity conservation objectives of the reserve. A summary of Biodiversity Preservation actions based on the regional environmental impact assessment is presented in the following table:

      Environmental and Social Action Plan

Project Aspect	Related Impact	EIM Code	Source of Obligation	Mitigation / Compensation	Status
Construction of project facilities	Decrease of vegetation abundance and diversity	CO-091 to CO-122	EIR: Term Eighth, Condition 3, Paragraphs 1) and 2)	PL1.1.1. Flora Rescue	The plans were submitted, approved and validated and are in operation
			EIR: Term Eighth, Condition 4, Paragraph 4.g)	PL1.1.3. Compensatory Measures	A covenant agreement has been signed with CONANP and is operational
Construction of access and haulage roads and marine facility	Creation of barriers for movement of fauna	CO-070 to CO-186	EIR: Term Eighth, Condition 3, Paragraph 3)	PL1.1.4 Fauna Protection Road design that considers fauna passages Dock construction that allows for the relocation of species as required	The plan was filed and is in operation To be considered in engineering design
Earthwork	Decrease of vegetation abundance and diversity	OP-020, 022 and 024	EIR: Term Eighth, Condition 3, Paragraphs 1) and 2)	PL1.1.1. Flora Rescue	The plans were submitted, approved and validated and are in operation
			EIR: Term Eighth, Condition 4, Paragraph 4.g)	PL1.1.3. Compensatory Measures	A covenant agreement has been signed with CONANP and is operational
	Decrease in fauna abundance due to habitat elimination.	OP-026, 028 and 030	EIR: Term Eighth, Condition 3, Paragraph 3)	PL1.1.4 Fauna Protection	The plan was filed and is in operation
			EIR: Term Eighth, Condition 4, Paragraph 4.g)	PL1.1.3 Compensatory Measures	A covenant agreement has been signed with CONANP and is operational
Operation of tailings dam	Decrease of vegetation abundance due to inundation	OP-021, 023, 025	EIR: Term Eighth, Condition 3, Paragraphs 1) and 2)	PL1.1.1. Flora Rescue	The plans were submitted, approved and validated, and are in operation
			EIR: Term Eighth, Condition 4, Paragraph 4.g)	PL1.1.3 Compensatory Measures	A covenant agreement has been signed with CONANP and is operational
	Fauna habitat disappearance due to flooding.	OP-027, 029, 031	EIR: Term Eighth, Condition 3, Paragraph 3)	PL1.1.4 Fauna Protection	The plan was filed and is in operation
			EIR: Term Eighth, Condition 4, Paragraph 4.g)	PL1.1.3. Compensatory Measures	A covenant agreement has been signed with CONANP and is operational

      In addition the wharf EIM calls for the minimization of loss of marine and perimarine fauna through protection during construction and operations and transplantation when necessary, minimization of air pollution through proper equipment maintenance and dust control, and reduction of marine transport of sediments through proper construction techniques and use of silt curtains. Monitoring is to be used to follow the consequences of application of these programs.

      Environmental and Social Action Plan

      4.3.1 Flora Rescue (PL1.1.1)

      The execution of construction and open-cut mining activities in the project, together with the use of the tailings dam basin to deposit the solid waste from the metallurgical process, will mean the disappearance of the flora individuals identified during the characterization studies conducted at the project site. Additionally, the location of a mining project within the boundaries of a natural protected area calls for the preservation of the genetic material contained in individuals that have survived harsh environmental conditions and the impact derived from human activities. This will be achieved through the implementation of the Flora Rescue and Relocation Action Plan and the Reforestation Action Plan.

      The joint plan requires an initial census of flora individuals located within the areas to be affected by project activities. Particular attention is paid to cacti specimens since they represent the main objective of the rescue and relocation activities. The census report defines the individuals that have a reasonable chance to survive the stress that their extraction causes to them. These are identified and made available for the rescue activities.

      Each species has a distinct procedure to execute the rescue activities. A shadehouse and nursery is provided for quarantine, healing and growth enhancement purposes applicable when the individuals are not suitable for immediate transplantation.

      An area affected by previous human activities and with similar ecological characteristics as the extraction zone will be selected to transplant the rescued individuals. Specific transplantation procedures will be devised for each individual that include its identification based on the location from where it was extracted.

      A target survival rate of 85% has been established for the flora rescue and relocation action plan. Monitoring routines will be established to assess this survival rate at specific intervals suitable for each species.

      As indicated, the area selected for relocation has little resemblance to the original ecosystem. Since only a limited number of individuals are transplanted, the flora rescue and relocation action plan must be supplemented by a reforestation action plan in order to achieve the rehabilitation goals for the selected area.

      For this purpose, the shadehouse and nursery will be used to conserve the plant sections and seeds that will provide the biological material to reproduce those individuals whose rescue is deemed as unfeasible, and those species with simpler growth and reproduction patterns. With this supplementary plan, the rehabilitated area should have characteristics of density, abundance and diversity similar to those of the unperturbed ecosystem. These characteristics will be achieved during the sowing stage of this activity and will be assessed jointly with the survival rate to consider an area as rehabilitated.

      4.3.2 Fauna Protection (PL1.1.2)

      The temporary reduction of natural habitat in the areas affect by the development of the project will have a direct impact on fauna. This effect will be mitigated through minimization of affected areas, rehabilitation of previously affected area, contemporaneous permanent and interim rehabilitation, and restoration of the habitat during closure. Because Boleo is a very large (over 6,000 ha) secured site of which less than 2,000 ha will be disturbed, and because all employees will receive avoidance training, local fauna will experience a reduction in human pressure despite the increased activity in the area. Boleo will also implement an active program of wildlife enhancement practices to offset habitat reduction.

      Environmental and Social Action Plan

      They type of Faunal Protection (PL1.1.2) that specified the capture and relocation of species was initiated in 2008. Preliminary results indicate that other options for avi-faunal protection may be more valuable than relocation. MMB is discussing this plan and the initial results with REBIVI personnel. Once construction for the marine transport facility begins, marine fauna in danger of adverse effect will be transferred outside the work area.

      With respect to terrestrial fauna, an untouched area within the limits of the MMB surface property was selected for the initial release of the fauna individuals. This area has similar characteristics to the environment prevalent in this zone of the El Vizcaíno Biosphere Reserve (REBIVI). Specific release procedures will be devised for each species. Release activities were controlled and recorded by specialists.

      Monitoring will be focused on the evaluation of diversity and abundance on the areas affected by the project and on the release areas. Special attention will be given to species with slow mobility patterns.

      4.3.3 Compensatory Measures (PL 1.1.3)

      A project with the size and complexity of El Boleo generates impacts that are irreversible and unrecoverable. This is especially critical in a sensitive zone like a natural protected area. Therefore, mitigation and control measures are insufficient to balance the loss of environmental value derived from the execution of the project.

      El Boleo will be developed within one of the sub-zones of El Vizcaíno where mining is allowed. El Boleo is a mining district that has been exploited since the middle of the 19th century. Given this context, no significant environmental measures may be implemented within the El Boleo property that could serve to enhance, conserve, or preserve the ecological heritage of El Vizcaíno. However, the reserve has developed extensive research programs aimed at conserving and preserving the Sonoran desert environment, particularly within the nuclei zones of the biosphere.

      Within this scenario, MMB chose to provide financial support to these programs through a covenant agreement with CONANP. The funds are managed through a trust fund specifically established for El Vizcaíno. CONANP, MMB and the trust fund administrator appoint a technical subcommittee that approves and oversees the allocation and use of financial resources. Funds are provided within the first three years of the life of the project. A covenant agreement was signed between MMB and CONANP in compliance with of the overall environmental impact resolution.

      4.4 Pollution Prevention and Control (PL 1.2)

      El Boleo is a metallurgical complex that will extract minerals and transform them to high purity metallic products. The extraction and transformation processes require an innovative application of technology that involves the use of heavy machinery and, potentially, hazardous chemicals.

      A project with these characteristics within an environmentally sensitive area must emphasize preventive – over mitigation, control, and compensation – measures. In general terms, all relevant provisions have been considered in the design of the project to prevent most of its expected environmental impacts. The most important design considerations are: Soil and Land: Most of the mineral will be extracted through underground mining. The design of open cut mining calls for reclamation concurrent with the extraction process to the extent possible. With respect to the marine transportation facility, sediment movement and geomorphological change of the coastline will be monitored during and after construction.

      Use of Services: The area where the project will be developed has scarce availability of water and power; consequently, it has been designed to be self-sufficient in the use of services. The complex will use sea water for most of its metallurgical processes and will generate its own power through cogeneration and diesel generation. Potable water for the complex will be supplied by a desalination plant.

      Environmental and Social Action Plan

      Air Emissions: The selected acid plant technology will minimize emissions of sulfur oxides per ton of acid produced. Particles emissions at service and haulage roads will be minimized through the use of a gypsum coating. Cogeneration provides most of the required power. The use of this generation alternative significantly reduces GHG emissions per ton of finished product. Equipment maintenance is important for reducing air emissions. Construction and operations equipments will be maintained to optimize efficiency and minimize emissions.

      Water Discharge: No process water will be discharged. Run-off water within the plant area will be contained and reused as process water. Cooling water will be returned to the ocean under controlled conditions.

      Metallurgical Process Waste Disposal: A tailings dam will be constructed with a structural design of the wall that will handle a rainfall event with a recurrence period of at least 1,000 years and a seismic event with a recurrence period of 500 years. Until consolidate can be demonstrated, a geo-textile membrane will be provided at the wall to prevent seepage of process water.

      To supplement the design considerations given above, specific action plans will be implemented to ensure that all the significant aspects that derive from the operation of the complex are kept under control. The relationships of these action plans with the assessed impacts and the ESAP may be seen in the following table.

      4.4.1 Air Emissions Monitoring and Control (PL1.2.1)

      As indicated, the main identified sources of pollutants to the atmosphere are the acid plant and the service and haulage roads. Adequate design provisions have been considered to minimize these emissions. Point source and dispersion modeling of these emissions prove that they will be significantly below Mexican and international standards for allowable levels of contaminants.

      However, air quality considerations are of primary importance, both for the long-term health of the nearby population, and the flora individuals in a desert environment. A monitoring system to measure emissions levels and air quality will be implemented.

      The monitoring system will be continuous and located at the point of discharge of the acid plant stack. It will be linked, in real time, to the operating system of the plant to trigger immediate action should a tendency to surpass allowable levels be detected.

      Evaluation of Potential Human Impact Air quality with respect to sulfur oxide emissions will also be measured at one location in central Santa Rosalia and one point between Santa Rosalia and the project. The location of the monitoring stations will be based on the sulfur modeling study presented in the MIA-R. Results will be compared with the air quality baseline presented in the MIA-R and data that will begin to be collected six months before plant start-up.

      Evaluation of Potential Ecological Impact Desert plant sensitivity to airborne pollutants is not well known; consequently, the monitoring plan will be supplemented by periodic inspection of selected flora specimens to detect ecological changes. Any significant changes in air quality or in ecosystem health will generate mitigation or corrective actions, or both.

      Environmental and Social Action Plan

Project Aspect	Related Impact	EIM Code	Source of Obligation	Mitigation / Compensation	Status
Operation of open cuts	Changes in terrain slope	CO-013, 014 and 016	N/A	PL1.2.5 Erosion Control	Plan in pilot testing during engineering phase
Changes in runoff patterns
Changes in soil permeability by the displacement of soil layer
Soil removal (change of type)
Construction and operation of tailings dam	Changes in run off patterns	OP-015, 017 and 018	N/A	PL1.2.5 Erosion Control	Plan is in pilot testing during engineering phase
Alluvial layer and soil elimination
Open cuts operation and heavy traffic on haulage roads	Reduction in air quality by dust	OP-004 y 007 a 009	EIR: Term Eighth, Condition 4, Paragraph 4d)	PL1.2.1 Air Emissions Monitoring	A plan was filed with the authority; modifications will be made as needed to comply with current health concerns
			N/A	Gypsum coating on roads	To be applied beginning with construction and continuing through operations
Sulfur oxide emissions from acid plan	Reduction in air quality by increase in SOx concentration	OP-005	EIR: Term Eighth, Condition 4, Paragraph 4d)	PL1.2.1 Air Emissions Monitoring	A plan was filed with the authority; modifications will be made as needed to comply with current health concerns
			N/A	PL1.2.1.1 Verification of ecosystem changes due to air emissions	A vegetation condition monitoring program will be implemented To be designed before operations start up
Cooling water usage.	Increase in seawater temperature at discharge point	OP-012	EIR: Term Eighth, Condition 4, Paragraph 4k)	PL1.2.3 Marine Ecosystem Monitoring and Control	The plan is presented as part of this ESAP and its associated documents; annual reporting of results will occur
Tailings dam operation	Potential groundwater contamination	OP-011	EIR: Term Eighth, Condition 4, Paragraph 4k)	PL1.2.2.1 Ground Water Monitoring and Control	The plan is presented as part of this ESAP and its associated documents; annual reporting of results will occur
Plant operation	Solid and hazardous waste generation	N/A	General Law for the Prevention and Integral Management of Residues	PL1.2.4. Solid and Hazardous Waste Management	Hazardous waste program in implementation. Pilot program initiated for solid waste during engineering phase

      Environmental and Social Action Plan

      In terms of fugitive dust that might be generated from service and haulage roads, MMB proposes to mitigate this impact by incorporating gypsum on the surface of haul roads and other frequently used roads and watering roads with seawater or recycled residual water sufficient to significantly reduce visual dust. Treatment will be implemented at the outset of construction. Fugitive dust will be measured by means of high volume air samplers appropriately located in the project airshed. Monitoring for suspended particulates will begin prior to construction and will follow the design of the program conducted in 1997 and 1998 and presented in the MIA-RIM.

      In terms of the impact of the marine transportation facility, the primary potential impacts are sediment movement, air emissions from construction equipment, contamination due to spills, and loss of marine and perimarine fauna. Operations during low tide and use of a silt curtain will help to reduce the adverse effects of sediment movement, equipment maintenance will be employed to reduce air emissions, and transplantation when needed will help in faunal protection. These actions are discussed in greater detail in the EPBP Management System.

      4.4.1.1 Monitoring of vegetation condition associated with air quality

      Annual monitoring of perennial vegetation will be conducted to document vegetation health and any possible impacts that might be associated with emissions from the project. As desert vegetation is subject to alterations in condition independent of anthropogenic effects, it is important to associate the monitoring program with vegetation found close to emission sources such as the acid plant and the leaching circuit and vegetation at some distance from these sources. Baseline health monitoring will be conducted by the appropriate staff member under the direction of trained professionals.

      4.4.2 Hydrologic Management (Pl 1.2.2)

      4.4.2.1 PL 1.2.2.1 Ground Water Monitoring and Control

      The main potential source for underground pollution is the tailings dam. Although it has been designed to prevent seepage and the deposited wastes are non-hazardous, a ground water monitoring plan will be implemented.

      Environmental and Social Action Plan

      The integration of the monitoring system is based on geo-hydrological studies performed at the site. No usable aquifers were detected and the existing water is unsuitable for human consumption; consequently, there are no water exploitation facilities within the area of influence of the tailings dam. Nevertheless, water quality, as is, must be preserved. The monitoring plan calls for the installation of three monitoring wells that will be located according to the prevailing flow of the underground confined aquifer. An initial baseline for the water quality will be established during the construction period prior to the start of plant operations.

      Trace metallic elements associated with the extraction and beneficiation process will be selected as indicators of water quality. A sampling and assay program will be established to monitor changes in water quality based on these indicators. Significant changes in water quality will result in changes in operating procedures.

      4.4.2.2 PL 1.2.2.2 Surface Water

      Surface water runoff will be segregated from disturbed area runoff wherever possible to minimize impact. This will be accomplished primarily by use of temporary and permanent drainage channels. Surface hydrology will also be managed to insure protection of downstream structures. Any hydraulic works constructed in Federal Zones will be constructed to conform to National Water Commission requirements.

      4.4.2.3 PL1.2.2.3 Process Water

      Runoff from the process plant will be contained in a 25-year storage reservoir and returned to the metallurgical process. Cooling water, which is seawater essentially unaltered from its ambient condition except for an increase in temperature, will be pumped into a circulation system from the Sea of Cortes and then discharged back to the sea. Brines from desalination may be discharged as part of cooling water discharge, or otherwise used in the process or on the project site.

      4.4.3 Marine Ecosystem Monitoring and Control (PL1.2.3)

      Cooling water and, periodically, desalination brines, will be discharged from the project in conformance with regulatory requirements. Cooling water temperatures will be no greater than 40 degrees centigrade and no more than 3 degrees centigrade higher than ambient temperature at the edge of a scientifically established mixing zone. Modeling of the thermal discharge plume, which showed very insignificant and local increases in seawater temperature, was presented in the regional MIA-EIM.

      However, aquatic fauna may prove sensitive to even small water temperature changes. Therefore, a marine monitoring plan, based on plankton and nekton specimens, will be implemented to detect deleterious changes on marine life. A baseline for this plan will be established during the construction period of the project. Any significant changes will result mitigation or modification of the discharge system process. Benthic fauna affected by the construction of the cooling water intake or the associated marine transport facility construction will be transplanted in accordance with the mitigation actions specified in the MIA-EIA for that facility. This program will also help to assess the impact of marine transportation facility on nearshore and onshore marine organisms.

      In addition to the above monitoring program, additional monitoring of marine fauna will be conducted as described in a section of the same name in the EPBP Management System. Opportunities for participative monitoring of the marine ecosystem will be made available to interested stakeholders.

      Environmental and Social Action Plan

      4.4.4 Waste Management (PL1.2.4)

      MMB will prepare a waste management plan along the guidelines issued by the authority. This plan will be implemented for the operation stage of the project. Training, which will include identification and handling practices, will be emphasized to guarantee that all procedures are executed in a safe manner.

      4.4.4.1 Pl 1.2.4.1 Mine Waste (PL1.2.4.1)

      The primary mine waste is tailings, which are stored in an engineered tailings storage facility. Approximately 86 million dry tonnes (metric tons) of tailings are expected to be produced over the life of the project. Overburden produced during relatively limited surface mining will be used to the maximum extent possible in reclamation and closure activities.

      4.4.4.2 Solid Waste (PL1.2.4.2)

      Solid waste will be recycled to the highest possible extent. Food wastes from the camps will be composted and employed in the reclamation process. Solid wastes not capable of being recycled or otherwise re-used will be disposed according to local municipal management practices.

      4.4.4.3 Hazardous Waste (PL1.2.4.3)

      As all industrial activities, the operation of the metallurgical complex will cause the generation of various hazardous wastes. These wastes have been identified during the design of the metallurgical process. As per Mexican regulations, all the steps required to handle hazardous wastes are subject to control. Maximization of waste recycling is encouraged.

      A hazardous waste storage facility will be constructed in accordance with Mexican standards for temporary storage, to ensure its adequate control. Responsibility for handling steps will fall to the generators of hazardous wastes and transporters. During construction, the waste management plan implemented by the main contractor will apply to the waste generated by the contractor. Complete records, including chain of custody, will be maintained by the generator.

      4.4.4.4 Municipal Sanitary Landfill

      In conformance with MIA-EIM permit conditions, and despite the slowdown created by the world financial crisis of 2008 and 2009, MMB completed construction of the “El Gato” sanitary landfill in collaboration with the Municipality of Mulegé. This is a state-of-the-art facility whose construction and associated waste management costs were close to $1,000,000 USD. The waste management plan that has been developed for MMB itself emphasizes recycling and waste minimization. MMB intends to continue collaborative efforts for waste management with the community and the municipality as project construction and operation move forward.

      4.4.5 Erosion Control (PL1.2.5)

      As a mitigation measure, MMB proposed the implementation of an erosion control plan to ensure the minimization of sediment transportation during rainstorm events. The plan will be adapted for construction and for operation. In the first stage, the main objective will be the preservation of superficial materials for future reclamation work; for the operation stage, the plan will be designed as a mitigation measure for open cut mining operations and associated disturbance. A detailed, typical erosion control plan was presented in the MIA-EIM. This typical will be tailored to site conditions through a pilot program, to be conducted prior to the re-initiation of construction, and will receive further refinement as a greater understanding of site surface and hydrologic conditions is gained.

      Environmental and Social Action Plan

      4.4.6 Control of Energy Consumption (PL1.2.6)

      El Boleo intends to produce all its own power. Energy consumption on the property will be managed through personnel training, equipment and process maintenance, and technologies such as the use of LED lights. Control of consumption can be measured by tracking fuel versus energy production to establish baselines, trends, and objectives.

      4.4.7 Control of Sensory Impact (PL1.2.7)

      Programs to control noise, light pollution, and visual impact will be incorporated in all aspects of infrastructure and operations. Industrial landscaping, shielding, minimization of disturbance, and optimum facilitation design will all be employed to reduce the impact of the operation on hearing and sight.

      4.5 Reclamation and Closure (PL1.3)

      As a mining project, MMB is obliged to implement a reclamation and closure plan upon the depletion of the ore body. Typically, three stages are considered in a closure plan: preparation, rehabilitation and monitoring. The reclamation and closure plan, stipulated as an ecological restoration program, was filed before the authorities in compliance with Term Eighth, Condition 4, Paragraph 4.i) of the overall environmental impact resolution. Reclamation activities also include interim reclamation, which is designed to control dust, provide habitat, and reduce visual impact, and contemporaneous reclamation, which helps to ensure areas ready for reclamation are reclaimed as soon as possible.

      In terms of socio-economic effects derived from the closure of the mine, the Job Creation Program (PL2.1.) and the Education Program (PL2.2.) are intended to promote employment in sectors other than mining so that a fair degree of economic independence of the community from the project is achieved. The rehabilitation and monitoring stages of the reclamation and closure program will provide a buffer that will allow for a gentler labour retrenchment once the operation is concluded.

      The plan for decommissioning the project is presented in an appendix to the Environmental Protection and Biodiversity Preservation (EPBP) Management System entitled ‘Closure Plan Rev 1’ and is supported by a memorandum found in another appendix to the same document entitled ‘Validation of Closure Plan’. In the event of unscheduled closure, MMB will fund all of the project reclamation costs. The plan for unscheduled closure is also appended to the EPBP Management System as Plan for Unscheduled Closure (most current revision), with financing of that plan explained in the EPBP appendix entitled Mine Closure Funding Plan (most current revision).

      Environmental and Social Action Plan

      5 SOCIAL AND COMMUNITY DEVELOPMENT PLAN (PL2 SCD)

      As indicated by its parent company philosophy, MMB is committed to implement actions and programs in support of the communities within their area of influence. To honor the commitment, it will embark on an innovative social and community development plan that takes into consideration the specific characteristics of Santa Rosalía and the adjacent communities. The strategic plan will build on the undeniable benefits that are associated with the development of a project of the size of El Boleo in a region with scarce growth options. The intention of the plan is to combine efforts with the community and the three levels of government to promote a diversified economic growth that takes advantage of this opportunity to enhance the vocation of Santa Rosalía as a natural hub for the distribution of goods and services in this coastal region.

      Given the nature of this plan, all crucial stakeholders, such as the potentially affected communities, the authorities, public entities, and the academic institutions, will be engaged to participate in its design and its operation. Legal and economic constraints require that all the specific programs and action plans be developed through a joint responsibility scheme with the other participants.

      Each specific program and action plan has been designed with a systemic and integral view. Each one of them is centered to address specific impacts detected in the EIM. The aim is that they reinforce and create synergy among themselves during their design and ensuing implementation. The main elements of this strategic plan are:

      5.1 Objectives

a)
      To prevent and mitigate social problems that may derive during all the stages of development of the project by means of long term actions which ensure that the benefits to the community may remain after the inevitable closure of the mine.

b)
      To generate appreciation and loyalty to the mining company through a full integration into the receptor communities with ethical and transparent behavior, a promotion of regional development, and an increase in social well-being. Particular attention will be paid to those persons that may be directly and negatively affected by the development of the project.

c)	To plan urban growth so that public services improve and suffice for the current and future needs of the community.

      5.2 Antecedents

      As a result of the socioeconomic investigation conducted by Corporación Ambiental de México (CAM, 2005) at Santa Rosalía, important social issues that require attention were uncovered. These are:

1)	A generalized unemployment prevails at the zone
2)	A sense of despair persists among the young and active economic population caused by the absence of employment opportunities
3)	Addictions are an increasing problem within the community
4)	There are serious deficiencies in health services, education and urban infrastructure

      All these issues will have to be addressed with different plans in order to mitigate the intolerance, rejection, and possible violent attitudes that may arise within the local community towards the temporary (2 years for the Construction stage) and permanent workers (Operation stage) that will be arriving to the communities. It may be foreseen that, without mitigating measures, the perception of the resident community will be of a social and economic displacement, including an invasion and alteration of their social and cultural environment.

      Environmental and Social Action Plan

      Considering the information of the aforementioned investigation; it has been recognized that the 12,000 inhabitants of Santa Rosalía are distributed in 13 neighborhoods. Likewise, it is also possible to confirm that there is a strong problem regarding urban services that depend on the municipality.

      It has also been recognized that due to the high technical level of the mining project, at least during the first operational stages, foreign personnel will be required. A preliminary estimation indicates that an increase of 10% of the Santa Rosalía population may be expected due to the arrival of foreign workers with their families that will be required to fill about 300 of the 600 total available positions during the initial years of operation of the project. This translates into an immigrant population of 1,200 persons. It is also estimated that the creation of economic opportunities in the commerce and services sectors will create an additional 2,400 jobs with the consequent increase in immigration to the area of influence of the project.

      This situation will produce an additional demand on services. Although, after 60 years, Santa Rosalía has reached a population of 12,000 inhabitants, the growth pattern over the last 15 years induced the National Population Counsel (Consejo Nacional de Población CONAPO), to project a population growth to reach 15 685 inhabitants in the year 2030. However, with the initiation of El Boleo, this increase in population could be reached by year 2012. For this reason, it is imperative to implement urban planning mechanisms that ensure an ordered and controlled growth with adequate urban services.

      Urban planning remains the sole responsibility of the municipal governments as contemplated in the Mexican Constitution and in the General Law for Human Settlements and the General Law for Population. Additionally, local regulations such as the Urban Development Law of the State of Baja California Sur, the Urban Image Protection Law of the City and Port of Santa Rosalía, the Civil Protection Law of the State of Baja California Sur, and the Citizens Participation Law of the State of Baja California Sur have to be considered in the development of urban planning. However, lack of municipal funds has contributed to a general neglect of public services that have a deleterious influence on the quality of life of the inhabitants of Santa Rosalía. Therefore, MMB intends to support the municipal authority with different mitigation and compensation actions to improve the urban infrastructure and services by means of a clear shared responsibility scheme.

      All these identified impacts call for the design and implementation of the following specific programs:

1)	PL2.1. Job Creation Program
2)	PL2.2. Education Program
3)	PL2.3. Community Health Program
4)	PL2.4. Cultural Liaison Program
5)	PL2.5. Urban Development Program
6)	PL2.6. Land Management and Mitigation of Displacement Program
7)	PL2.7. Boleo Foundation (Unidos por Santa Rosalía)

      Their design, contents and implementation are described in the following paragraphs. The relationships of these action plans with the assessed impacts and the ESAP may be seen in the following table:

Project Aspect	Related Impact	EIM Code	Source of Obligation	Mitigation / Compensation	Status
Construction of project facilities	Decrease in wellbeing due to the presence of foreigners and immigrants	N/A	EIM: Chapter VI, Section VI.2.2.7.	PL2.4.1 Introduction to the Community Program as expanded through Cultural Liaison programs.	Various subprograms have been selected and are under development.
	Occupation of land and removal of dwellings on MMB property			PL2.1 Job Creation Program. PL 2.6. Land Management and Mitigation of Displacement	Various subprograms have been selected and are under development. All identified economic displacement has been mitigated
Project operation	Discrimination of unqualified personnel.			PL2.2. Education Program	Program is being implemented in pilot form
	Loss of livelihood.			PL2.3. Community Health Program	Program is undergoing development
	Strain on Municipal infrastructure.			PL2.5. Urban Development Program	Program is undergoing development

      Environmental and Social Action Plan

      5.3 Job Creation (PL2.1)

      Within the Corporate Charter of MMB, there is a guiding principle that dictates the hiring and contracting policies that will be applied for the development of El Boleo. The principle is:

      Support local communities near its operations from which our employees and their families reside. This support centers on engaging in community activities and providing resources that enhance the quality of life. Our operations will use their best efforts to employ local residents and businesses to maximize the value that is realized locally.

      Based on the application of this principle and under competitive circumstances, local persons and suppliers will be given a preferential treatment in hiring and procurement practices. However, this effort may not suffice. For this reason, MMB intends to develop an economic structure that contributes to an economic independence between the mine and the community by using the leverage of the initiation of its activities to promote a synergy with other economic activities. This approach will supplement the opportunities directly provided by El Boleo.

      The town of Santa Rosalía was born as a mining settlement in the late nineteenth century. The mine was the main source of employment and its closure, in the second half of the twentieth century, caused an enormous impact on the community. The town barely survived. Through the implementation of the following action plans, it is intended that the inevitable closure of the project upon the depletion of the ore reserve may have a diminished impact on the overall well being of the town.

      Job creation in the community will be fostered by two programs: business incubation and local supplier development. Both of these will draw on existing resources and potentiated local capacity for business while at the same time enhancing the availability of goods and services for Boleo.

      5.3.1 Business Incubation (PL2.2.1)

      Business incubation using the Monterrey method is an accepted and popular model to support the development of small business. Small business may include not only self sufficient cooperatives, but also individual business from very small (micro-businesses) to business of corporate size. Boleo will assist and encourage the development of sustainable business in Santa Rosalía through preferential contracting of goods and services that meet its supply needs. It will also assist ITESME in the development of its business curriculum.

      Environmental and Social Action Plan

      Some goods and services that will be of utility to Boleo include catering, cleaning, waste management, and consumables such as fruits, vegetables, and other food products. Sustainable offshoots of direct supply could be related to tourism (an important Baja industry), education, and landscaping.

      5.3.2 Local Suppliers Development (PL2.2.2)

      A project the size of El Boleo will require considerable consumables and services. Santa Rosalía is well positioned to provide goods and services and is at the nexus of sea and land transportation corridors. Qualified local suppliers will be given preference in supplying MMB needs through contractual arrangements and through training assistance. Through planned MMB foundation-type assistance and through collaborative utilization of available government programs, MMB intends to strengthen and solidify local businesses.

      5.4 Education (PL2.2)

      Education is an essential element for any community. Santa Rosalía has acceptable educational infrastructure at the primary and secondary levels, and is fortunate to play host to the Superior Technological Institute of Mulegé (ITESME). MMB will work closely with ITESME and its faculty to tailor their curriculums and internship programs to be of mutual benefit.

      5.4.1 Support of Education (PL2.2.1)

      El Boleo is participating in education programs that focus on the development of employees and persons that will meet the ongoing needs of Minera Boleo for skilled workers. There are four ways in which this objective will be pursued.

      First, Minera Boleo will support programs whereby interested persons can complete their secondary education training through already existing channels. Mineral Boleo may facilitate these efforts with the donation of equipment and supplies, when such efforts are deemed to be appropriate.

      Second, Minera Boleo will support local academic facilities such as secondary schools and ITESME (Instituto Technológico Superior de Mulegé) in their development of technological training programs such as diesel mechanics, welding, machining, information technology, and administration.

      While the current primary focus of ITESME is academic studies such as Accounting and Biology, the institute has a well-developed general educational program and could be incentivized to broaden its scope as part of an overall program of sustainable development. Minera Boleo will collaborate closely with academic institutions in these endeavors.

      Third, Mineral Boleo will offer a broad program of internships where interested and qualified students at the secondary and university level can work at Minera Boleo during their school vacation and in associated areas such as Community Affairs. This effort will further integrate Minera Boleo in the community and provide an effective means for training and evaluating future potential employees.

      Environmental and Social Action Plan

      Fourth, Minera Boleo will offer a program in which employees can further their own education by attending off-shift classes and classes available over the internet. Accommodation will be made for such interested employees in terms of scheduling and small loan programs that will underwrite their further training.

      5.4.2 Environmental Education (PL2.2.2)

      Its objective is to make the residents of Santa Rosalía aware of the importance and economic value of the natural and cultural resources of the locality. At the same time, they will transmit this knowledge to the general public that will visit Santa Rosalía. For this purpose, specialized workshops will be created, along with other activities. These workshops will be designed in close cooperation with the technical personnel of El Vizcaíno Biosphere Reserve (REBIVI) and of the National Institute of Fine Arts (INBA) which is the formal custodian of the cultural landmarks of Santa Rosalía.

      5.4.3 Academic Liaison (PL2.2.3)

      One of the objectives of MMB is to support the professional development of higher education and institutions such as ITESME, a four-professional college located in Santa Rosalía. Thus, MMB will give preferential hiring to appropriately qualified students, former students, and ITESME professionals for work that becomes available as a result of project development and operation. This will assist not only those associated with ITESME, but also MMB, to develop job-specific and project-specific practices suitable to local conditions and resources. These programs will be developed jointly in coordination with ITESME faculty and staff.

      5.4.4 On-the-Job Training (PL2.2.4)

      Training will be continually available to employees to allow them to safely operate equipment and implement processes. Cross-training and training for advancement, particularly specialty training will be available at scheduled intervals. In addition, outside training assistance will be made available when new equipment is brought to site. Finally, flexibility will be allowed to the extent possible to allow employees to pursue higher education goals consistent with their work commitments.

      5.5 Community Health (PL2.3)

      The socioeconomic study developed by CAM indicates that life expectancy of Santa Rosalía residents is below the national average. As part of an overall program to improve quality of life in the community, MMB hopes to collaborate with school and government programs that will work to achieve overall improvements in health and fitness. It is expected that MMB will work to promote team sports events, health fair equivalents, programs that support the aged and handicapped, and similar programs for which small communities have difficulty finding resources. Participation in emergency response, particularly during natural catastrophes, will assist in maintaining community health when public services are interrupted.

      5.6 Cultural Liaison (PL2.4)

      The collision of cultures that can occur when a large project such as El Boleo comes to a rural community such as Santa Rosalía can prove challenging. The workforce must be introduced to the community and the community must be introduced to the workforce. Culture diversity must be preserved to the extent possible and mitigation of involuntary lifestyle change must be addressed. In addition, cultural resources must be protected where they are encountered.

      Santa Rosalía, although originated by mining and its attendant immigration phenomenon, tends to be isolationist. However, the community is proud of their heritage and of their history as self reliant and survivor of a severe economic downturn. MMB will make every effort to acknowledge and respect historic and cultural values and will contribute, as will other significant members of the community, to those activities that bring value to the community.

      Environmental and Social Action Plan

      The most significant effort to be conducted by MMB in order to reduce the influence of transient workers is to provide lodging and meals for construction and operations personnel on the project site itself. This will reduce temporary impact and will help to manage long-term impact. In addition, employment will be generated in support of the camp.

      5.6.1 Introduction to the Community (PL2.4.1)

      Probably, one of the biggest impacts (positive and negative) on a community is the development of a large project that may attract a sizable immigrant population. This is particularly important to a community with limited economic activities and slow economic growth such as Santa Rosalía. The problem may be exacerbated by insufficient public infrastructure and services.

      Introduction to the community will include orientation programs for employees and contractors, ongoing recreational presentations at the camp by local historians and authorities, the following code of conduct to be practiced by employees, contractors, and consultants alike, and programs that allow the community to visit the project periodically. Such “visitor days” will be promoted several times during construction. In addition, all employees, visitors, consultants, and contractors will be asked to adhere to the following code of conduct.

      Code of Conduct for Employees, Visitors, Consultants, and Contractors

      Please remember, as employees, visitors, consultants, and contractors, you represent Boleo at all hours of the day and night, wherever you are in the community. Help us keep our “best foot forward” by behaving in a manner that reflects well on you and on Boleo. Please keep in mind the following:

        Act responsibly in accordance with law
        Abide by locally accepted behavioral norms
        Behave with respect, courtesy, and honesty in all dealings
        Pay particular attention to compliance with traffic law
        Comply with the requirements of municipal authorities
        Do not use MMB or MMB property for personal benefit
        Do not damage or deface personal or public property
        Do not publically engage in heated discussions or fights

      With your help, we can continue to ensure that Minera Boleo and its associates are welcome members of the community. Thank you.

      5.7 Urban Development (PL2.5)

      The general objective of the Urban Development Program (UDP) is to contribute in the municipal planning process so that the compounded effects generated by the construction and operation of El Boleo in the town of de Santa Rosalía may contribute to improve the quality of life of the community.

      The UDP is a key instrument to orient the urban development process in the municipal center of the Mulegé County. It will be based on coordinated actions with all relevant actors and all the social entities interested in improving the municipal economic output and the general quality of life of the population. It will involve social and economic sectors interested in a planned future for Santa Rosalía that contemplates its projected growth.

      Environmental and Social Action Plan

      The main objectives of the UDP are:

        To maintain an ordered urban growth that anticipates future demand and improves the existing public services and infrastructure
        To preserve and improve the urban landscape and historical heritage of Santa Rosalía
        To define areas not subject to urbanization and to implement preventive actions to preserve ecological areas
        To define boundaries to accommodate the natural growth of the community and avoid the establishment of irregular settlements
        To promote an adequate use of the public road system

      Additionally, the following medium term effects are expected to be achieved:

        To encourage major population density in the urbanized areas
        To reduce the deficit of urban infrastructure
        To improve the deteriorated housing zones
        To incorporate and consolidate irregular settlements into the community boundaries
        To encourage the adequate use of land and infrastructure by projecting the needs derived from the community growth and creating the necessary territorial reserves
        To evaluate different options for the irregular settlements considering their relocation and incorporation into the community

      5.7.1 Limitations

      It is important to recognize that in Mexico, the government has the sole attribution to plan, conduct, coordinate, and orient the national economic activity. In that sense, the present UDP is considered an important support instrument formulated by MMB with the collaboration of all the involved parties. However, the responsibility of its implementation corresponds completely to the municipal and state governments.

      The final product of this program will be the UDP ready for execution. MMB will assist the Municipality in securing the necessary state and federal funds for its implementation, and will participate in the steering committee that will oversee its development.

      The main topics to be considered in the UDP are:

      Infrastructure

      This plan includes the assessment of current infrastructure (potable water and sewage networks) considering coverage, efficiency, remaining useful life, current status, and capacity to expand. Particularly, it will consider the drinking water supply options, as well as alternatives for the efficient use of water. With regards to sewage, it will be focused in the possibilities of treatment and re-cycling of the treated water. Alternatives will be evaluated in order to assist the Municipality in the improvement of this service in order to comply with the obligation established in Term Eighth, Condition 4, Paragraph 4g) of the overall environmental impact resolution. The coverage of the electric service will also be evaluated. One of the products of the UDP will be a cartographic appendix that reflects the current state of the infrastructure.

      Housing

      The program will identify the current and projected housing necessities, determining the areas with capacity to absorb the projected population growth and considering the preliminary costs associated this growth.

      Environmental and Social Action Plan

      Facilities and Services

      Derived from the initial diagnostic, the projected facilities and services demand will be established in order to evaluate negotiation capabilities of the municipality with the state and federal governmental agencies. A commitment to supply specialized equipment and to increase expenditure levels in medium, medium-superior, cultural, and recreational educational facilities will be sought.

      The analysis of the services will incorporate the revision of the supply chain for the different products that are commercialized in Santa Rosalía, including cargo volumes, transportation modes, and distribution points.

      The analysis of urban waste management will be incorporated in this program. MMB has directly participated in upgrading the landfill status the current waste disposal scheme in compliance with the requirement established in Term Eighth, Condition 4, Paragraph 4g) of the overall environmental impact resolution.

      Historical Landmarks

      This program will try to establish the basis for the improvement of the urban image of Santa Rosalía through the specific norms and standards which apply to the preservation of monumental architecture. Participation of the National Institute of Fine Arts (INBA) in its design will be crucial to its validation and implementation.

      Vulnerability

      Although the program will address soil and water contamination aspects through a clean-up program of water paths that cross the town, it will be specifically focused on the assessment of natural risks.

      The projected content of the UDP is summarized below:

1.
      A diagnostic that summarizes the review of the background information and existing previous studies related to the neighborhood, urban framework, and the city in general, as well as the projection of services demand in accordance with the expected population growth.

2.
      Elaboration of basic mapping through an upgrade of existing information with digital mapping techniques such as Auto CAD or Arc View. The basic layout of the neighborhoods and the urban context will be at graphic scales.

3.	Preliminary technical[1] determination of the neighborhoods boundaries and sectors in accordance with criteria. Identification of the study area and the urban context.
4.	Assessment of the relevant physical natural aspects: General Topography (based on available mapping), slopes, natural drainage, flooding areas and vegetation.
5.	Analysis of the urban facilities and infrastructure, including waste management.
6.	Assessment of the public transport roads which provide access to the neighborhood.
7.	Assessment of the infrastructure network
Drinking water
Existing sewage and treatment system
Storm sewage
Power distribution system
Solid wastes routes and collections points
8.
      Inventory of the existing services for each neighborhood (education, health, recreation and others): location, hierarchy, coverage, accessibility, and photographic record of the facilities. Capacity in accordance with relevant indexes (number of classrooms, m2 of construction per user, attended population, etc.) Associated Data Base

[1] Technical determination based on the topographic and land forms which are Fundamentals for the engineering design. It does not necessarily coincide with the social sectors.

      Environmental and Social Action Plan

9.
      Geo-reference and mapping of other facilities in the neighborhood such as recreational centers, sports areas, community plazas, day care centers, schools, health centers, religion centers, etc. linked with the Associated Data Base of the facilities inventory.

10.	Support to Community Engagement Department
11.	Mapping of land ownership; limits of existing properties types and sizes
12.	Analysis of the different financial sources for municipal development through different Government programs and institutions
13.	Elaboration of an urban diagnostic synthesis that proposes priority actions

      5.8 Land Management and Mitigation of Displacement (PL2.6)

      El Boleo has affected groups of people whose land or dwellings are located within the surface required for its development, and has successfully mitigated those effects. In the future, should further incursions be experienced on property owned by MMB, international best practices for mitigation of displacement will be followed. El Boleo will use lands owned by others only in accordance with a fair and reasonable lease or rental that has been equitably established with the full knowledge and concurrence of the leaser, whether private or collective.

      In accordance with international best practices, MMB corporate policy establishes fair and considerate treatment to reach the goal that all affected persons are satisfied with the negotiated solution that may be applied to their specific situation. This is particularly important for persons with no proven or acquired property rights.

      For the persons who were opportunistically occupying MMB surface in 2008, a plan was developed and implemented to rectify this occupation. This plan took into consideration acquired rights, sources of income, and avoided creating a deleterious impact on their quality of life. The guiding principles in all negotiations were the compliance with legal regulations and mutual consent. This mitigation of economic displacement will serve as a guide for the future, should additional effort of this nature be required.

      The mitigation that occurred during 2008 encompassed the following specific activities:

        Develop a census and socioeconomic characterization of settlers and squatters to establish their number, dependants, and livelihood.
        Establish eligibility criteria for each category.
        Define compensatory schemes for each option: donation, relocation, and dislodgement.
        Implement individual negotiations with each affected person.
        Re-define and mark the property limits of MMB, and apply specific actions to avoid future occupations.

      At all times, MMB worked closely with municipal authorities and with members of the community to design the best solution for each case. Given the specialized nature of this plan, sociologists and social workers will be engaged in all stages of its development. The specific goal of the plan was to release the areas required for the project through fair negotiations that lead to their acceptance.

      Future needs for mitigation will be minimized through the extensive use of signage to identify property boundaries, vigilance on the part of site security to recognize inappropriate incursions and take steps to report them, immediate action on the part of Boleo to address incursions, and ongoing rectification of ownership documentation to reduce the potential for conflict.

      Environmental and Social Action Plan

      5.9 Boleo Foundation (PL2.7)

      A foundation-type institution will be formed with MMB as the catalyst, but in the expectation that it will become a more general vehicle for philanthropic and practical programs developed in aid of the community. The specific form the foundation will take will depend on Mexican law and the experience of other similar institutions.

      Environmental and Social Action Plan

      6 COMMUNITY AND EMPLOYEE HEALTH, SAFETY AND PROTECTION (PL3 CEHSP)

      El Boleo is a major mining and metallurgical industrial operation. Construction will engage a sizable crew that will develop civil and mechanical works with their associated hazards, as well as the assembling and testing of process equipment. It will involve operational hazards related to underground extractive operations, heavy machinery maneuvers, and chemicals handling. All this implies the need to manage the safety risks to all workers, employees and contractors involved in its different stages of development.

      Although a remote possibility, accidents or contingency situations at the site might affect the nearby community of Santa Rosalía. Additionally, and as a major operation with significant material resources (such as heavy machinery), it has on obligation to assist the population in case of emergency situations that may derive from natural phenomena.

      MMB has pledged to make employee and community health and safety a guiding principle for all its actions. In particular, health and safety will be non–negotiable and a personal responsibility every MMB employee, contractor, and consultant.

      These principles are applied through development of a safety program based on the identification of hazards and the evaluation of risks with subsequent selection of behaviors and equipments to manage those hazards and risks followed by adequate training to properly employ them. The Community and Employee Health, Safety, and Protection Plan is the strategic framework for the application of these basic principles to both Worker Safety and Health and Community Safety and Health as they relate to Boleo activities.

      6.1 Objectives

1.	To maintain the worker’s health and physical integrity by managing and minimizing the risks to which they may be exposed.
2.	To reduce the loss of human life and property that may result from industrial contingencies and accidents and from natural disasters.
3.	To comply with all civil protection, health and safety Federal, State and local regulations that may apply to El Boleo as a result of its activities and location.

      These objectives are meant to be achieved by means of two specific programs: the worker safety and health program, and the civil protection program.

      6.2 Antecedents

      As part of the work safety and health specific program, a descriptive assessment of the main requirements to be fulfilled in each stage of the project has been conducted. These requirements are shown in the following table. The table presents a summary of all actions that are to be planned and implemented in order to prevent, eliminate, or minimize safety and health risks.

      The requirements follow legal obligations and guidelines specified in:

        The General Law of Labor
        The General Law of Health
        The General Law of Civil Protection
        The State Law of Civil Protection

      Environmental and Social Action Plan

      At the same time, this regulatory framework follows guidelines established by different agreements and recommendations issued by the International Labor Organization (ILO) and ratified by the Federal Government. Through this ratification, the mandates established in these agreements become of obligatory observance in Mexico.

      In Mexican regulation, health and safety issues and civil protection requirements are managed by agencies different from SEMARNAT. For this reason, they are not included in the EIM as part of the overall assessment of the project.

      6.3 Worker Safety and Health (PL3.1)

      Worker safety and health will be considered for each stage of the project: design, construction, operation and decommissioning (closure). Worker health and safety will be based on Mexican NOMs, OSHA and MSHA regulations, and IFC Performance Standards. The design stage will have the following specific considerations:

        Process identification: to gather all basic safety and health information applicable to the project.
        Risk identification: to identify and assess processes and critical points posing work risks, and to take specific preventive and response recommendations and/or actions to eliminate, minimize and/or control their causes.
        Specifications for equipment, machinery and installations: to assess compliance with technical and regulatory requirements for equipment, machinery, and infrastructure

      The construction, commissioning, and operation stages will have the following specific considerations:

        Safety and health coordination: to address all issues related to the integration of groups responsible to make operational all safety and health preventive measures, and generate prevention, mitigation, and preparedness methods and techniques to prevent and control all identified work risks
        Fire and explosion: to cover the adequate protection levels and contingency measures
        Personal protection equipment: to reduce risk and meet the worker’s needs through the use of personal protection equipment (PPE)
        Work environment assessment: to comply with regulatory personnel exposure levels specified, for each pollutant or physical strain, in the official standards and methodologies. If any chemical or physical pollutant does not meet the allowable limits, the control stage will be implemented to ensure the worker’s welfare and health
        Industrial Hygiene: to assess the workers health condition and implement preventive and response plans and programs to ensure worker welfare and health

      The site decommissioning stage will have the objective of safeguarding all the information that was generated during each one of the previous stages, and to comply with all applicable regulatory requirements specified by governmental agencies that relate to the decommissioning.

      6.4 Summary of Worker Safety and Health Considerations

STAGE/PROGRAM	RISK	CONSEQUENCE	PREVENTIVE ACTIONS	MANAGEMENT
PROJECT DESIGN
			Assess flow charts of critical	Maintain and keep an
			processes	updated documentation file
	Chemical risk	Incomplete knowledge of	Review pipelines and	Appoint one person
Process Identification	Mechanical risk	risks, critical processes	instrumentation diagrams	responsible for the file
	Electrical risk	and/or hazardous operations	Identify applicable Material Safety	Prepare the Information
			Data Sheets (MSDS)	Management and Filing
			Identify internal and external environmental conditions of the work area Identify applicable safety and health standards.	Procedure

      Environmental and Social Action Plan

STAGE/PROGRAM	RISK	CONSEQUENCE	PREVENTIVE ACTIONS	MANAGEMENT
Chemical risk
	Mechanical	Probability of occurrence of	Conduct risk assessments for each	Apply one or more specific
	risk	accidents and/or diseases	critical process.	risk assessment methods
Electrical risk
Conduct specific risk assessments
Risks Identification			Design fire detection and fighting	Apply one or more specific
			systems	risk assessment methods
	Fire and/or	Probability of occurrence of	Design facilities and equipment to	Enforce regulations on
	explosion risk	fire and/or explosion	handle flammable and explosive	flammable and/or explosive
			chemicals	chemicals handling and
			Classify areas according to type of	storage
hazard.
Prepare a list of equipment,
machinery and installations

Issue specifications for materials
and construction methods
Maintain and keep an
		Non compliance with design	Identify applicable standards for	updated documentation file
	Mechanical	and operation specifications	compliance
	risk			Appoint one person
Equipment, machinery and installations specifications			Prepare construction, installation,	responsible for the file
	Electrical risk	Probability of occurrence of	operation and/or maintenance manuals
		accidents and/or work related diseases		Prepare an Information
	Chemical risk			Management and Filing Procedure
Issue purchasing procedures for
machinery and equipment
Issue verification and validation
procedures for equipment,
machinery and installations.
CONSTRUCTION AND COMMISSIONING AND OPERATION
Integrate Safety and Health areas in
the organization, Work Medicine
and Health and Safety Commission.
	Chemical risk		Design preventive and contingency
			plans and programs per risk type	Maintain and keep an
	Mechanical			updated documentation file
	risk		Design emergency response plan
Health and safety		Probability of occurrence of		Appoint one person
procedures.	Electrical risk	accidents and/or diseases	Commission Emergency Brigade	responsible for the file

	Physical risks		Implement general and specific	Prepare the Information
	Biological		training programs for personnel	Management and Filing
	risks			Procedure
Devise drills plan and program

Prepare operation and
maintenance manuals for
equipment and machinery

      Environmental and Social Action Plan

STAGE/PROGRAM	RISK	CONSEQUENCE	PREVENTIVE ACTIONS	MANAGEMENT
Prepare contractors procedures
Execute work risks assessment and
follow-up
Issue safety and health inspection
plan and programs
Obtain permits from competent
authorities
Issue labor procedures for women.
Issue labor procedures for people
with special needs.
Issue safety procedures for
flammable and explosive chemicals
Maintain and keep an
			Install, operate and maintain fire	updated documentation file
	Fire and/or	Probability of occurrence of	detection and fighting systems.
Fire and/or explosion	explosion risk	fire and/or explosion		Appoint one person
			Implement training programs	responsible for the file

			Issue cutting and welding	Prepare the Information
			procedures	Management and Filing
Procedure
Issue hazardous works procedures
Maintain and keep an
	Chemical risk		Issue PPE selection, use and	updated documentation file
maintenance procedures
	Mechanical			Appoint one person
Personal Protection	risk	Probability of occurrence of	Issue emergency PPE selection, use	responsible for the file
Equipment (PPE)		accidents and/or diseases
	Electrical risk		and maintenance procedures	Prepare the Information
	Physical risks		Implement PPE training program.	Management and Filing
Procedure
	Chemical risk			Maintain and keep an
			Assess physical and chemical	updated documentation file
	Mechanical		agents
Work environment	risk	Probability of occurrence of		Appoint one person
assessment		accidents and/or diseases	Implement the control stage for	responsible for the file
	Electrical risk		physical and chemical agents (as needed)
Prepare the Information
	Physical risks			Management and Filing
Procedure
	Chemical risk			Maintain and keep an
			Implement the assessment and	updated documentation file
	Mechanical		evaluation of workers’ health
	risk	Probability of occurrence of	conditions	Appoint one person
Work Medicine		accidents and/or diseases		responsible for the file
	Electrical risk		Implement training programs
Prepare the Information
	Physical risks		Initiate health promotion	Management and Filing
			campaigns	Procedure
Biological risk
INCORPORATION OF DECOMMISSIONING CONCERNS
	Chemical risk	Probability of occurrence of		Maintain and keep an
Throughout the design stage	Mechanical	accidents and/or diseases	Establish project closure	updated documentation file
	risk		procedures
		Probability of occurrence of		Appoint one person
	Electrical risk	fire and/or explosion		responsible for the file

      Environmental and Social Action Plan

STAGE/PROGRAM	RISK	CONSEQUENCE	PREVENTIVE ACTIONS	MANAGEMENT
Fire and/or
explosion risk
Chemical risk

Mechanical
	risk		Establish project closure
		Probability of occurrence of	procedures Submit dismissal	Maintain and keep an
Throughout the	Electrical risk	accidents and/or diseases	registries before the authorities.	updated documentation file
construction, commissioning
and operation stages	Physical risks	Probability of occurrence of	Implement checkup and evaluation	Appoint one person
		fire and/or explosion.	of the final workers condition.	responsible for the file.
Fire and/or
explosion risk
Biological risk

      6.5 Civil Protection Program (PL3.2)

      The Civil Protection Specific Program is meant to identify and prevent potential contingency situations that could affect the community of Santa Rosalía. These situations may encompass not only those derived from the actual operation of El Boleo, but also those of natural phenomena that could have an impact on the town, its infrastructure, and its people. The implementation of this specific program will comply with the mitigation measure, proposed by MMB in Chapter VI, Section VI.2.2.7. of the EIM. A summary of the activities and action plans that are planned to be implemented is shown in the following table:

      6.5.1 Summary of Civil Protection Considerations

STAGE/PROGRAM	DISTURBING AGENT	CONSEQUENCE	PREVENTIVE ACTIONS	MANAGEMENT
DESIGN
Assess flow charts of
critical processes
			Review pipelines and	Maintain and keep an
			instrumentation diagrams	updated
			Identify applicable	documentation file
	Physical - chemical	Risks in critical processes	Material Safety Data	Appoint one person
Process Identification		and/or hazardous	Sheets (MSDS)	responsible for the file
		operations.	Identify internal and	Prepare the
			external environmental	Information
			conditions of the work	Management and Filing
			area	Procedure.
Identify variables of the
disturbing system
Maintain and keep an
			Identify risks atlas and	updated
			maps	documentation file.

	Geological	Risks in equipment,	Conduct assessments of	Appoint one
		machinery and/or	the mechanism of	responsible for the file
	Hydro-meteorological	installations	occurrence of calamities
Risks Identification			per risk type.	Prepare the
Information
Management and Filing
Procedure
	Physical-chemical	Risks in equipment,	Identify risks atlas and	Support from the
		machinery and/or	maps	Safety and Health Risks

      Environmental and Social Action Plan

STAGE/PROGRAM	DISTURBING AGENT	CONSEQUENCE	PREVENTIVE ACTIONS	MANAGEMENT
		installations	Conduct assessments of	Identification Program
			the mechanism of	Maintain and keep an
			occurrence of calamities	updated file.
per risk type.
Support the Safety and
Health Risks
Identification Program
			Conduct assessments of	Enforce the Flammable
	Fire and/or explosion risk	Fire and/or explosion	the mechanism of	and/or Explosive
		occurrence probability	occurrence of calamities	Handling and Storage
Risks identification			per risk type.	Regulatory Framework
Maintain and keep an
updated
documentation file.
		Risks caused by disease	Assess local health	Support other health
	Sanitary	or epidemics	conditions.	programs implemented
by MMB.
CONSTRUCTION AND COMMISSIONING AND OPERATION
Identify the Civil
Protection Area and
Internal Committees
Prepare the prevention,
mitigation and
preparedness internal
plans and programs for
every risk type
Implement external
liaison plans and
			programs	Prepare an updated
			Implement social	documentation file
	Geological		communication and civil	Appoint one person
Coordination of Civil	Hydro-meteorological	Probability of occurrence	protection culture plans	responsible for the file
Protection	Chemical	of calamities associated	and programs	Prepare the
	Sanitary	with natural phenomena	Commission Emergency	Information
	Socio-organizational		Brigades	Management and Filing
			Implement general and	Procedure
specific training programs
Implement drill plans and
programs
Issue procedures for
contractors
Undertake risks analysis
and follow-up
Carry out all registration
proceedings before
competent authorities
			Implement safe	Prepare an updated
			procedures for handling	documentation file
		Probability of occurrence	flammable and explosive	Appoint one
Fire and/or explosion	Fire and/or explosion risk	of fire and/or explosion	chemicals	responsible for the file
			Install, operate and	Prepare the
			maintain fire fighting	Information
			equipment	Management and Filing

      Environmental and Social Action Plan

STAGE/PROGRAM	DISTURBING AGENT	CONSEQUENCE	PREVENTIVE ACTIONS	MANAGEMENT
			Implement training	Procedure
program
Issue welding and cutting
procedures
Issue hazardous works
procedures

		Accelerated population	Identify local social	Support other social
Vulnerability	Socio-organizational	growth and migratory	conditions	programs implemented
		trends		by MMB

	Geological		Identify internal	Support other
	Hydro-meteorological	Incomplete knowledge	requirements	infrastructure
		on services required		programs implemented
Vital and strategic systems	Chemical		Identify critical services	by MMB
when facing a risk,
	Sanitary	incident or calamity	Implement liaison and
	Socio-organizational		support plan and program
Maintain and keep an
			Assess the workers’	updated
	Geological		health conditions	documentation file

	Hydro-meteorological	Impacts on physical	Implement liaison and	Appoint one person
			support plan and program	responsible for the file
Health	Chemical	and/or psychological
			Prepare health promotion	Prepare the
	Sanitary	health.	campaigns	Information
Management and Filing
	Socio-organizational			Procedure
INCORPORATION OF DECOMMISSIONING CONCERNS
Geological
	Hydro-meteorological	Probability of occurrence		Prepare an updated
		of accidents and/or		documentation file
	Physical-chemical	diseases	Implement project
Throughout the design stage	Sanitary		abandonment procedure	Appoint one person
		Probability of occurrence		responsible for the file
	Socio-organizational	of fire and/or explosion.
Fire and/or explosion
	Geological		Implement project
	Hydro-meteorological	Probability of occurrence	abandonment procedure
Throughout the construction,		of accidents and/or		Prepare an updated
commissioning or operation	Physical-chemical	diseases	Carry out all closing	documentation file
stages			proceedings before
	Sanitary		competent authorities	Appoint one person
		Probability of occurrence		responsible for the file
	Socio-organizational	of fire and/or explosion.
Fire and/or explosion

      The civil protection strategic plan will be applied in the following stages of development of the project: design, construction and commissioning, operation, and decommissioning. During the design stage, the following objectives will be addressed:

        Process identification: to gather all basic civil protection information applicable to the project.
        Risks identification: to identify and assess internal and/or external disturbance factors, risk-posing agents, and the recommendations and/or general prevention, mitigation and preparedness actions to be implemented by the company for each disturbance agent.

      During construction, commissioning and operation stages the following objectives will be addressed:

        Civil protection coordination: to address all issues related to the integration of groups responsible to make operational all civil protection preventive measures and to generate prevention, mitigation, and preparedness methods and techniques to be applied by the company.

      Environmental and Social Action Plan

        Fire and explosion: to provide adequate protection levels and response measures.
        Vulnerability: to identify conditions by which a community is exposed or at risk of being impacted. Vulnerability factors can be classified as environmental, physical, economical and social.
        Vital and strategic systems: to assess infrastructure and services that are indispensable for the population which, in general, are proportional to its size and needs such as: potable water, communications, power, etc.
        Health: to include activities that address the restoration of the physical and psychological health of the population, after a disturbing incident, with specialized medical attention.

      During the site decommissioning stage, there is only the objective of safeguarding the information that was generated in the previous stages and complying with all applicable regulatory requirements specified by governmental agencies.

      Environmental and Social Action Plan

      7 PUBLIC CONSULTATION AND DISCLOSURE PLAN (PL4 PCD)

      A sound and honest public consultation and disclosure process on the impacts, both positive and negative, of the project are the two basic elements to stimulate communication between individuals and groups that may be affected by or interested in its development (stakeholders) and the company.

      This communication enables improved decision-making processes by the company through a direct exposure to the perceptions, doubts, concerns, and ideas of the stakeholders. At the same time, it encourages a state of trust and collaboration that enhances positive impacts or benefits and mitigates negative impacts.

      For affected individuals and groups, it represents an option to contribute in decisions on the design, construction, operation and closure of the project, and its associated strategic plans, so that their opinions may be considered. This contribution is based on an actual knowledge of the project and in an atmosphere of openness and transparency by MMB with valid stakeholders. Communication also serves to prevent or minimize the negative social impacts and, when they are unavoidable, to handle them so that the solutions meet the expectations of the community. It also serves to inform of the joint achievements of the proposed programs in enhancing the welfare of the people.

      The Public Consultation and Disclosure Plan is consistent with international best practices, local regulations, and principles or corporate values of the company. It is the strategic program of the ESAP that will comply with the community engagement requirements established by the IFC performance standards.

      The project impacts addressed by this plan are:

Project Aspect	Related Impact	EIM Code	Source of Obligation	Mitigation / Compensation	Status
Immigration of
construction
	workers			PL4.1 Consultation,
	Increased demand		IFC Standard No. 1,	Construction Stage
	for services.		Community	PL4.2 Disclosure,	Programs are in
Construction		N/A			preliminary design and
Stage	Emergence of new		Engagement	Construction Stage	testing
	business.		Requirement	PL4.3. Grievance Mechanism,
	Increased			Construction Stage
transportation
activities and others
Increase in resident
population
PL4.1 Consultation,
	Increase in land and			Operation Stage
	property value and		IFC Standard No. 1,
Operation	speculation.		Community	PL4.2 Disclosure, Operation	Programs to be prepared
Stage		N/A		Stage	as needed
Engagement
	Pressure on		Requirement
	infrastructure and			PL4.3. Grievance Mechanism,
	services			Operation Stage
Social segregation
	Loss of employment			PL4.1. Consultation Program,
	sources		IFC Standard No. 1,	Decommissioning
			Community		Programs to be designed
Decommissioning	Emigration	N/A	Engagement	PL4.2 Disclosure Program,	as needed
	Disintegration of		Requirement	Decommissioning
	social and family life			PL4.3. Grievance Mechanism,
	Reduced economic			Decommissioning
activity

      Environmental and Social Action Plan

      7.1 Objective

      The objective of the PCDP is to establish and maintain a transparent, open, consistent, and reliable relationship between the community and MMB in order to enhance its wellbeing as a result of the implementation of El Boleo.

      7.2 Goals

        To identify key and valid stakeholders in the development of the project, and to know their interests and perceptions
        To disclose the positive and negative social impacts that may be associated with the development of the project, and the proposed actions to enhance or mitigate them
        To provide opportunities for stakeholders to contribute in the general decision-making process related to the proposed community programs.
        To have an early warning system of impending social risks.

      7.3 Antecedents

      The development of the PCDP is based on the results and conclusions of the EIM, the Socio-Economic Survey (2000 and 20005; CAM), and the consultations conducted during the first stage of communication of the project summarized in Section 1.5 (CRC). Additionally, the regulations derived from the Municipal and State development plans 2006-2011, Citizen Participation Law of the State of Baja California Sur and the Law on Urban Image for the City and Port of Santa Rosalía were considered.

      To address the described impacts, the PCDP contemplates the implementation of the following specific programs:

      a. Consultation Program
      b. Communication Program
      c. Grievance Mechanism

      7.4 Consultation (PL4.1)

      The consultation program intends to clearly identify the views of valid stakeholders regarding project impacts and proposed mitigation measures. It engages the community with the objective of integrating their views and opinions of the project in the decision-making process. Through this mechanism, it strives to match the views and perceptions of potentially affected individuals and groups with the proposed mitigation and compensation measures.

      To achieve optimum results, the consultation process must conform to the cultural and social conditions of the individuals involved and should cover all relevant groups that represent the community. For this, the consultation must be comprehensive and clearly transmit the potential impacts and benefits of the project to the primary (individuals and groups directly affected) and secondary (groups and individuals affected indirectly) stakeholders.

      The second step is to collect and systematize all comments and opinions through a grouping and identification of the stakeholders in relation to their activities, social relevance, condition of vulnerability, and leadership. The ordered results are then considered in the decision-making process for the project.

      Environmental and Social Action Plan

      The consultation program will be an ongoing exercise during all the stages of development of the project. It will allow MMB to promptly detect negative perceptions of El Boleo within the community. As designed, it contributes to increasing the confidence of the community in the project by making it clear that their proposals, opinions, and ideas are collected and considered by the company and, when feasible, fully implemented to improve the project.

      The consultation process will involve federal and local authorities, NGO’s, educational institutions, business organizations, organized labor, and community members that have a genuine interest in the project. It will make special emphasis on the inclusion of vulnerable groups so that their opinions are considered.

      The activities that will be involved in its development are summarized in the following table:

Construction Stage	Operation Stage	Decommissioning
Identify, segment and prioritize	Prepare a Stakeholders Evaluation List
stakeholders.		Prepare a Stakeholders Evaluation List
Present project development for each
Define adequate means of	group, with details on the operation.	Develop specific presentations on closure mitigation
consultation for each group.		measures
Open a consultation period on
Develop a communication strategy	compensation and mitigation measures	Open a consultation period on mitigation measures for
according to their cultural	associated with specific programs.	staged closure
framework.	Organize events by group and type of	Organize events by group and type of audience:
Organize events by group and type of	audience:	Focal Group (6-12 people)
audience:	Focal Group (6-12 people)	Pilot families group
Focal Group (6-12 people)	Pilot families group	Extended meetings (20-50 people)
Pilot families group	Extended meetings (20-50 people)	Questionnaire design and distribution
Extended meetings (20-50 people)	Questionnaire design and distribution
Questionnaire design and distribution		Individual interviews
Individual interviews	Individual interviews	Evaluate results and report.
Evaluate results and report	Evaluate results and prepare report

      The program will be built on the results of the field investigation that was conducted during the first consultation stage of the project summarized earlier. That stage included formal presentations to selected groups and concluded in an open forum announced to stakeholders through different media. The consultation program will include the following activities:

        Update a plan to characterize and prioritize stakeholders.
        Locate and select focus groups to execute queries.
        Develop Consultation Content and adapt it to various stakeholders.

      The content will be developed based on the perceptions of positive and negative technical, environmental and social impacts.

      7.5 Disclosure (PL4.2)

      The Disclosure Program is intended to inform stakeholders on the progress and development of the project, the changes it causes in the community, the various programs associated with the ESAP and its progress, as well as information related to the various forms of interaction by the community with the project. Information will be disclosed through selected mechanisms that involve the community such as meetings and grievance mechanisms. MMB is committed to an absolute transparency in all the information relayed to the stakeholders to avoid misconceptions and allow a comprehensive understanding of the project, its negative impacts, and its mitigation measures and its benefits to the community.

      Environmental and Social Action Plan

      To implement the program, communications tools, successfully implemented during the information stage of the project, will be used. Tool selection will depend of the type of information being conveyed and the intended receptor. The disclosure program is intended to be an ongoing exercise. Its continuance will be guaranteed through the creation of a Community Engagement Office in which the officers of MMB and community members will participate.

      The activities that will be involved in its development are summarized in the following table:

Construction Stage	Operation Stage	Decommissioning
Establish an announcement booth for
operations
Revise the guidelines for communication and	Establish a citizens committee that will	Prepare an information file on closure
graphic identity manual	visit the project during the operation	circumstances
stage to evaluate compliance with the
Create and operate the Community	pledged programs	Establish a formal system to
Engagement Office		communicate proposed mitigation
Prepare a formal announcement plan for the	Organize regular meetings with	measures
community focus groups to disclose
initiation of the project	information about the project to the	Conduct formal information meetings
Develop communications tools for the	community	with stakeholders
community and other stakeholders	Perform regular information meetings	Prepare a formal newsletter on closure
Establish a system to monitor news that could	with opinion leaders in La Paz, BCS	circumstances to national and
affect the project		international media
Publish a regular newsletter to inform of
Establish informative regular meetings with	all matters that relate to the project	Conduct a press conference in La Paz
opinion leaders in La Paz and Santa Rosalía		and Mexico City
Develop formal and informal links with
Establish a formal system to evaluate public	the media at the state level to issue	Establish a Community Engagement
opinion on MMB performance	periodic press releases and to conduct	Office for closure
occasional press conferences
Maintain an updated list of stakeholders

      Proposed contents and topics for the disclosure program are listed in the following table:

Construction Stage	Operation Stage	Decommissioning
Expected impacts and proposed mitigation and
compensation measures for the stage

Information on specific programs, their	Expected impacts and proposed
progress and conditions	mitigation and compensation measures
Environmental plans	for the stage

Specific programs, their progress and
Social plans	conditions	Proposed mitigation and compensation
Project progress		plans for closure
Status of production
Contents and schedule for implementing		Information on independent social
programs to mitigate environmental and social	Status of compliance with applicable	programs
impacts	regulations
Economic options
Answers to grievances that were formally
Progress in the construction process	filed	Social programs that will remain after
Status of project compliance with applicable		closure
regulations	Events such as visits by authorities or
	stakeholders	Progress assessment of closure plan
Procedures involved in the grievance
mechanism	Events for social integration

Events for social integration	Changes in the organizational structure of
the company
Organizational structure of the company
Certifications and recognitions

      Environmental and Social Action Plan

      7.6 Grievance Mechanism (PL4.3)

      The grievance mechanism is conceived as the means to gather, analyze, and solve the complaints from the community, and to capture proposals that could translate into project changes. It is meant to be an expeditious, fast and efficient link with the community. As such, it must be able to consistently meet the expectation of the residents or at least address their concerns during the construction and operation stages of the project. This plan falls within the framework of internationally agreed standards. It is consistent with the legal provisions at municipal, state and federal levels, as well as with the codes and manuals of ethics and responsibility of the company for the efficient and effective attention of any concern and dissatisfaction, either collective or individual, which may result from the construction and operation of El Boleo.

      The system will be managed by the Community Liaison Officer as one of his main responsibilities. It is intended that all suggestions, proposals, grievances or complaints be expressed, directly and personally, through different means of communication. All community communications will be registered, validated and, duly responded. Any perceived general or individual dissatisfaction, which may result from the construction and operation stages, must be captured, reported, and addressed.

      The main goals of the grievance mechanism will be:

a)	To obtain, receive and decide on the merits of the complaints and suggestions put forward by the members of the community.
b)	To give proper attention to all complaints or suggestions through the institutional means established for that purpose.
c)	To record and direct the complaint or suggestion to the pertinent area within the organization that will respond to it.
d)	To follow up on each case until it is concluded with an appropriate answer or solution.
e)	To develop periodic reports on the status of the grievance mechanism

      The details on the grievance mechanism will be formally disclosed through the Community Engagement Office. Public reports on the status of all communications will be made available at that office upon request.

      Environmental and Social Action Plan

      8 ESAP DEVELOPMENT STAGES

      The initial planning period for the ESAP involves a five-year horizon that includes a site preparation and construction stage, a start up and commissioning period, and the first two-and-a-half years of operation at the rated capacity of the metallurgical complex. The development schedule for the ESAP must match this horizon. The development will involve the following steps: design (plan), implementation (do), monitoring and reporting (check), and improvement (act). As a result of the terms and conditions established in the Environmental Impact Resolution (EIR) that authorizes the construction and operation of El Boleo, the programs and plans that comprise the ESAP have followed different development timelines. The guidelines that have defined these timelines are described in the following paragraphs.

      8.1 Environmental Protection and Biodiversity Preservation (PL1 EPBP)

      As previously discussed, this strategic plan includes biodiversity preservation, pollution prevention and control, and reclamation and closure program. The development of each one of these programs depends on the individual timeline established for the detailed action plans which they encompass. These timelines and the priority assigned to each action plan are described below:

      8.1.1 Biodiversity Preservation (PL1.1)

      8.1.1.1 Flora Rescue (PL1.1.1)

      Design: as per the terms and conditions established in the EIR, this action plan was devised during the second half of 2007. The plan was formally filed on August 2007 and was officially approved by DGIRA by the end of October of 2007.

      Implementation: this plan is executed on as required depending on the areas that are to be made available for construction and earthmoving. Considerable flora rescue was undertaken in late 2007, 2008, and 2009. Re-initiation of construction and earthmoving is planned for the second half of 2010.

      Activities to be undertaken as part of construction include earth-moving and construction for access road, the camps, the processing plant, the run-of-mine stockpile, and general infrastructure. These, and all areas to be disturbed, will be cleared of protected species and approved by REBIVI prior to disturbance. The original rescue and transplant program described in the MIA-EIM, as modified by field practices found to be successful as a result of implementation, will be continued in advance of disturbance activities.

      Shadehouses are an essential part of the transplant program as they provide way stations for the temporary care of compromised individuals. In addition, where individuals are found to be too large or diseased to be transplanted in their entirety, cuttings are made and accommodated in the shade houses preparatory to transplant. At present, two shadehouses are in operation on the project area.

      Monitoring and Reporting: Reports on the flora relocation program to date have been prepared and submitted to REBIVI. This information, along with information to be collected each year will be used to modify the program to maximize the opportunity for success. A summary of the reports will be included in the annual ESAP report for management review and identification of areas to be improved.

      Improvement: the results obtained during the first implementation stage will determine if changes on the rescue and relocation procedures are required. These changes will be jointly discussed and approved between MMB and REBIVI.

      8.1.1.2 Fauna Protection (PL1.1.2)

      Design: as with the previous plan, the fauna protection plan was designed, submitted, and approved during the second half of 2007.

      Environmental and Social Action Plan

      Implementation: given the start-up date that was set for the project, capture and release activities were executed in two campaigns on the areas to be affected by initial construction activities: one in November and one in December of 2007.

      Faunal rescue continued into 2008 but was suspended at the end of that year. Preliminary results indicate that faunal rescue could be replaced by more successful faunal protection and conservation techniques that will be developed in collaboration with REBIVI and approved by them. Pilot programs in advance of, and in conjunction with, construction will help to select those techniques effective for the project site. Of particular importance will be preventing negative impacts from power lines, fencing, roadways, and marine traffic.

      Monitoring and Reporting: the results of the initial campaign were, duly, recorded. The corresponding report will be concluded during the first quarter of 2008. As for the design of the plan, the number of captured fauna individuals, survival rate and species density were measured at the release area.

      Subsequent campaigns will be individually reported. A summary of all partial reports will be included in the annual ESAP report.

      Improvement: the results of the initial campaign will determine if changes are required on the implemented procedures. If applicable, joint review and approval with REBIVI will be sought. The summarized yearly results will be the basis for management review and a decision to make changes to improve the selected performance indicators.

      8.1.1.3 Compensatory Measures (PL1.1.3)

      Design: as discussed, MMB agreed to provide financial support for the preservation of REBIVI as a compensatory measure for the irreversible impacts that El Boleo will generate. The funding mechanism was designed, approved and signed by MMB and CONANP on 2006.

      Implementation: the funding mechanism calls for an initial payment in 2007, and subsequent installments due on 2009, 2010 and 2011. Since the funds are specifically allocated to support the operation of the REBIVI, it must prepare a yearly program for which the funds will be used. A technical committee was conformed to review and follow up on the progress of the yearly program.

      The plan for 2007 and 2008 was submitted by REBIVI and approved by the technical committee in early 2007. Its implementation is ongoing.

      Monitoring and Report: the technical committee meets every six months and receives progress reports on a quarterly basis. The results for 2007 have been reported and approved. The annual results for 2007 will be reviewed and discussed on January of 2008.

      Improvement: the yearly meetings between the technical committee and REBIVI will determine the applicable changes to improve the preservation program.

      8.1.2 Pollution Prevention and Control (PL1.2)

      8.1.2.1 Air Emissions Monitoring (PL1.2.1)

      Design: in order to comply with the terms and conditions established in the EIR, this program was designed in 2007 and, officially, filed on August of that year. However, an important part in the design of the control scheme is the establishment of an air quality baseline by which set points and indicators may be defined. MMB will use the two year construction period to establish that baseline with specific emphasis on sulfur oxides and total suspended particles concentrations.

      Environmental and Social Action Plan

      In addition to monitoring required as a permit condition, MMB will estimate greenhouse gas emissions each year based on actual production and compare those emissions with a projection of greenhouse gases for the project.

      Implementation: the monitoring plan will be operative once the acid plant is commissioned. Other sources of concern will be the diesel generators at the power plant and dust emissions from service and haulage roads.

      Monitoring and Control: the control loop for the air emissions monitoring program is integrated by the stack monitoring system and the high volume samplers for dust particles and SOx. The former will report concentrations emitted at the acid plant stack on a continuous basis (CSM) while the latter will register air quality measurements at intervals determined by the background air quality and the applicable Mexican standard. A quarterly report of emissions and air quality will be produced and a yearly assessment will be incorporated in the ESAP annual report.

      Improvement: quarterly results and yearly trends will be analyzed and presented to MMB management. Although projections indicate emission levels much lower than the maximum allowable concentrations, if necessary and feasible, modifications will be sought to improve air quality indicators.

      8.1.2.2 Hydrologic Management (PL1.2.2)

      Hydrologic management includes groundwater monitoring, surface water management, and process water management. Major construction costs associated with surface water management are included in the construction budget. Run-off from the process plant will be contained in a pond sized for the 25-year event and returned to the process stream. Brines from desalination will be discharged as part of the cooling water stream or will be used for road watering. Specifics for the groundwater monitoring are given below as this is a program required by the EIM-MIA.

      Groundwater Monitoring

      Design: the program was designed and submitted to SEMARNAT in 2007. The construction stage will be used to establish a baseline to measure trends in the concentration of selected trace metals.

      Implementation: the control program will initiate measurements once the plant starts operating. Sampling and assaying intervals will be determined based on comparative results with the water quality baseline.

      Monitoring and Control: groundwater quality will be measured at periodic intervals to be determined by the results of the baseline. Initially, sampling will be conducted on a monthly basis. It is expected that the sampling intervals will lengthen, provided no negative variations in water quality are detected.

      Improvement: although the engineering and environmental characteristics of the tailings make an impact on groundwater unlikely, the program calls for immediate corrective action should a trend of an increase in trace metal concentrations be detected.

      8.1.2.3 Marine Ecosystem Monitoring (PL1.2.3)

      Design: basic design for the program was completed, filed and approved by SEMARNAT in 2007. A baseline for the initial conditions of the marine environment will be established during the construction stage and prior to the initiation of high temperature effluent discharge.

      Implementation: monitoring of ambient seawater temperature began in 2009. This system will be modified to reflect the results of modeling and the actual discharge system selected following detailed engineering. Monitoring will be ongoing after the start up of El Boleo. Environmental indicators and sampling intervals will be refined once the baseline is established.

      Environmental and Social Action Plan

      Monitoring and Control: the control loop is comprised by two components: temperature measurement at point of discharge and measurement of environmental quality indicators in the area of influence of the discharge plume. Temperature will be recorded daily at periodic intervals while sampling and assessment of environmental quality indicators will be determined based on the established baseline.

      Improvement: immediate corrective action will be implemented should a negative effect on marine environmental quality be detected.

      8.1.2.4 Waste Management (PL1.2.4)

      Waste management at Boleo includes management of mine waste, solid waste, and hazardous waste. The primary mine waste is tailings, which are to be stored for later processing in the tailings storage facility. Mine wastes abandoned as part of pre-Boleo historic mining activity will be re-processed, as practical, and then reclaimed. Solid waste will be managed through recycling to the extent possible and otherwise discarded in accordance with the municipal solid waste management program.

      Design: El Boleo operated in accordance with a solid waste management plan since its exploration stage. This plan will be adjusted to meet the needs of the construction and operation stages by implementation of a pilot program during the first and second quarters of 2010. The pilot program emphasizes the development of the recycling and composting programs.

      Implementation: the waste management plan will become operational upon the initiation of activities of the construction and operation stages.

      Monitoring and Control: waste generation and handling will be recorded and controlled as per the specifications of the applicable Mexican standard.

      Improvement: assessment of performance indicators will support the implementation of measurements to minimize waste generation and maximize recycling. Specific performance goals on this matter will be established on a yearly basis. The results will be reported as per Mexican legislation and a summary will be included in the ESAP annual report.

      8.1.2.5 Erosion Control (PL1.2.5)

      Design: a pilot program will be conducted during the first two quarters of 2010 in conjunction with the pilot program for the conservation of surficial materials. During this pilot program, various control measures will be constructed to optimize designs and construction techniques. A site-specific field manual will be developed as a result of this pilot program, and methods will be updated as the techniques are tested by rainfall events. A control program for movement of marine and perimarine sediments associated with construction of the Boleo marine transport facility will be instituted in conformance with the mitigation actions specified in the MIA-EIM for that facility.

      Implementation: Erosion control is an ongoing program of prevention and sediment control that will occur ahead of and concurrent with construction and operations activities. It is expected to be an active program throughout the life of the project.

      Monitoring and Control: the final design of the erosion control plan will determine the parameters that will be measured to ensure its effectiveness.

      Improvement: results will be monitored to assess the effectiveness of the plan. If necessary, modifications or supplementary measures will be implemented. Results of program implementation will be included in the ESAP annual report.

      Environmental and Social Action Plan

      8.1.2.6 Control of Energy Consumption (PL1.2.6)

      Design: this program will be developed during the engineering stage where methods and infrastructure will be designed to minimize energy consumption. Training in appropriate behaviors (turning of light switches, for example) and optimum maintenance programs will contribute to control of energy consumption.

      Implementation: the program will be implemented during the final engineering design and practices in the field beginning with construction. Employee and visitor induction programs will include a segment on control of energy consumption.

      Monitoring and Control: the program will be monitored through auditing, interviewing, and review of maintenance records. Control of consumption will also be measured by tracking fuel versus energy production to establish baselines, trends, and objectives.

      Improvement: results will be monitored to assess the effectiveness of the plan. If necessary, modifications or supplementary measures will be implemented. Results of program implementation will be included in the ESAP annual report.

      8.1.2.7 Control of Sensory Impact (PL1.2.7)

      Design: control of sensory impact parameters will be included in final design criteria, and the designs reviewed for their inclusion. A pilot program will be conducted during the first two quarters of 2010 in conjunction with the pilot program for the conservation of surficial materials to control disturbance and reduce visual impact. During this pilot program, various control measures will be employed to optimize designs and construction techniques. A propagation program, which will supply the reclamation program, will also provide materials for the control of sensory impact.

      Implementation: Control of sensory impact will be an ongoing program of prevention and minimization involving all aspects of operation. It is expected to be an active program throughout the life of the project.

      Monitoring and Control: control of sensory impact will be monitored through auditing and measurement of relevant parameters. Antecedent ambient light and noise will be established prior to the re-initiation of construction, and acceptable levels will be established based on available health and safety information and any applicable laws or guidelines.

      Improvement: control of sensory impact is particularly amenable to continuous improvement. Of particular importance will be to reduce impact in public areas, such as along the highway and in Santa Rosalía. Support from local academic institutions will be particularly valuable for improving controls on sensory impact. Results of program implementation will be included in the ESAP annual report.

      8.1.3 Reclamation and Closure (PL1.3)

      As do all mining projects in Mexico, El Boleo will implement a reclamation and closure plan when the ore body is depleted or when technical and economic conditions challenge its financial feasibility. For that purpose, a conceptual plan was incorporated for the project in the EIM. The plan was based on the basic engineering developed for the project. In addition interim reclamation and contemporaneous reclamation will be conducted whenever possible and appropriate to reduce impact and improve habitat.

      The reclamation and closure plan was revised to include the changes in El Boleo that have resulted from the development of its detailed and construction engineering. The revision was concluded on the first quarter of 2008 and formally submitted to SEMARNAT. Since, in principle, some activities are planned to be implemented, concurrently with the operation, it is contemplated that the implementation of the program will start once the project is fully operational at design parameters. This is expected to happen starting in 2011.

      Environmental and Social Action Plan

      8.2 Social and Community Development (PL2 SCD)

      The main specific programs that comprise this strategic plan will be implemented once financing is secured for El Boleo. Additionally, it is imperative that they be designed, jointly, with the local authorities and the community of Santa Rosalía; consequently, MMB must be certain that the project will be developed. These are: job creation program, education program, community health program, cultural liaison, urban development plan, Land Management and Mitigation of Displacement, and Boleo Foundation. Their corresponding development and implementation timelines are described below:

      8.2.1 Job Creation (PL2.1)

      8.2.1.1 Business Incubation (PL2.1.1)

      Design: Business incubation is one of the activities that will be encouraged through development of a foundation-type institution underwritten by Minera Boleo. The model that will be encouraged is that of “Incubadora de Empresas Monterrey” (http://incubadoras.mty.itesm.mx/) and supported by the Mexican Secretariat of Economic Development.

      Implementation: The foundation-type institution that will be developed and funded during the construction phase, which is now expected to begin in mid-2010, will support business incubation. Business incubation programs will follow soon thereafter.

      Monitoring and Reporting: success indicators will be defined during final design of the plan.

      Improvement: potential improvements will have to be decided under the shared responsibility mechanism that is agreed. A summary of the pertinent results will be included in the annual ESAP report.

      8.2.1.2 Local Suppliers Development (PL2.1.2)

      Design: it is envisioned that the majority of goods and services that will be required for the operation of El Boleo be provided by Santa Rosalía in order to promote its economic development. Given that these goods and services must comply with minimum quality standards suitable for an industrial operation, the plan is scheduled to be devised during the second half of 2008.

      Implementation: local suppliers will be supported through preferential contracting, including selection criteria that include proximity to the project and long-term contracts to assist in establishing credit for the supplier. Additional assistance will occur through formal and informal training.

      8.2.2 Education (PL2.2)

      8.2.2.1 Support of Education (PL2.2.1)

      Design: the plan is conceived to support educational opportunities through internships, specialty training, and support of continuing education. As a secondary goal, it is intended to direct residents toward long-term employment with the project, rather than short-term employment with the construction contractor. Consequently, it will be designed during the first half of 2010. Where possible, technical education institutions of the locality will be hired to assist in developing specific and specialized training programs.

      Implementation: the plan will operate continually under the principles of continuous improvement. Implementation will begin coincident with approval of financing.

      Environmental and Social Action Plan

      Monitoring and Reporting: success indicators will be developed during the design stage of the plan. These will include specific objectives to provide trained personnel for construction, as required.

      Improvement: the assessment of success indicators will guide changes that may be required in the training programs. The results plan will form part of the annual ESAP report for as long as the plan remains in operation.

      8.2.2.2 Environmental Education (PL2.2.2)

      Design: the objective of this plan is to make the population of Santa Rosalía in general, and MMB personnel in particular, aware of the environmental importance of REBIVI. The educational plan and its disclosure mechanisms will be jointly designed by MMB and the technical personnel of El Vizcaíno during the second half of 2009, and the first half of 2010. It is expected that the people from the community that participate in this plan may be able to guide tourists into the nearby areas of REBIVI.

      Implementation: although it is projected that implementation will proceed concurrently with the design, the main implementation effort is scheduled to start with the initiation of operations in the second half of 2010.

      Monitoring and Reporting: during the design stage, indicators will be developed. Coverage for MMB personnel is expected to reach 100% while community participation goals will be established on a yearly basis.

      Improvement: annual assessments on the achievements of specific goals will be conducted. From these assessments, areas of opportunity for improvement will be defined. A summary of achieved results will form part of the annual ESAP report.

      8.2.2.3 Academic Liaison (PL2.2.3)

      Design: Boleo has been in substantive support of ITESME, as well as the UABCS, to the maximum extent possible, consistent with the services they offer, and will continue to do so. ITESME is the primary focus of support because it also meets other community development goals. Support of ITESME means utilization of their facilities, internship programs for their students, contracts with their faculty, and participation in mutually desirable programs such as community waste management. ITESME represents both a source and a recipient of resources for Boleo. As the project moves forward, it will be possible to formalize the relationship between ITESME and Boleo, and set strategic goals involving education of employees, training programs, and substantive long-term support.

      Implementation: formal integration of Boleo and ITESME objectives will begin when the project gets underway, which is currently forecast for the end of the second quarter of 2010.

      Monitoring and Reporting: specific indicators will be defined during the design stage. Official validation by state and federal educational authorities will be sought for the specific training and education programs that are developed.

      Improvement: annual employment goals for students that graduate from the programs will be established. Achieved results will form the basis for improvement or modification of plans. Results will form part of the annual ESAP report.

      8.2.2.4 On-the-job Training (PL2.2.4)

      Design: Given the level of training most new employees will have, on-the-job training is essential. In particular, underground mining and operation of the processing plant will require essential de novo training of all employees. This training will be conducted by a combination of external trainers and instructors, and internal experts hired as temporary but long-term mentors in critical areas.

      Environmental and Social Action Plan

      Implementation: these programs will begin with re-initiation of construction, and continue throughout the life of the mine. They are integrated in the fabric of each department and provision made for them is included in activity timing and sequencing.

      Monitoring and Reporting: specific indicators will be defined during the design stage. Where appropriate, official certification by State and Federal educational authorities will be obtained for specific training and education programs as they are developed.

      Improvement: annual employment goals for students that graduate from the programs will be established. Achieved results will form the basis for improvement or modification of plans. Results will form part of the annual ESAP report.

      8.2.3 Community Health (PL2.3)

      Particular attention will be paid to health awareness programs for Boleo employees to facilitate dissemination of healthy attitudes and healthy practices throughout the community. MMB intends to foster and participate in a range of health promoting programs, including local sports and outdoor activities, particularly for school aged children and the elderly. Formal participation and collaboration with community public health authorities began in 2009 with anti-drug awareness programs provided by Community Public Health to El Boleo employees. Increased participation in and contributions to public health programs will increase with the initiation of construction. The design stage will take place during the first half of 2010 in order to have an operational program starting in the second half of 2010.

      8.2.4 Cultural Liaison (PL2.4)

      Cultural liaison includes a program to familiarize workers from outside the area with the community (Introduction to the Community PL2.4.1). This is considered a crucial program to achieve the acceptance of the project by the community. Social and cultural training material will be designed and developed during the first quarter of 2008 in order to achieve a smooth initiation of construction activities. Social and cultural institutions, either public or private, will be invited to participate in contents design. All foreign and expatriate personnel that work for the project will have to participate. The program will be reviewed and adapted to meet operational needs during the last quarter of 2009. Its implementation, with the foreign operations personnel, will proceed during 2010.

      In addition to the Introduction to the Community, programs addressing preservation of cultural diversity, mitigation of involuntary change in lifestyle, and preservation of cultural resources are included in cultural liaison.

      8.2.5 Urban Development Plan (PL2.5)

      This is considered a key instrument to enhance the wellbeing of the inhabitants in Santa Rosalía. As indicated in the description of the program, Urban Development is a government-initiated and government-driven program. However, MMB can collaborate and help to provide resources for the development and implementation of the plan. It is intended that MMB finance preparation of the plan and then participate, as a stakeholder, in its implementation. Initiation of the UDP, which will also include the regional ecological plan, will begin in 2010. Typically, urban development plans address issues such as housing, growth, and infrastructure.

      This design must be agreed with the pertinent federal, state and local agencies with competence and interest in the ordered development of the community, and with social organizations that represent key sectors of the society. It is envisioned that MMB may finance the integration of the plan and then participate, as a stakeholder, in its implementation. The implementation mechanism must be agreed in order to secure availability and allocation of Federal and State funds. The program has been conceived as a medium to long term instrument that will accommodate the expected growth of the population as a consequence of the initiation of El Boleo. Implementation is scheduled to start during the second half of 2009.

      Environmental and Social Action Plan

      8.2.6 Land Management and Mitigation of Displacement (PL2.6)

      Given the characteristics of El Boleo and the fact that MMB owns most of the surface land required to develop it, land management and mitigation of displacement that may occur as part of land management, are both of ongoing importance. While unlikely to involve more than a few persons, management and mitigation actions will be high profile and carefully watched by local residents. The mitigation program begun in 2007, and completed in 2008, for mitigation of economic displacement from company lands in Providencia was implemented to general satisfaction and without incident. Future programs will be modeled on that effort as needed.

      8.2.7 Boleo Foundation (PL2.7)

      This program will be the vehicle for implementation of many of the community engagement programs discussed in the ESAP. The structure and function of the foundation will be elaborated once financing for the project is received.

      8.3 Community and Employee Health, Safety and Protection (PL3 CEHSP)

      The integration and implementation of this strategic plan involves three general programs: Worker Safety and Health, Civil Protection, and Site Security. The worker health and safety program will focus on eliminating or controlling on-site hazards and risks. The civil protection will provide support to the community in the event of a natural or man-made disaster. The site security program will ensure that the interface between the project and the community with respect to access control is both respectful to the community and effective for the company.

      8.3.1 Worker Health and Safety (PL3.1)

      This specific program deals with the action plans that will be implemented to protect MMB personnel from the risks and hazards associated with the construction and operation of El Boleo. It considers all stages of the project; from its design, to its operation, since it involves mainly preventive measures that need to be considered during the development of the detailed and construction engineering of the project.

      This program also involves the design and implementation of the emergency response plan, known in Mexican legislation as an Accident Prevention Plan. Its aim is to train MMB operations personnel to respond to foreseeable contingencies in an orderly fashion to minimize personal and property damage. It will be linked to the civil protection plan that will be developed to assist the community of Santa Rosalía in case of a natural or man made emergency situation.

      8.3.1.1 Process and Facility Design (PL3.1.1)

      Design: during the development of detailed and construction engineering, it is imperative to review that all applicable health and safety standards are considered, particularly those that derive from Mexican legislation. During the first quarter of 2010, this review will be undertaken in order to identify pertinent standards.

      Implementation: If needed, during the second quarter of 2010, modifications will be made to the design in order to fully comply with the identified standards. No construction drawing will be released without being revised by the health and safety expert.

      8.3.1.2 Construction and Commissioning (PL3.1.2)

      Design: All contractors are subject to terms that include conformance with the MMB environmental and social management system. This specifically includes a Contractor Safety Manual developed for the General Contractor. At the same time that the project is under construction, MMB will begin mining the materials needed for construction. Thus, the Employee Safety and Health management plan must be fully developed and implemented by mid-2010.

      Environmental and Social Action Plan

      Implementation: the approved health and safety management system will be in force on the first day construction re-commences. This is anticipated to be mid-year 2010.

      Monitoring and Reporting: as a minimum, MMB and the general contractor will keep all records and statistics required by Mexican law. Additionally, health and safety performance indicators will be developed during the design stage to promote a full and positive health and safety awareness among all personnel that works in the project.

      Improvements: legal statistics and assessment of performance indicators will form the basis to modify working procedures that seek to eliminate risks and hazards.

      8.3.1.3 Operations (PL3.1.3)

      Design: El Boleo is a complex mining and processing operation. The safety and health of its workers is of the highest priority for MMB. Specific procedures that address the risks and hazards at the mine and at the metallurgical plant, with the intention of eliminating or minimizing them, will be developed for the operations stage. National and international safety standards will be employed to ensure worker safety.

      Of particular importance will be the design and implementation of the emergency response plan that includes the development of emergency crews for the mine and for the metallurgical plant. The members of these crews will have specialized training and will be provided with the necessary equipment to respond to all identified contingencies.

      Implementation: safety and health training will commence simultaneously with operations training. As a matter of policy, no officer, employee or worker will be allowed access to the mine or process areas without internal certification of their participation in safety induction and training. A specific safety management system, based on Mexican NOMs, MSHA, OSHA, and IFC Performance Standards, will be incorporated to ensure that all activities are conducted in a safe manner. The achievement of general safety awareness in each individual should be the ultimate goal of this system. The Employee Safety and Health program will be completely developed and in place at the time operations begin Monitoring and Reporting: all statistics and reports mandated by Mexican law will be kept and adhered to. Suitable performance indicators will be established for each area and will form part of each individual’s yearly performance evaluation. All safety records will be open for public scrutiny and will be part of the annual ESAP report.

      Improvement: constant improvement of safety performance indicators will be encouraged. Under this scheme, each area must propose annual safety goals as part of their strategic planning.

      8.3.2 Civil Protection (PL3.2)

      The area where El Boleo will be developed is prone to hurricanes and earthquakes. As part of its commitment to the community, MMB will put into place a Civil Protection Plan to assist the population in cases of emergency. This plan contemplates the need for a mutual assistance scheme that involves other companies in the vicinity with the capabilities to participate in it. MMB will act as a promoter and coordinator of this scheme. The program also considers the possibility of a contingency derived from the operation of El Boleo that could affect the neighboring communities. The specific action plans associated with this program are described in the following paragraphs:

      8.3.2.1 Process and Facility Design (PL3.2.1)

      Design: from this stage, equipment selection and contingency control mechanisms will be selected to minimize the risk of a major accident that could affect the adjacent town. Particular attention will be paid to fire hazards.

      In general, provisions and estimations have been made in all hazardous process systems to consider external risks such as earthquakes and hurricanes. They will be supplemented by adequate emergency response equipment that could be used to assist the population should the need arise.

      Environmental and Social Action Plan

      Implementation: in order to have in place an effective civil protection plan, MMB will work with the authorities in an education program that may make the population aware of external risks, either natural or man-made. MMB will participate jointly with the Municipal authorities in building an acceptable level of civil protection awareness among the population.

      Monitoring and Reporting: in this stage, progress will be measured through the consultation process that makes available to the population the risk atlas and the proposed emergency procedures to be implemented by means of a mutual assistance plan. Efforts will be made to measure the level of awareness achieved in the general population with the communication campaign.

      Improvement: at this stage, opinions of stakeholders will be considered for the final design of the civil protection plan.

      8.3.2.2 Construction and Commissioning (PL3.2.2)

      Design: it is during this stage that the external civil protection plan, based on a mutual assistance mechanism, will be put together with the town authorities and with participating enterprises. For this plan, the results of the risk assessment conducted by MMB will be contributed. Opinions gathered during the disclosure process will be considered in the integration of this plan.

      Implementation: based on the education program, the civil protection plan will be implemented with special emphasis on the establishment of procedures applicable to buildings with significant public affluence such as schools, government offices, and sports facilities. The final design will be disclosed through a public consultation process. The emergency brigades and the civil protection committees will be set up through a voluntary participation program.

      Monitoring and Reporting: the final integration of the internal committees and a workable civil protection plan will be the measure of success for this stage.

      Improvement: external opinions from state and federal civil protection experts will be gathered to improve the civil protection plan.

      8.3.2.3 Operations (PL3.2.3)

      Design: in this stage, general and specific training plans for the internal and community emergency crews, and the civil protection committees, will be devised. Once the training programs are implemented, the plan and its participants will be registered before the competent state and federal authorities.

      Implementation: all internal and external emergency procedures will be implemented. A comprehensive drill schedule will be put together to test the effectiveness of the civil protection program. Liaison with community development plans will be established as a support mechanism to be used in case of emergency.

      Monitoring and Reporting: the results of the drill program will be reported to all competent authorities and will be made public for consultation and comments by the community.

      Improvement: the civil protection plan will undergo a full revision based on the results of the drill program and on its performance during an actual emergency situation.

      8.4 Public Consultation and Disclosure (PL4 PCD)

      This strategic plan is to be built upon the experiences and results that were derived from the consultation process that was conducted before and after the approval of El Boleo. The main objective of that process was to inform the identified stakeholders of the characteristics and scope of the project. For that purpose, an informal communications structure was used.

      Environmental and Social Action Plan

      With the initiation of formal project activities, the communications structure needs to be consolidated in such a way that a continuous interaction of MMB with the community’s stakeholders is secured. To accomplish this objective, the following specific programs will be developed and implemented: consultation program, disclosure program, and grievance mechanism.

      8.4.1 Consultation (PL4.1)

      As indicated, MMB has the intention on making public all its plans and activities that might affect, either positively or negatively, the lives and wellbeing of the inhabitants of Santa Rosalía. This program will follow the footsteps of that conducted with the intention of informing all relevant stakeholders of the peculiarities of El Boleo. The initial program will be refined and adjusted to the needs of the construction and the operation stages of the project.

      8.4.1.1 Construction (PL4.1.1)

      Design: it is considered that intensive construction activities will initiate once the financing of the project is secured. This is expected to happen by mid-year 2010. Therefore, the first half of 2010 will be used to categorize the main stakeholders that were identified during the initial presentation of the project, and to refine the communication strategy that will be suited best for each categorized group.

      Implementation: starting not later than June of 2010, the communication strategy will be implemented in order to have the opinion and feedback from stakeholders related to the plans that will be carried out to mitigate the expected social impacts associated with the construction activities.

      Monitoring and Reporting: the opinions and comments obtained from the consultation program will be analyzed so that satisfactory responses may be given to all queries. The results of the consultation process will be recorded as part of the annual ESAP report.

      Improvement: all relevant opinions, suggestions and comments will be used to adapt and modify the specific action plans so that they may meet, as far as possible, the expectations of the community. In all cases, adequate response will be provided by MMB to all stakeholders that may express an idea about the subject matter being consulted.

      8.4.1.2 Operations (PL4.1.2)

      Design: the last semester of 2012 will be used by MMB to adjust the consultation mechanism that will be used to inform all stakeholders of the initiation of operations and the implementation of the applicable mitigation and compensatory plans to that stage. This action plan will be a continuation of the communications efforts established during the former stages of the project. It will emphasize the details of the operation and will consult, among other things, the baselines determined during the construction phase and the performance indicators that may have been derived from the established baseline.

      Implementation: it will be concurrent with the commissioning period of the project. All environmental and social action plans have to be fully operational starting on the first quarter of 2010.

      Monitoring and Reporting: as during the construction stage, all comments and opinions received during the consultation process will be analyzed and duly answered. Periodic reports of the consultation process will be made public, and the summarized records will form part of the annual ESAP report.

      Improvement: relevant opinions, suggestions, and comments will form the basis to guide the modifications of all action plans. MMB will strive to satisfy any queries that might express a concern related to the development of the project.

      Environmental and Social Action Plan

      8.4.2 Disclosure (PL4.2)

      As has been indicated, MMB will make all records and reports, related to environmental, social and other issues that might affect the community, available to the general public and other legitimate stakeholders through the communication strategy and mechanisms determined in the Consultation Program. Special attention will be given to the dissemination of the annual ESAP report so that all people, positively or negatively affected by the project, may be informed. As with the previous program, specific action plans will be implemented for the construction and operation stages of the project.

      8.4.2.1 Construction (PL4.2.1)

      Design: the Community Engagement office was established in late 2008 in downtown Santa Rosalía. This office will continue to provide information to visitors, and the Community Engagement Superintendant, who is located in this office, will continue to develop and implement programs of general benefit to the community.

      Implementation: informational meetings will be held regularly with community leaders in Santa Rosalía, Mulegé, and the surrounding areas. Local and regional government representatives (including those in La Paz) will be kept apprised of project status and project advances. Interested stakeholders will be able to access project information via the Internet and can contact the Community Engagement office for further information.

      Monitoring and Reporting: detailed records will be kept of all communications activities undertaken for the disclosure program. Additionally, the results of all consultation process will be made available to all pertinent stakeholders. Salient results of the program will form part of the annual ESAP report.

      Improvement: communications will always be an ongoing process. Mechanisms and tools will be assessed on their performance and adjusted accordingly, based on the indicators selected for each one of them and the feedback received by the Community Liaison Officer.

      8.4.2.2 Operations (PL4.2.2)

      Design: the plan devised for the construction stage will be adjusted to meet the demands that the operation stage may require. In this stage, and if volunteers can be found, a citizens committee will be formed to assist MMB in assessing compliance with, and performance of, all environmental and social programs.

      Implementation: regular meetings will be the main communication tool with all stakeholders. They will dwell on the progress of the project together with the social and environmental programs. The publication of a newsletter will be considered to maximize the usefulness of the meetings.

      Monitoring and Reporting: as for the construction stage, detailed records will be kept of all forms of communications. All feedback will be duly processed and adequately responded by the community liaison officer. Salient points will be summarized and included in the annual ESAP report.

      Improvement: the results of the regular meetings will set the guidelines for any improvement in the disclosure strategy that may be required to ensure that information flows to the intended recipient in an understandable form.

      8.4.3 Grievance Mechanism (PL4.3)

      A grievance mechanism has been drafted and is available for review by any interested party. Basically any grievance that is received will be fully addressed and the information transmitted back to the stakeholder. While not all problems are amenable of solution by Boleo, each concern will be thoroughly considered and promptly answered. The primary elements of the grievance mechanism are as follows:

      Environmental and Social Action Plan

(1)	The initial concern is received and documented (documentation with the bitácora system must accompany every step of the process)
(2)	The Community Affairs Manager contacts the concerned party to assure them a resolution or response to their concern is being formulated
(3)	The community engagement manager then assigns personnel to resolve or respond to the concern
(4)	Once the resolution or response is formulated, the community engagement manager contacts the affected party to communication the resolution or response
(5)
      If further concern is evidenced by the affected party, the Community Affairs Manager will involve the Director of the Social Responsibility Group, who will reiterate the above process as a higher level

(6)	Should concerns remain, an interview will be arranged between the affected party and the Vice President of Operations
(7)	Should satisfactory resolution still not result, the process will be assigned to the Legal Affairs representative

Environmental and Social Action Plan

      Five Year Schedule

Environmental and Social Action Plan

Environmental and Social Action Plan

      9 FINANCIAL RESOURCES AND IMPLEMENTATION

      From a financial point of view, mining projects are characterized by requiring significant capital during their construction stage and during the first years of commission and operation. Consequently, project rates of return are affected by capital layouts and operating costs that are incurred during those periods. The financial strategy to be followed will be to budget yearly outlays based on the overall direction of the plans contemplated over a hive year horizon. This strategy will allow for adjustments that may derive from revisions of the five year plan.

      With these views in mind, MMB has strived to spread all expenditures related to the El Boleo project in such a way that its financial feasibility is not compromised. This is reflected in the five-year schedule and in the initial ESAP estimate of expenditures for 2010. Priority has been assigned to all programs associated with legal obligations and permit requirements in the overall plan for ESAP implementation. These allocations are described in the following paragraphs. Total funding for the first year of the program is approximately $2.43 million USD.

      9.1 Environmental Protection and Biodiversity Preservation (PL1 EPBP)

      In general, this plan deals with the environmental impact compliance that derives from the permits and authorizations applicable to the El Boleo Project. Some of the specific actions plans are ongoing and will continue. Others will experience pilot program development and be initiated simultaneous with construction. Others will be staged in along with construction to achieve full implementation at the time operations commence. A total outlay of $385,600 USD is estimated for 2010 for biodiversity preservation, $686,170 USD for pollution prevention and control, and $124,170 USD for reclamation. These amounts include capital, operating, and personnel costs.

      9.1.1 Biodiversity Preservation (PL1.1)

      Funding biodiversity preservation in 2010 is $385,600, much of which is for compensatory measures.

      9.1.1.1 Flora Rescue (PL1.1.1)

      This action plan was formally initiated during November of 2007. Initial activities included the relocation of plant species from access roads, the construction camp areas, and the metallurgical plant area. Earthworks will re-commence in those areas during the third quarter of 2010.

      Commencing the second quarter of 2010, it is contemplated that the tailings starter dam curtain footprint, and areas associated with plant infrastructure, and several construction material extraction areas will be cleared of protected species. This must be coordinated with construction activities since cleared areas have to be acted upon within a period of no more than four months after plant species relocation is concluded. Consequently, flora relocation campaigns will occur no more than 120 days prior to initiation of construction.

      9.1.1.2 Fauna Protection Plan (PL1.1.2)

      As with the previous plan, the fauna protection plan was implemented during November of 2007. Faunal protection must be coordinated with other environmental protection activities. Faunal protection is a continuous program conducted in conjunction with operations.

      9.1.1.3 Compensatory Measures PL1.1.3

      The second payment for the convertible warrant for the REBIVI trust fund was issued in the first quarter of 2010. Total payment to date is $766,600 USD.

      9.1.2 Pollution Prevention and Control Program (PL1.2)

      Funding for pollution prevention and control in 2010 is $686,170, much of which is earthmoving for the conservation of surficial materials.

Environmental and Social Action Plan

      9.1.2.1 Air Emissions Monitoring (PL1.2.1)

      Modeling efforts were initiated in late 2009. These efforts along with installation of on-site meteorological stations, will continue in the first half of 2010. It is expected that hi volume air samplers will be installed before the end of 2010. Other emissions monitoring equipment will be installed as part of plant construction.

      9.1.2.2 Hydrologic Management (PL1.2.2)

      Groundwater Monitoring Plan PL1.2.21

      Monitoring wells were installed in 2007 and the monitoring system will be expanded in 2010. Analysis of the database and interpretation of the results with the objective of refining the monitoring program is also scheduled for 2010, as it the installation of several more wells.

      Other Programs

      Other programs that form part of hydrologic management include surface water management and management of process water. Budgeting for hydrologic management includes budgeting for these items.

      9.1.2.3 Marine Ecosystem Monitoring (PL1.2.3)

      A reasonable detailed monitoring program for seawater temperature was initiated in late 2008. This program continues. A more extensive program, to include marine organisms, will be established in the second quarter of 2010 and the entire physical and biological program modified before the end of the year to reflect additional concerns and interests that may arise associated with the utilization of seawater and the construction of the marine transport facility. Focus on the program will increase as more information becomes available.

      9.1.2.4 Waste Management (PL1.2.4)

      A detailed management plan for both on site and municipal waste has been developed. A pilot program was initiated in the first quarter of 2010 to establish transportation and final destinations for recycled materials. In addition, a small but compliant and adequately documented program for the management of hazardous wastes has been in place since late 2008.

      9.1.2.5 Erosion Control (PL1.2.5)

      This program is considered to encompass conservation of surficial materials, as well as prevention of erosion and control of sediment. A pilot program was initiated in collaboration with REBIVI beginning the first quarter of 2010 to select and refine techniques appropriate for a desert region affected by cyclonic precipitation and the information gained from that program will be used to implement the site wide program. This program must be executed in conjunction with other control and compliance programs to insure it is properly integrated with construction activities.

      9.1.2.6 Control of Energy Consumption (PL1.2.6)

      Budgeting for this activity is considered as part of engineering design and of employee training.

      9.1.2.7 Control of Sensory Impact (PL1.2.7)

      Budgeting for this activity is considered part of reclamation.

      9.1.3 Reclamation and Closure (PL1.3)

      This program includes contemporaneous and interim reclamation activities designed to restore habitat, reduce visual impact, and minimize affected areas, as well as help to develop the vegetation propagation program and the composting program. Various aspects of the program were initiated with pilot programs in the first quarter of 2010, and reclamation activities are expected to occur continuously throughout the life of the mine. The 2010 reclamation budget is $124,170.

Environmental and Social Action Plan

      9.2 Social and Community Development (PL2 SCD)

      Although a modest baseline of community engagement activities has continued throughout slowdown, these programs are expected to expand and accelerate in 2010. Funding for the plans and programs associated with social and community develop total $640,001 USD, including $200,000 USD set aside for the Boleo Foundation.

      9.2.1 Job Creation (PL2.1)

      Budgets for job creation programs in 2010 total $249,850 USD.

      9.2.1.1 Business Incubation (PL2.1.1)

      This program will receive most of its impetus through the soon-to-be established institution that will serve as a foundation for Boleo. Thus, expenditures and program design are forecast to begin in earnest in the last quarter of 2010.

      9.2.1.2 Local Suppliers Development (PL2.1.2)

      This is an ongoing program, which will accelerate markedly with the re-commencement of construction. Funding for the program is allocated for every quarter of the year.

      9.2.2 Education Program (PL2.2)

      A broad-based education program, consisting of the Support of Education Plan, the Environmental Education Plan, the Environmental Education Plan, the Potential Employee Training Plan, and Support of ITESME, has continued at a modest level throughout the slowdown period. These programs will accelerate during 2010, and funding is allocated to pursue them throughout every quarter of 2010.

      9.2.2.1 Support of Education (PL2.2.1)

      Boleo continued to support internships, modest purchases of equipment, paid utilization of education facilities, and contracting of faculty personnel throughout the slowdown period. These programs will continue into 2010, and funding is allocated on a continuous basis for their development.

      9.2.2.2 Environmental Education (PL2.2.2)

      Environmental education continued during slowdown, with talks and field tours given by employees to both local dignitaries and groups of students. The REBIVI trust program will be the source of more extensive education programs administered by the joint committee composed of Boleo representatives and REBIVI representatives. That notwithstanding, funds have been allocated for ongoing programs for which Boleo will be a source, focused primarily on vegetation conservation and waste minimization. Funding for these activities is allocated for every quarter of 2010.

      9.2.2.3 Academic Liaison (PL2.2.3)

      This program is integrally linked with the Support of Education Plan, and both plans seek to develop resources not only at the secondary education and ongoing education levels, but also at the university level through interaction with ITESME. ITESME has the potential to become a powerful force in Baja California, and MMB welcomes the opportunity to support it.

Environmental and Social Action Plan

      9.2.2.4 On-the-Job Training (PL2.2.4)

      This program will reach full development near the end of 2010 and will be closely coordinated with the Human Resources Department. The majority of funding for this program, which is not insignificant ($48,000 USD) is allocated for the second half of 2010.

      9.2.3 Community Health (PL2.3)

      This program, which has been modestly in effect throughout the slowdown period, with programs on flu prevention and drug avoidance, will require considerable collaboration and study before being fully developed. Thus, the majority of funding for 2010 is allocated for study, evaluation, and concurrent development of the Urban Development Program.

      9.2.4 Cultural Liaison (PL2.4)

      The Community Engagement Department is responsible for a variety of programs that fall under Cultural Liaison. These include Introduction to the Community, Preservation of Cultural Diversity, Mitigation of Involuntary Change in Lifestyle, and Preservation of Cultural Resources. These items are all included in the Cultural Liaison budget. Most funds for this program are allocated for second and third quarter of 2010.

      9.2.5 Urban Development Plan (PL2.5)

      As mentioned earlier, the Urban Development Plan is key to successful integration of MMB into the municipality. MMB will serve as a catalyst for the development and implementation of this program. Funding is allocated for pre-program development in the first and second quarters of 2010, and full program development in the second half of the year. Funding for the program is $105,000 USD.

      9.2.6 Land Management and Mitigation of Economic Displacement (PL2.6)

      The majority of the planned implementation of this mitigation program has already occurred. However, ongoing information campaigns, field checks, signage, and fencing are required to maintain and safeguard property boundaries. Thus, ongoing funding is available for these activities.

      9.2.7 Boleo Foundation (PL2.7)

      This program will be developed during 2010. Funding for this program from Boleo will be $200,000.

      9.3 Community and Employee Health, Safety and Protection (PL3 CEHSP)

      Intense activity is occurring in the area of development of health, safety, and protection programs. A contractor safety manual, a safety code of conduct, several policies, and weekly safety chats, as well as ongoing safety inductions are already in operation. Development of a safety culture is key to the success of the program.

      Focus during the second and third quarter of 2010 will be on the development and testing of the surface and underground safety program (to include the processing plant and, eventually the marine transportation facility). Equipment in support of the health and safety program will be purchased, and safety supervisors and program managers will be hired. The program is expected to be fully operational at the time operations begin. $536,040 USD has been allocated for implementation of the health and safety programs.

      9.3.1 Worker Health and Safety (PL3.1)

      The development and revision of the Safety and Health Management Program, which includes all appropriate elements from OSHA, MSHA, IFC, and Mexican NOMs, is underway. A fully operational policy document will be in place at the time operations begin. Contractors will operate in conformance with published MMB requirements, yet will be responsible for their own program. The program includes extensive, computerized documentation.

Environmental and Social Action Plan

      9.3.1.1 Process and Facility Design (PL3.1.1)

      This stage includes oversight of final engineering and participation in a comprehensive HAZOP exercise, funding for which comes from plant construction and commissioning. However, funding for the full participation of the Health and Safety Manager has been allocated.

      9.3.1.2 Construction and Commissioning (PL3.1.2)

      Safety requirements for construction and commissioning will be institutionalized as company policy, trained as work requirements, investigated as part of field compliance, and externally audited. Major funding is allocated for this program ($570,000 USD in 2010).

      9.3.1.3 Operations (PL3.1.3)

      While operations technically commence in 2010 with initiation of earthmoving activities on the part of Boleo, these operations are considered as part of construction and commissioning. Thus, no separate funding is allocated in 2010 for operation.

      9.3.2 Civil Protection (PL 3.2)

      Plans have been made to respond to emergencies that may develop in the community as a result of occurrences at the project site. In addition, commitments have been made, and are being kept, to assist the community in the event of civil emergencies not directly related to the mine. This program began in operation in 2008 and continued throughout slowdown. Funding for civil protection and to further refine and implement the community emergency response plan is allocated for each quarter of 2010.

      9.3.2.1 Process and Facility Design (PL3.2.1)

      This design will be finalized as part of the HAZOP exercise that will take place in mid-2010. Funding has been allocated to participate in this process, as well as to continue to refine civil protection measures for emergencies that may occur in areas that would affect the civilian population.

      9.3.2.2 Construction and Commissioning (PL3.2.2)

      The plan that is under development during the first and second quarter of 2010 will be fully operational by mid-2010. Funding reflects this implementation plan.

      9.3.2.3 Operations (PL3.2.3)

      Operation will not commence during 2010, thus there has been no allocation of funding.

      9.4 Public Consultation and Disclosure (PL4 PCD)

      Despite slowdown, the Community Engagement Office remained in operation under the direction of the interim Manager of Community Engagement. Interactions with, and participation in, local programs (most notably response to the devastating hurricane ‘Jimena” of September 2009) continued throughout the slowdown period. The consultation and disclosure program is particularly important as the project transitions from slowdown to construction.

      Prior to re-initiation of construction, presentations will be made on project status and on dates of commencement, should funding be acquired. These presentations are planned for the first and second quarters of 2010. Ongoing consultation and disclosure programs will occur throughout 2010. Budgeting for these programs is estimated to be $51,010 USD.

Environmental and Social Action Plan

      9.4.1 Consultation (PL4.1)

      9.4.1.1 Construction (PL4.1.1)

      Emphasis will be on management of the re-initiation process, and refreshing public awareness of the impacts and opportunities associated with project development. In addition consultation to manage expectations will be critical during the early stages of construction.

      9.4.1.2 Operations (PL4.1.2)

      No operational efforts are forecast for 2010, since operation is forecast for 2012.

      9.5 Disclosure (PL4.2)

      9.5.1.1 Construction (PL4.2.1)

      Disclosure is closely associated with consultation as it is difficult to consult about something that has not been disclosed. Thus, disclosure activities will be coordinated with the consultation process during 2010.

      9.5.1.2 Operations (PL4.2.1)

      No disclosure regarding operation will occur in 2010, since operation is forecast for 2012.

      9.5.2 Grievance Mechanism (PL4.3)

      Boleo has an active Grievance Mechanism that is described in more detail elsewhere. However, this process has not yet received the status of company policy and will continue to be both implemented and revised in coordination with the Human Resources Department. Fortunately, the modest but active program that has remained in effect during the slowdown period has very much minimized any communications from the public that could be considered as grievances.

Environmental and Social Action Plan

      Expenditure Estimate for 2010 (Thousands of US Dollars)

		2010
	Q1 - Engineering	Q2 – Engineering	Q3 - Construction	Q4 – Construction
PL1 – EPBP
PL.1.1 Biodiversity Preservation
PL1.1.1 Flora Rescue	9	40	20	40
PL1.1.2 Faunal Protection	5	5	5	5
PL1.1.3 Compensatory Measures	266.6	0	0	0
PL1.2 Pollution Prevention and Control
PL1.2.1 Air Emissions Monitoring	4	4	17	8
PL1.2.2 Hydrologic Management	16	10	5	5
PL1.2.3 Marine Ecosystem Monitoring	0	20	10	10
PL1.2.4 Solid Waste Management	8	20	30	45
PL1.2.5 Erosion Control	4.17	20	250	200
PL1.2.6 Control of Energy Consumption	Included in plant design and training
PL1.2.7 Control of Sensory Impact	Included in reclamation
PL1.3 Reclamation and Closure	4.17	40	40	40
PL2 – SCD
PL.2.1 Job Creation
PL.2.1.1 Business Incubation	0	0	0	5
PL2.1.2 Local Suppliers Development	5	5	5	5
PL2.2 Education
PL2.2.1 Support of Education	0	0	10	10
PL2.2.2 Environmental Education	0	0	5	5
PL2.2.3 Academic Liaison	3.34	3.34	12	12
PL2.2.4 On-the-job Training	4.17	20	60	80
PL2.3 Community Health	4.17	5	30	20
PL2.4 Cultural Liaison	0	5	5	5
PL2.5 Urban Development Plan	4.17	8.35	37.56	37.56
PL2.6 Land Management and Mitigation of Displacement	4.17	10	10	4.17
PL2.7 Boleo Foundation	0	0	0	200
PL3 – CEHSP
PL3.1 Worker Health and Safety
PL3.1.1 Process and Facility Design	21	20	0	0
PL3.1.2 Construction and Commissioning	8	37	200	200
PL3.1.3 Operation	08	0	0	0
PL3.2 Civil Protection
PL3.2.1 Process and Facility Design	10	12.52	0	0
PL3.2.2 Construction and Commissioning	0	0	12.52	15
PL3.2.3 Operations	0	0	0	0
PL4 – PCD
PL4.1 Consultation
PL4.1.1 Construction	4	8.01	7	4
PL4.1.2 Operations	0	0	0	0
PL4.2 Disclosure
PL4.2.1 Construction	4	8	4	4
PL4.2.2 Operations	0	0	0	0
PL4.3 Grievance Mechanism	2	2	2	2

Environmental and Social Action Plan

      Schedule L – Direct Agreement

      Dated: November 2, 2010

(1)	ICA FLUOR DANIEL, S. DE R.L. DE C.V., as the Contracting Party

(2)	MINERA Y METALURGICA DEL BOLEO, S.A. DE C.V., as the Borrower

(3)	DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Collateral Agent

DIRECT AGREEMENT
relating to Assigned Agreement between ICA Fluor
Daniel, S. De R.L. De C.V. and the Borrower concerning
the provision of engineering, procurement and
construction management services.

Contract 17-105A Schedule L	Rev A

Schedules

1.	Form of Step-In Undertaking
2.	Form of Novation Agreement

Contract 17-105A Schedule L	Rev A

THIS AGREEMENT (hereafter, the "Agreement") is dated , 2010 and made between:
(1)	ICA FLUOR DANIEL, S. DE R.L. DE C.V. (the "Contracting Party");
(2)	MINERA Y METALURGICA DEL BOLEO, S.A. DE C.V. (the "Borrower"); and
(3)	DEUTSCHE BANK TRUST COMPANY AMERICAS as the collateral agent (the "Collateral Agent").
BACKGROUND
(A)
      The Borrower has entered into an agreement with the Contracting Party dated [•], whereby the Contracting Party has agreed to provide engineering, procurement and construction management services to the Borrower upon the terms set forth therein.

(B)
      By a common terms agreement dated on or about the date of this Agreement and made between, inter alia, the Borrower, the financial institutions referred to therein, the Collateral Agent and others, the Lenders have agreed, subject to the terms and conditions thereof and the terms and conditions of various other documents, to make available to the Borrower certain credit facilities set out therein.

(C)	It is a condition precedent to the availability of funding to the Borrower that the Parties enter into this Agreement.
(D)	The Collateral Agent is entering into this Agreement in its capacity as Collateral Agent for the Finance Parties as holder of the security created by the Borrower.
(E)	The Parties intend this document to take effect as a deed.
THIS DEED WITNESSES that:

      1. DEFINITIONS AND INTERPRETATION

      1.1 Definitions

      In this Agreement, except to the extent that the context requires otherwise and unless the context otherwise requires, terms defined in the Common Terms Agreement have the same meanings when used herein:

      "Applicable Criteria" in relation to any person means that it has, or has put in place arrangements to procure that it has, the reasonably necessary:

      (a) legal capacity;

      (b) technical competence; and

      (c) financial resources,

      to become a party to, and to perform the obligations and exercise the rights of the Borrower under, the Assigned Agreement.

      "Appointed Representative" means the representative of the Finance Parties identified in the Step-In Notice.

      "Assigned Agreement " means the agreement entered into between the Borrower and the Contracting Party dated [•], pursuant to which the Contracting Party agrees to provide, inter alia, engineering, procurement and construction management services to the Borrower upon the terms set forth therein and is referred to as the EPCM Contract in the Common Terms Agreement.

      "Assigned Rights" means all the Borrower's rights, title, interest and benefits in, to and under:

      (a) the Assigned Agreement and the Insurances;

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      (b) all amounts which at any time may be or become payable to the Borrower pursuant to the Assigned Agreement and the Insurances; and

      (c) the net proceeds of any claims, awards and judgments which may at any time be receivable or received by the Borrower pursuant to the Assigned Agreement and the Insurances.

      "Boleo Project" has the meaning given to it in the Common Terms Agreement.

      "Business Day" has the meaning given to it in the Common Terms Agreement.

      "Collateral Agent Enforcement Notice" means a notice given by the Collateral Agent to the Borrower specifying that an Event of Default has occurred and is subsisting in respect of which the Collateral Agent intends to take action in accordance with its rights under the Finance Documents.

      "Common Terms Agreement" means the common terms agreement dated on or about the date of this Agreement between, among others, the Borrower and the Collateral Agent.

      "Contracting Party Claim" means any claim of any kind, whether in contract under the Assigned Agreement or otherwise, by the Contracting Party against the Borrower in respect of or relating to the Assigned Agreement.

      "Contracting Party Enforcement Action" means the taking of any step by the Contracting Party towards:

      (a) terminating or revoking the Assigned Agreement;

      (b) suspending performance under the Assigned Agreement;

      (c) commencing, petitioning for or otherwise being a party to any proceedings relating to the insolvency of the Borrower;

      (d) commencing or continuing any enforcement action against the Borrower or any part of its property, undertaking or assets including execution, distress, attachment or other legal process; or

      (e) commencing or continuing any legal proceedings or other legal process other than, subject to paragraphs (a) to (d) above, to pursue its contractual remedies in accordance with the Assigned Agreement.

      "Contracting Party Enforcement Notice" means a notice given by the Contracting Party to the Collateral Agent specifying the Contracting Party Enforcement Action which the Contracting Party intends to take and, in reasonable detail, the grounds for such intended action which shall include:

      (a) the date of proposed termination;

      (b) the grounds for termination;

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      (c) all unpaid amounts invoiced by the Contracting Party under the Assigned Agreement on or before the date of the Contracting Party Enforcement Notice;

      (d) to the best of the Contracting Party's knowledge and belief, the nature and amount of any sum or monetary claim due or asserted by the Contracting Party to be due under the Assigned Agreement (not already included within (c)); and

      (e) to the best of the Contracting Party's knowledge and belief, a breakdown of the nature and the amounts of any sum or monetary claim which is likely to or will become due from the Borrower under the Assigned Agreement during the following 60 days.

      "Discharge Date" means the date upon which all indebtedness of the Borrower to the Finance Parties under the Finance Documents have been fully and irrevocably paid or discharged and no further indebtedness under the Finance Documents is capable of becoming outstanding.

      "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

      "Enforcement Notice" means each of a Contracting Party Enforcement Notice and any Collateral Agent Enforcement Notice.

      "Event of Default" has the meaning given to it in the Common Terms Agreement.

      "Finance Documents" has the meaning given to it in the Common Terms Agreement.

      "Finance Party" has the meaning given to it in the Common Terms Agreement.

      "Initial Statement" means a statement given by the Contracting Party to the Collateral Agent comprising a true, complete and accurate statement of:

      (f) all amounts due and payable to the Contracting Party under the Assigned Agreement up to and including the date of the relevant Enforcement Notice but remaining unpaid at such date;

      (g) all amounts that will become due and payable to the Contracting Party under the Assigned Agreement on or prior to the expiry of the Step-In Decision Period;

      (h) the nature and the amount of any claim asserted by the Contracting Party against the Borrower under or arising out of the Assigned Agreement in respect of matters occurring up to and including the date of the relevant Enforcement Notice; and

      (i) any non-monetary obligation of the Borrower owed to the Contracting Party under the Assigned Agreement, performance of which is then or will be outstanding on or prior to the expiry of the Step-In Decision Period, together with supporting information and materials illustrating in reasonable detail the matters specified above.

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      "Insurances" means any insurance policies held by the Contracting Party pursuant to the Assigned Agreement.

      "Lenders" has the meaning given to it in the Common Terms Agreement.

      "Lenders' Technical Adviser" means Micon International Limited or such other person as may be appointed from time to time to perform the role of independent engineer in accordance with, and under, the terms of the Finance Documents.

      "Novation Agreement" means a novation agreement entered into pursuant to Clause 8.3 (Substitution Procedure) between the Contracting Party, the Borrower and the Substitute substantially in the form set out in Schedule 2 (Form of Novation Agreement).

      "Novation Date" means the date on which the Assigned Agreement is novated to the Substitute in accordance with Clause 8.3 (Substitution Procedure).

      "Novation Notice" means a notice given by the Collateral Agent pursuant to Clause 8.1 (Proposed Substitution) specifying:

      (j) the identity of the proposed Substitute together with such information regarding the proposed Substitute as may be reasonably required for the purpose of demonstrating that the proposed Substitute meets the Applicable Criteria; and

      (k) the Proposed Novation Date.

      "Obligations" has the meaning given to it in the Common Terms Agreement.

      "Party" means a party to this Agreement.

      "Permitted Contracting Party Payment" means a payment that the Contracting Party is permitted to receive in respect of a Contracting Party Claim from the Borrower, where:

      (l) such payment is made in accordance with the terms of the Assigned Agreement; and

      (m) no Step-In Decision Period has commenced and is continuing.

      "Proposed Novation Date" means the date proposed by the Collateral Agent in a Novation Notice for the novation to a Substitute of the Borrower's rights and obligations under the Assigned Agreement.

      "Proposed Step-In Date" means the date proposed by the Collateral Agent in a Step-In Notice upon which the Appointed Representative shall issue a Step-In Undertaking.

      "Security" means the assignment to the Collateral Agent of the Assigned Rights pursuant to a security agreement forming part of the Finance Documents.

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      Security Interest" means a mortgage, lease, hypothecation, preferential arrangement relating to payments, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

      "Statement" means each of an Initial Statement and any Updated Statement.

      "Step-In Date" means the date upon which the Appointed Representative gives a Step-In Undertaking to the Contracting Party as contemplated by Clause 6.1(d) (Step-In Notice and Step-In Undertaking).

      "Step-In Decision Period" means a period of 60 days commencing on the earlier of:

      (n) the date of receipt by the Collateral Agent from the Contracting Party of any Contracting Party Enforcement Notice; and

      (o) the date of receipt by the Contracting Party from the Collateral Agent of notification of service of any Collateral Agent Enforcement Notice.

      "Step-In Notice" means a notice given by the Collateral Agent to the Contracting Party pursuant to Clause 6.1(a) (Step-In Notice and Step-In Undertaking).

      "Step-In Period" means the period from the Step-In Date to the Step-Out Date.

      "Step-In Undertaking" means an undertaking, substantially in the form set out in Schedule 1 (Form of Step-In Undertaking), given by the Appointed Representative.

      "Step-Out Date" means the earlier of:

      (p) the date of termination of a Step-In Undertaking as specified in a Step-Out Notice;

      (q) the Novation Date; and

      (r) the Discharge Date.

      "Step-Out Notice" means a notice given by the Appointed Representative to the Contracting Party in accordance with Clause 7 (Step-Out) specifying the date of termination of a Step-In Undertaking.

      "Subsidiary" means a subsidiary within the meaning of s1159 Companies Act 2006 or a subsidiary undertaking within the meaning of s1162 Companies Act 2006.

      "Substitute" means a person nominated by the Collateral Agent pursuant to Clause 8.1 (Proposed Substitution) as the transferee of the Borrower's rights and obligations under the Assigned Agreement.

      "Updated Statement" means a statement given by the Contracting Party to the Collateral Agent pursuant to Clause 5.3 (Updated Statements) comprising a true, complete and accurate statement updating (in respect of the relevant calendar month), to the extent relevant, all information supplied previously in the Initial Statement and/or any other Updated Statement together with supporting information and materials in respect of any update illustrating in reasonable detail the matters specified.

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      1.2 Construction

      (a) Unless a contrary indication appears, any reference in this Agreement to:

      (i) a person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

      (ii) words and expressions defined in the Assigned Agreement but not in this Agreement have the same meanings in this Agreement;

      (iii) an agreement includes a deed and instrument;

      (iv) an agreement, document or instrument is a reference to it as amended or novated (but where a defined term is incorporated by reference in this Agreement from a document which is not a Finance Document then it shall be treated as having the meaning given to it in the other document as in effect on the date of this Agreement);

      (v) a provision of law is a reference to that provision as amended, extended or re-enacted and includes all laws and official requirements made under or deriving validity from it; and

      (vi) in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be included.

      (b) Clause and Schedule headings are for ease of reference only.

      (c) Any payment date which is due to occur, or period which is due to end, on a day that is not a Business Day shall occur or end (as applicable) on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

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      2. CONSENT TO SECURITY; PAYMENT INSTRUCTIONS AND ACKNOWLEDGEMENTS

      2.1 Notice of Security

      The Borrower gives notice to the Contracting Party that it has or will grant the Security by way of security for the payment and discharge in full of all the Obligations.

      2.2 Consent to Security

      The Contracting Party acknowledges receipt of notice of, and consents to the grant of such Security.

      2.3 No other Security Interests

      The Contracting Party represents to the Collateral Agent that it has not previously received notice of any other Security granted over the Assigned Rights.

      2.4 Payment of Monies; Changes to Agreements

      (a) The Contracting Party agrees to pay the full amount of any sum which it is obliged at any time to pay to the Borrower under or in respect of the Assigned Agreement (whether before or after termination of such agreement) to the Revenue Proceeds Account number S57063.3 held in the name of Borrower with the Project Account Bank (New York) or as otherwise directed in writing by the Collateral Agent to the Contracting Party from time to time.

      (b) Each payment made in accordance with Clause 2.4(a) above shall constitute a good discharge pro tanto of the obligation to make the relevant payment to the Borrower.

      (c) The authority and instruction contained in Clause 2.4(a) above shall not be revoked or varied by the Borrower without the prior written consent of the Collateral Agent, copied to and received by the Contracting Party.

      (d) The Contracting Party acknowledges that, until it has been notified by the Collateral Agent of the occurrence of the Discharge Date, the Borrower may not, without the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld or delayed) unless permitted in the Finance Documents:

      (i) make, agree or concur with any amendment to or variation of the Assigned Agreement or any material provision thereof (other than amendments that are solely administrative, mechanical or corrective);

      (ii) make, agree or concur with any waiver or release of any material obligation of the Contracting Party under the Assigned Agreement or any provision thereof if such waiver or release were to affect the Borrower's obligations under the Assigned Agreement in any material respect; or

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      (iii) rescind, cancel, repudiate or terminate the Assigned Agreement or agree, concur with or accept any rescission, cancellation, repudiation or termination of the Assigned Agreement or any claim that the Assigned Agreement is frustrated (whether in whole or in part).

      (e) The Contracting Party acknowledges that, until the occurrence of the Discharge Date, it shall not in respect of any Contracting Party Claim:

      (i) demand or receive payment, prepayment, repayment or redemption of, or any distribution in respect of (or on account of) any such Contracting Party Claim (other than to receive payment of any Permitted Contracting Party Payment); or

      (ii) discharge any such Contracting Party Claim by set-off; or

      (iii) permit to subsist or receive any Security Interest or any guarantee or other assurance against financial loss for, or in respect of, any such Contracting Party Claim save as permitted by the Assigned Agreement; or

      (iv) accelerate any Contracting Party Claim or otherwise declare any Contracting Party Claim to be prematurely due and payable.

      (f) The Contracting Party acknowledges and agrees that:

      (i) notwithstanding anything to the contrary contained in the Assigned Agreement, no exercise of any rights or powers granted under this Agreement shall constitute, in and of itself, a default or breach by the Borrower under the Assigned Agreement; or

      (ii) neither the Contracting Party nor, to the best of its knowledge, the Borrower, is in default under the Assigned Agreement and, to the best of its knowledge, no event or condition has occurred or exists which with the lapse of time or the giving of notice or both would constitute a default or breach by it or, to the best of its knowledge, the Borrower of any of their respective obligations under the Assigned Agreement or give rise to a right to terminate the Assigned Agreement. It has no existing claims, counterclaims, offsets or defences against the Borrower in respect of the Assigned Agreement (except as set out in clause 2.2.1 of the Assigned Agreement), and the Assigned Agreement has not been amended, modified or supplemented in any manner.

      3. NOTIFICATION OF ENFORCEMENT BY THE CONTRACTING PARTY

      3.1 Notification of Default

      Promptly after becoming aware of the same, the Contracting Party will simultaneously notify the Collateral Agent and the Borrower of any default, event or circumstance which could give the Contracting Party a right to terminate the Assigned Agreement.

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      3.2 Contracting Party Enforcement Notice

      The Contracting Party shall not take any Contracting Party Enforcement Action without first giving a Contracting Party Enforcement Notice to the Collateral Agent.

      4. NOTIFICATION BY THE COLLATERAL AGENT

      4.1 Collateral Agent Enforcement Notice

      The Collateral Agent shall notify the Contracting Party as soon as reasonably practicable after serving any Collateral Agent Enforcement Notice on the Borrower.

      4.2 Notices from the Collateral Agent and/or Appointed Representative

      After receiving notification of any Collateral Agent Enforcement Notice from the Collateral Agent, the Contracting Party shall accept as validly given by the Borrower any notices or demands pursuant to and in accordance with the Assigned Agreement given or made by the Collateral Agent and/or the Appointed Representative provided, in each case, such notice or demand would have been validly given had it been given by the Borrower itself and shall disregard any instructions received from the Borrower or any other representative of the Borrower. The Borrower hereby consents to the giving of such notices or demands.

      5. STEP-IN DECISION PERIOD

      5.1 Suspension of Rights and Remedial Action

      During a Step-In Decision Period:

      (a) the Contracting Party shall not take any Contracting Party Enforcement Action; and

      (b) the Collateral Agent may, where applicable, procure remedial action, consistent with the terms of the Assigned Agreement, as may be necessary to remedy the effects of the event or circumstance which has given rise to a Contracting Party Enforcement Notice and the Contracting Party agrees that any such action shall, to the extent of such remedy, constitute a valid discharge of the Borrower's obligations under the Assigned Agreement.

      For the avoidance of doubt, it is clarified that:

      (i) the Contracting Party may issue a notice of suspension in accordance with the provisions of clause 50.3 of the Assigned Agreement during a Step-In Decision Period, provided, however, that any such notice of suspension will take effect only after the expiry of the Step-In Decision Period and if the Collateral Agent has not exercised its right to step-in or appoint a Substitute in accordance with this Agreement; and

      (ii) if the Contracting Party has served a Contracting Party Enforcement Notice on the Collateral Agent before issuing a notice of suspension to the Borrower in accordance with the provisions of clause 50.3 of the Assigned Agreement and if during the Step-in Decision Period the Collateral Agent has not exercised its right to step-in or appoint a Substitute in accordance with this Agreement then, after the expiry of the Step-In Decision Period the Contracting Party will have the right to exercise its right to terminate the Assigned Agreement in accordance with clause 50.3 of the Assigned Agreement without issuing a fresh Contracting Party Enforcement Notice to the Collateral Agent for such termination.

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      5.2 Statement of Amounts Due

      The Contracting Party shall give an Initial Statement to the Collateral Agent within 5 Business Days of the commencement of a Step-In Decision Period.

      5.3 Updated Statements

      After giving an Initial Statement the Contracting Party shall, within 5 Business Days of the end of each calendar month falling within the Step-In Decision Period, give the Collateral Agent an Updated Statement.

      5.4 Right to Update

      The Contracting Party shall promptly give the Collateral Agent a notice updating any Statement if the Contracting Party becomes aware that:

      (a) the information contained in such Statement is untrue, incomplete and/or inaccurate; or

      (b) any information relevant to such Statement has yet to be disclosed to the Collateral Agent.

      5.5 Notification regarding Completion

      The Contracting Party shall provide copies of notices in relation to mechanical completion and final acceptance to the Collateral Agent together with a copy of the monthly report to the Lenders' Technical Advisors at the same time as it provides such notices and reports to the Borrower in accordance with the terms of the Assigned Agreement.

      5.6 Verification

      The Collateral Agent may instruct the Lenders' Technical Adviser to verify, at the Borrower's cost, the Statements submitted by the Contracting Party.

      6. STEP-IN

      6.1 Step-In Notice and Step-In Undertaking

      (a) The Collateral Agent may give a Step-In Notice to the Contracting Party specifying (i) the Appointed Representative who will give a Step-In Undertaking to the Contracting Party; and (ii) the Proposed Step-In Date.

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      (b) A Step-In Notice may only be given during a Step-In Decision Period and the Step-In Date must fall on or prior to the expiry of the Step-In Decision Period.

      (c) The Collateral Agent may revoke a Step-In Notice at any time prior to the Step-In Date by notice to the Contracting Party.

      (d) If the Appointed Representative gives a Step-In Undertaking the Collateral Agent shall procure that the Appointed Representative gives that Step-In Undertaking to the Contracting Party on or before the Proposed Step-In Date.

      6.2 Step-In Period

      During a Step-In Period:

      (a) the Appointed Representative shall be entitled to exercise the rights of the Borrower under the Assigned Agreement and the Borrower agrees that any such exercise of rights by the Appointed Representative shall also bind the Borrower under the Assigned Agreement;

      (b) save as provided in any Step-In Undertaking, the Contracting Party agrees that no Appointed Representative shall have any obligation (whether in place of the Borrower or otherwise) under the Assigned Agreement;

      (c) the Contracting Party shall owe its obligations under the Assigned Agreement to the Borrower and the Appointed Representative jointly but performance by the Contracting Party in favour of the Appointed Representative alone shall be a good discharge pro tanto of its obligations under the Assigned Agreement.

      6.3 Contracting Party Enforcement Action during a Step-In Period

      During a Step-In Period, the Contracting Party may only take Contracting Party Enforcement Action if:

      (a) the Appointed Representative materially breaches the terms of a Step-In Undertaking;

      (b) such breach would, save for the terms of Clause 5.1 (Suspension of Rights and Remedial Action), entitle the Contracting Party to take the relevant Contracting Party Enforcement Action under or in connection with the Assigned Agreement; and

      (c) such failure is not remedied within 20 Business Days of receipt by the Collateral Agent and the Appointed Representative of notice in writing from the Contracting Party of the breach.

      The provisions of Clause 3.2 (Contracting Party Enforcement Notice) shall not apply to any Contracting Party Enforcement Action taken pursuant to this Clause 6.3.

      7. STEP-OUT

      (a) At any time after the Step-In Date, the Appointed Representative may give not less than 10 Business Days' notice to the Contracting Party, with a copy to the Collateral Agent and to the Borrower, of termination of the Step-In Undertaking. On and from the Step-Out Date, the Appointed Representative shall be released from any and all liability under the Step-In Undertaking save for any outstanding claims made by the Contracting Party under the Step-In Undertaking prior to the Step-Out Date.

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      (b) If on the Step-Out Date:

      (i) after issuing a Step-In Undertaking related to a Contracting Party Enforcement Notice the Appointed Representative has failed to procure remedial action necessary to remedy the effects of the event or circumstances which has given rise to such Contracting Party Enforcement Notice; and

      (ii) the Collateral Agent has not issued a Novation Notice to the Contracting Party,

      then on and from the Step-Out Date, the Contracting Party shall be entitled to terminate the Assigned Agreement forthwith by notice to the Borrower and without issuing a fresh Contracting Party Enforcement Notice to the Collateral Agent for such termination.

      8. SUBSTITUTION

      8.1 Proposed Substitution

      (a) During a Step-In Decision Period or a Step-In Period, the Collateral Agent may, subject to paragraph (b), give a Novation Notice to the Contracting Party.

      (b) The Collateral Agent shall give the Contracting Party not less than 15 Business Days' notice of the Proposed Novation Date.

      8.2 Approval of Substitute

      (a) The Contracting Party may only object to a proposed Substitute on the grounds that it does not meet the Applicable Criteria. If the Contracting Party objects to a proposed Substitute it must give the Collateral Agent notice of its objection setting out the grounds upon which the Contracting Party believes that the proposed Substitute does not meet the Applicable Criteria. If the Contracting Party does not give notice of any objection to a proposed Substitute prior to the date falling 5 Business Days before the Proposed Novation Date, it shall be deemed to have approved the proposed Substitute.

      (b) If the Contracting Party gives notice pursuant to paragraph (a) above, the Collateral Agent and the Contracting Party shall then consult, for a period not exceeding 30 Business Days, upon the issues raised in the notice.

      (c) If by the expiry of the period specified in paragraph (b) above:

      (i) the Contracting Party has not withdrawn its objections; or

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      (ii) the Collateral Agent has not agreed to withdraw the Novation Notice,

      then at the expiry of such period the matter shall be immediately submitted to a current member of the Institute of Chartered Accountants in England and Wales of not less than ten years' experience, nominated by the President of the London Court of International Arbitration (the "Expert") for determination. Subject to the provisions of this Agreement, the Expert shall resolve the dispute in such manner as it shall in its absolute discretion see fit and shall have power to request the parties to the dispute to provide it with such statements, documents or information as it may determine. It shall act as an expert and not an arbitrator and its decision shall be final and binding on the parties to the dispute. The Expert shall within 30 Business Days of the submission give written notice of its decision to the parties to the dispute, stating in reasonable detail the reasons for it.

      8.3 Substitution Procedure

      On the Proposed Novation Date or such later date as may be agreed, the Contracting Party and the Borrower shall each enter into a Novation Agreement with the Substitute and any other agreements reasonably required in order to effect the transfer envisaged by this Clause 8 and to give the Substitute and the remaining parties the same rights between themselves as existed between the original parties and pursuant to which, and so that, at and from the Novation Date:

      (a) the Substitute shall become a party to the Assigned Agreement in place of the Borrower and shall thereafter be treated as if it is named as a party to it in place of the Borrower;

      (b) the Substitute shall be granted all of the rights and assume all of the obligations of the Borrower under the Assigned Agreement;

      (c) the Contracting Party shall owe its obligations under the Assigned Agreement to the Substitute and the receipt, acknowledgement or acquiescence of the Substitute shall be a good discharge in respect of such obligations;

      (d) the Contracting Party shall not take any Contracting Party Enforcement Action by reason of any event notified in the Contracting Party Enforcement Notice or any act or omission by the Collateral Agent, any Appointed Representative and/or the Borrower occurring prior to the end of the Step-In Period; provided that the foregoing shall be without prejudice to the Contracting Party's remedies in respect of outstanding amounts properly due and payable to the Contracting Party (and not the subject of a bona fide dispute) on the expiry of the Step-In Period and which remain unpaid upon the expiry of 30 Business Days' notice from the Contracting Party to the Substitute that such amounts are due and payable;

      (e) if any time has elapsed up to (and including) the Novation Date in relation to an obligation of the Borrower which remains unperformed and for which the Assigned Agreement specifies a time for performance, then (as between the Contracting Party and the Substitute) the time specified for performance shall (if necessary) be extended by such period as is reasonable, given the then prevailing circumstances, to allow the Substitute to perform or remedy the unperformed obligation; and

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      (f) if requested by the Collateral Agent, the Contracting Party shall enter into a direct agreement with the Substitute and a representative of the lenders lending to the Substitute on substantially the same terms as this Agreement.

      8.4 Termination of Step-In Undertaking

      Any Step-In Undertaking issued and still outstanding as at the Novation Date or (as the case may be) the Discharge Date shall automatically terminate with effect from the Novation Date or (as the case may be) the Discharge Date.

      9. REPRESENTATIONS AND WARRANTIES

      The Contracting Party makes the representations and warranties set out in this Clause 9 to the Collateral Agent, each Finance Party and to the Borrower.

      9.1 Status

      (a) It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

      (b) It has the power to own its assets and carry on its business as contemplated by the Assigned Agreement.

      9.2 Binding Obligations

      The obligations expressed to be assumed by it under this Agreement and the Assigned Agreement are legal, valid, binding and enforceable.

      9.3 Power and Authority

      It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and the Assigned Agreement and the transactions contemplated thereby.

      9.4 Non-Conflict with Other Obligations

      Its entry into and performance by it of, and the transactions contemplated by, this Agreement and the Assigned Agreement do not and will not conflict with:

      (a) any law or regulation applicable to it;

      (b) its constitutional documents; or

      (c) any agreement or instrument binding upon it or any of its assets,

      nor result in the existence of, or oblige it to create, any Security Interests over any of its assets.

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      10. DURATION

      This Agreement shall commence on the date hereof and shall continue in full force and effect until the Discharge Date or, if earlier, the termination of the Assigned Agreement, in each case without prejudice to any accrued rights and obligations existing at the date of termination. The Collateral Agent shall notify the Contracting Party as soon as is reasonably practicable of the occurrence of the Discharge Date.

      11. CHANGES TO THE PARTIES

      11.1 Benefit of Agreement

      This Agreement shall benefit and be binding on the Parties, their respective successors and any permitted assignee or transferee of all or some of a Party's rights and obligations under this Agreement.

      11.2 No Assignment

      Save as provided in Clause 8 (Substitution), neither the Contracting Party nor the Borrower may assign, transfer, encumber, novate or otherwise dispose of all or any of their respective rights, benefits or obligations under this Agreement or the Assigned Agreement without the prior written consent of the Collateral Agent.

      11.3 Replacement of the Collateral Agent

      Upon the resignation or removal of the Collateral Agent pursuant to the Finance Documents:

      (a) the resigning or, as the case may be, removed Collateral Agent shall be automatically discharged from any further obligations under this Agreement;

      (b) its successors and the other Parties shall have the same rights and obligations among themselves as they would have had if the successor had been an original Party to this Agreement; and

      (c) this Agreement shall be construed as if all references to the former Collateral Agent were replaced by references to the successor Collateral Agent.

      12. RIGHTS AND LIABILITIES

      12.1 Benefit of Rights, etc.

      In this Agreement, the benefit of all representations and warranties, undertakings and all obligations of, respectively, the Contracting Party and/or the Borrower made or given in favour of the Collateral Agent shall also be made or given in favour of the Finance Parties who shall be entitled to enforce such rights pursuant to the Contracts (Rights of Third Parties) Act 1999 as contemplated by Clause 14.6 (Third Party Beneficiaries).

Contract 17-105A Schedule L	15	Rev A

      12.2 Collateral Agent's, Appointed Representative's and Finance Parties' Liability

      Neither the Collateral Agent nor any Appointed Representative nor any Finance Party shall (either by reason of taking possession of the Assigned Rights or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Contracting Party for any costs, losses, liabilities or expenses relating to the realisation of any Assigned Right or from any act, default, omission or misconduct of the Collateral Agent, any Appointed Representative or any Finance Party or their respective officers, employees or agents in relation to the Assigned Rights or in connection with the Finance Documents except to the extent caused by its or his own wilful misconduct or gross negligence.

      13. NOTICES

      13.1 Communications in Writing

      Any communications to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

      13.2 Addresses

      The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is as follows:

      (a) The Contracting Party

      Address: Viaducto Rio Becerra No.27
      Col. Náples 03810 México, D.F.

      Fax No:+5255 5061 7533
      Email: Alejandra.guarda@icafluor.com
      Attention: Alejandra Guarda
      Copy to: Hugo Arreola

      (b) The Borrower

      Address: Sinaloa #106
      Despacho 301
      Colonia Roma
      Delegación Cuauhtémoc
      México Distrito Federal 06700

      Facsimile No: +52 555 208 4999
      Attention: Tawn Albinson
      Email: tawn.albinson@mmboleo.com

      With a copy to:

      Baja Mining Corporation
      Suite 500
      200 Burrard Street
      Vancouver
      British Columbia
      Canada
      V6C 3L6

Contract 17-105A Schedule L	16	Rev A

      Facsimile No: + 1 604 629 5228
      Attention: Rowland Wallenius
      Email: Rowland.Wallenius@bajamining.com

      (b) Collateral Agent

      Address: Trust & Securities Services
      60 Wall Street, MS NYC60-2710
      New York, New York 10005

      Facsimile No: +1 732 578 4636
      Telephone: (1-201) 593-2966
      Attention: Project Finance - Boleo Project
      Email: Estelle.Lawrence@db.com
                   Elizabeth.Baldyga@db.com

      or any substitute address, fax number or department or officer as the Party may notify to the other Parties on not less than 5 Business Days' notice.

      13.3 Delivery

      (a) Any communication or document made or delivered to the Contracting Party or the Borrower under or in connection with this Agreement will only be effective:

      (i) if by way of fax, when received in legible form; or

      (ii) if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post (postage prepaid) in an envelope addressed to it at that address,

      and, if a particular department or officer is specified as part of its address details provided under Clause 13.2 (Addresses), if addressed to that department or officer.

      (b) Any communication or document to be made or delivered to the Collateral Agent or any Appointed Representative will be effective only when actually received by the Collateral Agent or (as the case may be) the Appointed Representative and then only if it is expressly marked for the attention of the department or officer identified in Clause 13.2 (Addresses).

      (c) Any notice given by the Contracting Party or the Borrower under this Agreement shall be irrevocable.

      14. MISCELLANEOUS

      14.1 Amendments and Waivers

      This Agreement may not be amended, waived or supplemented unless in writing and signed by or on behalf of the Parties.

Contract 17-105A Schedule L	17	Rev A

      14.2 Remedies and Waivers

      No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any Appointed Representative or any Substitute of any power, right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

      14.3 Partial Invalidity

      If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

      14.4 No Partnership

      Neither this Agreement nor any other agreement or arrangement of which it forms part, nor the performance by the Parties of their respective obligations under any such agreement or arrangement, shall constitute a partnership between the Parties.

      14.5 Counterparts

      This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

      14.6 Third Party Beneficiaries

      (a) Save as provided in paragraph (b) below, this Agreement is intended for the sole and exclusive benefit of the Parties.

      (b) The Contracts (Rights of Third Parties) Act 1999 is expressly excluded save for:

      (i) any rights of any Appointed Representative on and after the issue of a Step-In Undertaking by that Appointed Representative; or

      (ii) any rights of any Substitute on and after any Novation Date, or

      (iii) the rights of the Finance Parties, acting in accordance with the terms of the Finance Documents, to enforce any rights of the Collateral Agent,

      in each case, as if they were a party to this Agreement.

      14.7 Entire Agreement

      This Agreement and the Assigned Agreement constitute the entire agreement between the Parties as to the subject matter hereof and thereof.

Contract 17-105A Schedule L	18	Rev A

      14.8 Effect of this Agreement

      (a) Nothing in the Assigned Agreement shall prejudice or limit the rights, powers or benefits of the Collateral Agent under this Agreement.

      (b) In the event of any conflict between the terms of the Assigned Agreement and the terms of this Agreement, then the terms of this Agreement shall prevail.

      14.9 Further Action

      The Contracting Party shall take whatever action the Collateral Agent, any Appointed Representative or any Substitute may reasonably require for perfecting any transfer or release under Clauses 6 (Step-In), 7 (Step-Out), 8 (Substitution) and 11.3 (Replacement of the Collateral Agent) provided always that any such action does not adversely affect its rights and/or increase or otherwise adversely affect its obligations under this Agreement and the Assigned Agreement.

      15. GOVERNING LAW

      The Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with English law.

      16. ENFORCEMENT

      16.1 Jurisdiction of English Courts

      (a) The courts of England have exclusive jurisdiction to settle all Disputes, save as set forth in Clause 8.2 (Approval of Substitute).

      (b) Each of the parties hereby irrevocably submit to the jurisdiction of any court of England, in any suit, action or proceeding arising out of or relating to this Agreement ("Proceeding"). By the execution and delivery of this Agreement, each of the parties hereby irrevocably submit to the jurisdiction of any such court and hereby irrevocably waive the benefit of any other jurisdiction available to the parties under applicable law; provided, that, the submission by the Finance Parties to jurisdiction pursuant to this Clause 16.1 does not constitute any waiver of the immunities of any Finance Party under its articles of agreement (or comparable constitutive document) or any other immunity to which any Finance Party may be entitled under applicable law.

      (a) Each of the parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement brought in the courts of England, and hereby further irrevocably waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding brought in any such court has been brought in any inconvenient forum.

      16.2 Process Agent

      (a) The Contracting Party covenants and agrees that, until one (1) year following the Discharge Date, it shall (i) maintain a duly appointed agent for the service of summons and other legal process in England, for purposes of any legal action or proceeding brought by any Lender or Agent in respect of this Agreement and shall keep the Lenders or Agents advised of the identity and location of such agent and (ii) grant an irrevocable power of attorney in favour of such agent for service of process in form and substance acceptable to the Lenders.

Contract 17-105A Schedule L	19	Rev A

      (b) The Contracting Party agrees that:

      (i) the services of process referred to in (a) above must be made by delivering a copy of such process at the relevant process agent's address above; and

      (ii) failure by the process agent to give notice of such process to the Contracting Party shall not impair the validity of such service or of any judgment based thereon.

Contract 17-105A Schedule L	20	Rev A

      SCHEDULE 1
      FORM OF STEP-IN UNDERTAKING
      From the Appointed Representative

      [Contracting Party name and address]

      Step-in Date

      Dear Sirs,
      AGREEMENT BETWEEN [CONTRACTING PARTY], [BORROWER] AND [•] DATED [•] (the "Agreement")
      In accordance with Clause 6.1 (Step-In Notice and Step-In Undertaking) of the Agreement, we undertake to you that:
      we will pay you any sum due and payable but unpaid by the Borrower to you as of the date hereof, to the extent that such sum was specified in a Statement given not less than [7] Business Days prior to the date hereof:

      (iii) within [10] Business Days of the date hereof; or,

      (iv) if any payment is being disputed pursuant to the provisions of the Assigned Agreement, within [10] Business Days of the same being agreed or finally determined;

      we will pay you any sum which becomes due and payable by the Borrower to you pursuant to the terms of the Assigned Agreement during the Step-In Period which is not paid by the Borrower on the due date, to the extent that, in the case of payment obligations accrued as at the date hereof, such sum was specified in a Statement given not less than [7] Business Days prior to the date hereof; and we will procure remedial action, where applicable and as may be necessary to remedy the effects of the event or circumstance which has given rise to a Contracting Party Enforcement Notice as soon as reasonably practical, in each case in accordance with and subject to the terms of the Assigned Agreement as if we were a party in place of the Borrower.

      This Step-In Undertaking may be terminated by the giving of a Step-Out Notice to you in accordance with Clause 7 (Step-Out) of the Agreement.
      This Step-In Undertaking shall automatically terminate upon a Novation Date, as contemplated by Clause 8.4 (Termination of Step-In Undertaking) of the Agreement.
      All capitalised terms used in this letter shall have the meanings given them in the Agreement. Yours faithfully,

      _____________________________
      For and on behalf of
      [NAME OF APPOINTED REPRESENTATIVE]

Contract 17-105A Schedule L	1	Rev A

      SCHEDULE 2
      FORM OF NOVATION AGREEMENT

THIS AGREEMENT is dated [•] and made as a deed between:
(1)	[NAME OF CONTRACTING PARTY], a company incorporated in [•], registered number [•], whose registered office is at [•] (the "Contracting Party");
(2)	MINERA Y METALURGICA DEL BOLEO, S.A. DE C.V., a company incorporated in [•], registered number [•], whose registered office is at [•] (the "Borrower"); and
(3)	[NAME OF PURCHASER], a company incorporated in [•], registered number [•], whose registered office is [•] (the "Purchaser").
BACKGROUND
(A)	The Borrower, the Contracting Party and the Collateral Agent have entered into an agreement (the "Direct Agreement") dated [•] pursuant to which the Collateral Agent has the right to require the rights and obligations of the Borrower under the Assigned Agreement to be novated to a Substitute.
(B)	The Purchaser has been identified as the Substitute in accordance with clause 8 (Substitution) of the Direct Agreement.
(C)	This is the Novation Agreement referred to in clause 8.3 (Substitution Procedure) of the Direct Agreement.
IT IS AGREED as follows:

      1 DEFINITIONS AND INTERPRETATION
      Unless a contrary indication appears, words and expressions defined in the Direct Agreement have the same meanings in this Agreement.

      2 CONTRACTING PARTY RELEASE AND DISCHARGE
      With effect from the date of this Agreement, the Contracting Party releases and discharges the Borrower from all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed, owing to the Contracting Party and arising out of or in respect of the Assigned Agreement.

      3 BORROWER RELEASE AND DISCHARGE
      With effect from the date of this Agreement, the Borrower releases and discharges the Contracting Party from all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed, owing to the Borrower and arising out of or in respect of the Assigned Agreement.

      4 PURCHASER ASSUMPTION OF LIABILITIES
      The Purchaser agrees to assume all the liabilities, duties and obligations of the Borrower of every description contained in the Assigned Agreement, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and agrees to perform all the duties and to discharge all the liabilities and obligations of the Borrower under the Assigned Agreement and to be bound by their terms and conditions in every way as if the Purchaser were named in the Assigned Agreement as a party in place of the Borrower from the date of this Agreement.

      5 CONTRACTING PARTY AGREEMENT TO PERFORM
      The Contracting Party agrees to perform all its duties and to discharge all its obligations under the Assigned Agreement and to be bound by all the terms and conditions of the Assigned Agreement in every way as if the Purchaser were named in the Assigned Agreement as a party in place of the Borrower from the date of this Agreement. Without limiting the generality of the foregoing, the Contracting Party acknowledges and agrees that the Purchaser shall have the right to enforce the Assigned Agreement and pursue all claims and demands (future or existing) whatsoever arising out of or in respect of the Assigned Agreement arising on or subsequent to the date of this Agreement.

Contract 17-105A Schedule L	2	Rev A

      6 REPLACEMENT OF BORROWER BY PURCHASER
      As from the date of this Agreement, reference to the Borrower (by whatsoever name known) in the Assigned Agreement shall be deleted and replaced by reference to the Purchaser.

      7 OUTSTANDING CONTRACTING PARTY CLAIMS
      The Contracting Party shall not take any Contracting Party Enforcement Action by reason of any event notified in a Contracting Party Enforcement Notice or any act or omission by the Collateral Agent, any Appointed Representative and/or the Borrower occurring prior to the date of this Agreement; provided that the foregoing shall be without prejudice to the Contracting Party's remedies in respect of outstanding amounts properly due and payable to the Contracting Party (and not the subject of a bona fide dispute) on the date of this Agreement and which remain unpaid upon the expiry of [•] Business Days' notice from the Contracting Party to the Purchaser that such amounts are due and payable.

      8 EXTENSION OF TIME TO PERFORM
      If any time has elapsed up to (and including) the date of this Agreement in relation to an obligation of the Borrower which remains unperformed and for which the Assigned Agreement specifies a time for performance, then (as between the Contracting Party and the Purchaser) the time specified for performance shall (if necessary) be extended by such period as is reasonable given the then prevailing circumstances, not exceeding [•] months, to allow the Purchaser to perform or remedy the unperformed obligation.

      9 CONTINUANCE OF ASSIGNED AGREEMENT
      It is hereby agreed and declared that the Assigned Agreement shall continue in full force and effect and that, as from the date of this Agreement, its terms and conditions have only changed to the extent set out in this Agreement.

      10 FURTHER ASSURANCE
      The Parties shall perform, execute and deliver such further acts and documents as may be required by law or reasonably requested by each other to implement the purposes of and to perfect this Agreement.

      11 AMENDMENTS AND WAIVERS
      This Agreement may not be amended, waived or supplemented unless in writing and signed by or on behalf of the parties.

      12 COUNTERPARTS
      This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original but all the counterparts together shall constitute one and the same instrument.

      13 THIRD PARTY BENEFICIARIES

Contract 17-105A Schedule L	3	Rev A

      This Agreement does not create any rights under the Contracts (Rights of Third Parties) Act 1999 enforceable by any person who is not a party to it.

      14 NOTICES
      Any notices to be served on the Purchaser pursuant to the Assigned Agreement shall be served, in accordance with clause [•] of the Assigned Agreement, to:

      [insert Purchaser contact details]

      15 GOVERNING LAW AND JURISDICTION
      This Agreement is governed by and shall be construed in accordance with the laws of [•] and the parties hereby submit to the exclusive jurisdiction of the courts of [•].

      In witness whereof this Agreement has been executed and delivered as a deed on the date first stated above.
      [To be executed as a deed by the Contracting Party, the Borrower and the Purchaser.]

Contract 17-105A Schedule L	4	Rev A

      In witness whereof this Agreement has been executed and delivered as a deed on the date first stated above.
      CONTRACTING PARTY

SIGNED as a deed by ________________,	)
duly authorised for and on behalf of ICA	)
Fluor Daniel, S. de R.L. de C.V.:	)

Contract 17-105A Schedule L	S-1	Rev A

      BORROWER

      MINERA Y METALURGICA DEL BOLEO, S.A. DE C.V.

      By:_________________________________

      Name: John William Greenslade

      Title: Authorized Representative

      By _________________________________

      Name: Lars Rowland Wallenius

      Title: Authorized Representative

      Address for Notices:

      Minera y Metalurgica del Boleo, S.A. de C.V.
      Sinaloa #106
      Despacho 301
      Colonia Roma
      Delegación Cuauhtémoc
      México Distrito Federal 06700

      Facsimile No: +52 555 208 4999
      Attention: Tawn Albinson
      Email: tawn.albinson@mmboleo.com

Contract 17-105A Schedule L	Rev A

      With a copy to

      Baja Mining Corporation
      Suite 500
      200 Burrard Street
      Vancouver
      British Columbia
      Canada
      V6C 3L6
      Facsimile No: + 1 604 629 5228

      Email: Rowland.Wallenius@bajamining.com

Contract 17-105A Schedule L	Rev A

      The Collateral Agent

      DEUTSCHE BANK TRUST COMPANY AMERICAS

      By: _________________________
      Name:
      Title:

      By: _________________________
      Name:
      Title:

Address for	Deutsche Bank Trust Company Americas
Notices:	Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005

Facsimile No.:	+1 732 578 4636

Telephone:	(1-201) 593-2966

Attention:	Project Finance - Boleo Project

Email:	Estelle.Lawrence@db.com
Elizabeth.Baldyga@db.com

Contract 17-105A Schedule L	Rev A

      Schedule M – Performance Bond

      This schedule has been redacted as it provides information related to the Performance Bond. It provides effective dates and warranty period of work. It provides the terms surrounding cancellation of the Performance Bond and other relevant clauses as to the mechanics of the Performance Bond.

Contract 17-105A Schedule M	M-1 of 1	Rev C

      Schedule N – Progress Reports

      A monthly report will typically include the following table of contents:

      TABLE OF CONTENTS

1.	Executive Summary

2.	Project Status including issues to cost and schedule with mitigations

3.	Health, Safety and Environmental Performance

3.1.	Reported Month Accomplishments
3.1.1.	Health
3.1.2.	Safety
3.1.3.	Environmental
3.2.	HSE Activities Planned

4.	Significant activities accomplished

4.1.	Area XX
4.1.1.	Engineering
4.1.2.	Procurement
4.1.3.	Construction
4.1.3.1.	Civil
4.1.3.2.	Structural Steel Works
4.1.3.3.	Mechanical
4.1.3.4.	Piping
4.1.3.5.	Electrical
4.1.3.6.	Instrumentation
4.1.4.	Quality Control
4.1.5.	Pre-commissioning

      Note: The above section repeats for the major or most critical areas

      Significant activities planned

      EXHIBITS

A.	Project Schedule

a.	Schedule Analysis
b.	Schedule Progress Curve
c.	Summary Schedules report

B.	Engineering Status

a.	Overall Engineering Progress Curve
b.	Disciplines Progress Report

C.	Procurement Status

a.	Procurement Overall progress Curve

Contract17-105A Schedule N	N-1 of 2	Rev A

b.	Purchase Orders Control Report
c.	Subcontracts Status Report

D.	Construction Status

a.	Construction Overall Progress & Manpower Curve
b.	Disciplines Progress & Manpower Curve
c.	Photographic Report

E.	Pre-commissioning Status

F.	Change Order Status

a.	Change Management Log

G.	Cost Report

a.	Invoicing Report
b.	Overall All Project Cost Report
c.	Areas Cost Report
d.	Bulk materials Cost report
e.	Vertical vendors Cost Report
f.	Major Equipment Cost Report

H.	Status of Permits required for Project Execution

I.	Concerns

J.	Pictures

      Note - Certain sections will not be applicable until there is activity in that portion of the project. Progress curves and simplified schedules and tables will be included.

Contract17-105A Schedule N	N-2 of 2	Rev A

      Schedule O – Parent Company Guaranty

      This schedule has been redacted as it provides the form of Parent Company Guaranty between the parties. It provides information about the Guaranty; the scope and duration of the Guaranty; waivers by the Guarantor; reinstatement and subrogation.

Contract 17-105A Schedule O	O-1/1	Rev A

      AGENCY AGREEMENT

      [DATE]

      IN RESPECT OF THE EL BOLEO MINING PROJECT

      MINERA Y METALURGICA DEL BOLEO S.A. DE C.V.

      AND

      ICA FLUOR DANIEL, S. DE R.L. DE C.V.

      THIS AGREEMENT made as of the [                    ] 2010

      BETWEEN:

(1)

      MINERA Y METALURGICA DEL BOLEO S.A. DE C.V. a Mexican corporation with its principal place of business at Sinaloa No. 106 Desp. 301 y 501 Col. Roma Del. Cuauhtemoc 06700 Mexico D.F (the Principal); and

(2)	ICA FLUOR DANIEL, S. DE R.L. DE C.V. a Mexican limited partnership with its principal place of business located at Viaducto Rio Becerra No. 27, Col. Nápoles 03810 México, D.F. (the Agent).

      (hereinafter referred to as a “Party” and collectively the “Parties”)

      WHEREAS:

(A)

      The Principal has appointed the Agent as the EPCM contractor pursuant to an agreement of even date herewith (the EPCM Contract) in connection with the process mine development in Baja, California, Sur Mexico (the Project)

(B)

      The Principal requires certain works and services in relation to the Project and the Principal expects to enter into and execute various contracts, purchase orders, change orders, correspondence and other documents in respect of those works and services ; and

(C)

      In order to facilitate the execution of the Project, the Principal desires to appoint the Agent as its agent to undertake such obligations on the Principal's behalf and the Agent is willing to serve in such capacity;

      NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Principal hereby constitutes and appoints the Agent as its agent to act in the Principal's name and on the Principal's behalf in good faith and, subject to the limits of authority contained in the schedule to this Agreement, to: (a) negotiate and enter into the Project Contracts, as such term is defined in the EPCM Contract, but except those contracts entered into with Bateman Litwin, FLSmidth and SNC Fenco; and (b) thereafter to properly administer the Project Contracts (including, for the avoidance of doubt, those contracts entered into with Bateman Litwin, FLSmidth and SNC Fenco) in accordance with their terms and carry out such ancillary activities as may be necessary and proper in connection therewith including without limitation drafting and executing purchase orders and issuing instructions and change orders and all correspondence and documents related thereto (the Agent's Scope of Authority).

2.	All documents executed by the Agent acting within the Agent's Scope of Authority shall provide that the Agent is acting as agent for the Principal. All such documents shall be executed by the Agent (as agent for the Principal) by such person or persons in the Agent's employment as may be approved by the Principal in writing, as may be designated by the Agent in writing by any officer of the Agent. The Principal shall be notified in writing of any such person having such authority.

3.	The Agent shall keep proper records of all acts undertaken as agent for the Principal, including, without limitation, keeping copies of all Project Contracts and all documents referred to in Clause 2 which shall be available for audit by the Principal at the Agent's office during reasonable business hours, or at such time and location as may be reasonably agreed upon between the parties. The ownership and title of all purchased or contracted items shall pass directly from the selling party to the Principal, and the Agent shall at no time be a party to such transaction, other than as agent for the Principal.

Contract 17-105A Schedule P	Page 1 of 3	Rev A

4.

      The Principal agrees to indemnify and defend the Agent from all claims, demands, losses or costs associated with actions taken by the Agent, provided that the Agent acts in a reasonable manner and within the Agent's Scope of Authority as provided in this Agreement, and provided such claims, demands, losses or costs are the result of authorised actions of the Agent as agent for the Principal.

5.

      The Agent agrees to indemnify and hold the Principal harmless from any damages or costs which the Principal may incur as the result of the acts of the Agent which are beyond the Agent's Scope of Authority.

6.	The agency established by this agreement shall terminate at the end of the Warranty Period as such term is defined in the EPCM Contract.

7.	The agency created thereunder shall extend only to the Agent as defined herein.

8.	This Agreement shall be interpreted pursuant to the laws of England and Wales.

      IN WITNESS WHEREOF, the undersigned duly authorised parties hereto have executed this Agreement on behalf of their respective corporations as of the date first written above.

EXECUTED by	)
MINERA Y METALURGICA	)
DEL BOLEO S.A. DE CV
)

EXECUTED as a deed by	)
ICA FLUOR DANIEL. S. DE	)
R.L. DE C.V.

Contract 17-105A Schedule P	Page 2 of 3	Rev A

      SCHEDULE

      LIMITS ON AGENT'S SCOPE OF AUTHORITY

1.

      The Agent may enter into Project Contracts or purchase orders or change orders relating thereto having a maximum value of up to and including US$20,000 without the prior written approval of the Principal.[1]

2.

      The Agent may enter into Project Contracts or purchase orders or change orders relating thereto having a value of over US$20,000 only with the prior written approval of the Principal. [Note: MMB is reviewing a matrix of approval levels according to the value of the contract / purchase order etc to be entered into.]

3.	The Agent may not suspend or terminate any Project Contract without the prior written approval of the Principal.

4.

      The Agent may not instruct or agree any variation or change to the scope of any Project Contract that would entitle the relevant Project Contractor (as such term is defined in the EPCM Contract) to additional compensation of any extension of time.

5.

      The Agent may not without the prior written consent of the Principal waive, diminish, discharge, release or in any other way lessen or affect any warranties, undertakings, guarantees or indemnities given, or any duties or responsibilities owed to the Principal under any Project Contract and shall in no event grant to any Project Contractor any waiver, discharge or release without the prior written consent of the Principal.

6.

      The Agent may not enter into any agreement, contract, settlement or arrangement with any person, imposing any compromise, obligation or liability of any kind whatsoever on the Principal, without the prior written consent of the Principal.

7.	Subject always to the other limits in this Agreement, the Agent shall only act as agent of the Principal in relation to the Project and shall not act as agent of the Principal in any other respect.

Contract 17-105A Schedule P	Page 3 of 3	Rev A

      Schedule Q – Initial Target Price

      This schedule provides a detailed breakdown of the initial target price of the EPCM contract based on the Estimate Update Report of January 2010. In addition a list of all items excluded from the Target Price is provided.

Contract 17-105A Schedule Q	Q-1/1	Rev A

      Schedule R- Project Work Site Maps

Schedule R - Project Work Site Map
1 of 2

LIMESTONE QUARRY
WEST SADDLE DAM
STARTER DAM
TAILINGS STORAGE FACILITY
SEA OF CORTEZ
PLANT SITE
SANTA ROSALIA
Refer to 00-M-PP-105 for detail
Definition of site boundary during construction prior to hand-ovr to MMB for operations
NOTES:
LEGEND:
ICA FLUOR
BOLEO PROJECT
SANTA ROSALIA, BAJA CALIFORNIA.
PROJECT SITE PLAN
00-C-PP-100
1 OF 1
F
PROJECT NO. A4JD

Contract 17-105A Schedule R	R-1 of 2	Rev A

      Schedule R- Project Work Site Maps

Schedule R - Project Work Site Map
2 of 2

AREA NUMBER AND DESCRIPTION
LEGEND:
NOTES:
Definition of site boundary until Mechanical Completion
Definition of site boundary during construction prior to hand-over to MMB for operations
ICA FLUOR
ICA FLUOR
BOLEO PROJECT
SANTA ROSALIA, BAJA CALIFORNIA.
PLANT SITE
AREA PLOT PLAN 2
PROJECT NO. A4JD
00-M-PP-105
E

Contract 17-105A Schedule R	R-2 of 2	Rev A